UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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ARCH CAPITAL GROUP LTD.
(Name of Registrant as Specified In Its Charter)
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Arch

Arch Capital Group Ltd.

PROXY STATEMENT 2022

Notice of Annual General Meeting of Shareholders

Wednesday, May 4, 2022

Arch Capital Group Ltd.
Waterloo House, Ground Floor
100 Pitts Bay Road
Pembroke HM 08, Bermuda

T: (441) 278-9250

archgroup.com

March 25, 2022

DEAR FELLOW SHAREHOLDER:
You are cordially invited to join Arch Capital Group Ltd.’s Board of Directors and senior leadership at the 2022 Annual General Meeting of Shareholders (the “Annual Meeting”), which will be held at 12:00 p.m. Eastern Daylight Time, on Wednesday, May 4, 2022. As part of our COVID-19 precautions, the Annual Meeting will be held virtually via a live webcast. The Annual Meeting can be accessed directly at virtualshareholdermeeting.com/ACGL2022. To log in to the Annual Meeting as a shareholder, a control number will be required. For registered shareholders, the control number can be found on your proxy card, voting instruction form or notice to shareholders. Any questions for the Annual Meeting must be submitted in advance at shareholderinfo@archgroup.com by 11:59 p.m. Eastern Daylight Time on May 1, 2022.
The attached notice of the 2022 Annual Meeting of shareholders and Proxy Statement provide important information about the meeting and will serve as your guide to the business to be conducted at the meeting. Your vote is very important to us. We urge you to read the accompanying materials regarding the matters to be voted on at the meeting and to submit your voting instructions by proxy. The Board of Directors recommends that you vote “FOR” each of the proposals as listed on the attached notice.
You may submit your proxy either over the telephone or the internet. In addition, if you have requested or received a paper copy of the proxy materials, you can vote by marking, signing, dating and returning the proxy card or voter instruction form sent to you in the envelope accompanying the proxy materials.
Thank you for your continued support.
Sincerely,
Marc Grandisson
Chief Executive Officer

NOTICE OF 2022 ANNUAL GENERAL MEETING OF SHAREHOLDERS

When:     Wednesday, May 4, 2022, 12:00 p.m. Eastern Daylight Time

Where:     virtualshareholdermeeting.com/ACGL2022
We are pleased to invite you to the Arch Capital Group Ltd. Annual Meeting which will be held virtually.
Items of Business:
1.Elect four Class III Directors to serve for a term of three years and until their respective successors are duly elected and qualified or their earlier resignation or removal (Item 1);
2.Advisory vote to approve named executive officer compensation (Item 2);
3.Approve the Arch Capital Group Ltd. 2022 Long-Term Incentive and Share Award Plan (Item 3);
4.Appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2022 (Item 4);
5.Elect certain individuals as Designated Company Directors of certain of our non-U.S. subsidiaries, as required by our bye-laws (Item 5); and
6.Conduct other business if properly raised before the meeting or any adjournment thereof.
You are eligible to vote if you were a shareholder of record at the close of business on March 8, 2022.

Conyers Corporate Services (Bermuda) Limited Secretary
Hamilton, Bermuda March 25, 2022

Voting Information
Ensure that your shares are represented at the 2022 Annual Meeting by voting in one of several ways:

Go to the website listed on your proxy card or Notice to vote VIA THE INTERNET.
Call the telephone number specified on your proxy card or on your Voting Instruction Form to vote BY TELEPHONE.
If you received paper copies of your proxy materials, mark, sign, date and return your proxy card in the postage-paid envelope provided to vote BY MAIL.
Scan the QR Code on your proxy card, Notice or Voting Instruction Form to vote with your MOBILE DEVICE.
Attend the virtual meeting to vote (see “Annual Meeting Attendance” in “Annex A—General Information”).

Important Notice Regarding Annual Meeting

To log in to the Annual Meeting as a shareholder, a control number will be required. For registered shareholders, the control number can be found on your proxy card, voting instruction form or notice to shareholders.

Any questions for the Annual Meeting must be submitted in advance at shareholderinfo@archgroup.com by 11:59 p.m. Eastern Daylight Time on May 1, 2022.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
This Proxy Statement and 2021 Annual Report are available at proxyvote.com. On or about March 25, 2022, we expect to mail to our shareholders a Notice of Internet Availability containing instructions on how to access our proxy materials, including our Proxy Statement and 2021 Annual Report. The Notice of Internet Availability also will instruct you on how to access and submit your proxy through the internet, by phone or with your mobile device.

3	| 2022 PROXY STATEMENT

2022 PROXY STATEMENT |	4

Cautionary Note Regarding Forward-Looking Statements
The Private Securities Litigation Reform Act of 1995 (“PSLRA”) provides a “safe harbor” for forward-looking statements. This document includes forward-looking statements, which reflect our current views with respect to future events and financial performance. All statements other than statements of historical fact included in or incorporated by reference in this document are forward-looking statements. Forward-looking statements, for purposes of the PSLRA or otherwise, can generally be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” and similar statements of a future or forward-looking nature or their negative or variations or similar terminology. Forward-looking statements involve our current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. Important factors that could cause actual events or results to differ materially from those indicated in such statements are discussed in our periodic reports filed with the Securities and Exchange Commission (“SEC”). All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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PROXY SUMMARY
This summary highlights information contained in the Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement before voting. As used in this report, “we,” “us,” “our,” “Arch” or the “Company” refer to the consolidated operations of Arch Capital Group Ltd. (“Arch Capital”) and its subsidiaries. For more complete information regarding the Company’s 2021 performance, please review the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 (“2021 Annual Report”).

ROADMAP OF VOTING MATTERS
Shareholders are being asked to vote on the following matters at the 2022 Annual Meeting:

Our Board’s Recommendation
ITEM 1 - Election of Directors (page 12)
The Arch Capital Board of Directors (the “Board”) and the Nominating and Governance Committee of the Board believe that the four Director nominees possess the necessary qualifications and experience to provide quality advice and counsel to the Company’s management and effectively oversee the business and the long-term interests of shareholders.	FOR Each Director Nominee
ITEM 2 - Advisory Vote to Approve Named Executive Officer Compensation (page 36)
The Company seeks a non-binding advisory vote to approve the compensation of its named executive officers as described in the Compensation Discussion and Analysis beginning on page 36 and the Executive Compensation Tables beginning on page 60. The Board values shareholders’ opinions, and the Compensation Committee of the Board will take into account the outcome of the advisory vote when considering future executive compensation decisions.
FOR
ITEM 3 - Approval of the Arch Capital Group Ltd. 2022 Long-Term Incentive and Share Award Plan (page 73)
On February 25, 2022, with the recommendation of the Compensation Committee, the Board adopted the 2022 Long-Term Incentive and Share Award Plan (the “2022 Plan”), subject to shareholder approval. The Board and the Compensation Committee believe that the 2022 Plan provides for competitive compensation opportunities, encourages long-term service, recognizes individual contributions and rewards achievement of performance goals, and promotes the creation of long-term value for shareholders by aligning the interests of such persons with those of shareholders.	FOR
ITEM 4 - Appointment of PricewaterhouseCoopers LLP as Our Independent Registered Public Accounting Firm (page 82)
The Audit Committee of the Board and the Board believe that the retention of PricewaterhouseCoopers LLP to serve as the Independent Auditors for the fiscal year ending December 31, 2022, is in the best interests of the Company and its shareholders. As required by Bermuda law, shareholders are being asked to appoint the Audit Committee’s selection of the Independent Auditors.
FOR One Year
ITEM 5 - Election of Designated Company Directors of Certain Non-U.S. Subsidiaries (page 83)
The Board and management believe that the named Designated Company Director nominees possess the necessary qualifications and experience to provide oversight for the Company’s non-U.S. subsidiaries.	FOR Each Director Nominee

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DIRECTOR NOMINEES	See page 18
The Board is comprised of 13 members, divided into three classes, serving staggered three-year terms. The Board intends to present for action at the Annual Meeting, the election of the following Class III directors for a term of three years and until their respective successors are duly elected and qualified or their earlier resignation or removal:

				Committee Membership (1)
Name	Age	Director Since	Primary Occupation	A	C	E	FIR	NG	UW
John L. Bunce, Jr.	63	November 2001	Managing Director and Founder of Greyhawk Capital Management, LLC		■	■	■	■
Marc Grandisson	54	March 2018	Chief Executive Officer, Arch Capital			■
Moira Kilcoyne	60	January 2020	Owner of MAK Management Consulting				■	■	■
Eugene S. Sunshine	72	July 2014	Former Senior Vice President for Business and Finance at Northwestern University	■	■			■
(1)A = Audit Committee; C = Compensation Committee; E = Executive Committee; FIR = Finance, Investment and Risk Committee;      NG = Nominating and Governance Committee; UW = Underwriting Oversight Committee

SHAREHOLDER ENGAGEMENT	See page 45
We maintain an ongoing, proactive outreach effort with our shareholders as members of our Investor Relations team and leaders of our business regularly engage with our shareholders to seek their input, to remain well-informed regarding their perspectives and to help increase their understanding of our business. Over the past year, our Board Chair, along with members of our Nominating and Governance and Compensation Committees, as well as members of senior management had discussions with institutional shareholders representing a significant number of our issued and outstanding common shares to examine a broad spectrum of matters critical to our business, including our corporate governance, sustainability practices, environmental, social and governance (“ESG”) strategy and executive compensation program. Since January 2022 to date, we have engaged with shareholders representing more than 50% of our issued and outstanding shares. During these meetings, our discussions focused on a variety of ESG matters, including recent Board appointments. Our shareholders indicated they generally were pleased with our progress on these matters. We remain committed to listening to our shareholders as we continually review and evaluate our compensation programs, governance, sustainability and other matters.

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KEY EXECUTIVE COMPENSATION POLICIES AND PRACTICES	See page 45
Our compensation framework includes these key policies and practices:

What We Do
▪Structure the majority of pay as performance-based, which is tied to rigorous financial, strategic and relative shareholder return performance goals.
▪Align executive compensation with shareholder returns.
▪Apply caps on both the annual and long-term incentive plans.
▪Apply stock ownership and holding guidelines.
▪Discourage inappropriate risk taking that is inconsistent with the long-term success of the Company.
▪Require minimum vesting periods for equity awards.
▪Include clawback provisions for all incentive-based compensation.
▪Include double-trigger change in control provisions in equity awards that are assumed by an acquirer.
▪Prohibit hedging of our shares.
▪Limit shares that can be pledged.

▪Set the exercise price of our stock options and stock appreciation rights (“SARs”) at the closing share price on the grant date.
▪Engage an independent compensation consultant that reports directly to the Compensation Committee.
▪Utilize a peer group approved by our Board to aid in the determination of compensation and to assess our performance relative to similar companies.
▪Engage with our shareholders.

What We Don’t Do
▪No repricing or reducing the exercise price of stock options or SARs.
▪No exchanging out of the money stock options or SARs for cash or other property.
▪No tax gross-ups provided to named executive officers.
▪No excise tax gross-up payments in connection with change in control payments.

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SUSTAINABILITY PRACTICES
Doing the right thing every day is core to our character. In line with our Values, the Company believes ESG considerations are integral to our business operations and daily decision-making. We believe that future success is built on how we interact with customers and society and how we collaborate to protect and promote the sustainability of the world around us today. We are proud of our reputation as a company that places ethics and integrity above all else and our consistent efforts to support and give back to the communities where we live and work. We are committed to sharing ESG disclosures and heightened transparency around our strategy and risk mitigation efforts.
Our Approach
Our business, and the solutions we provide, is built on long-term thinking and an established history of delivering reliable risk management expertise to our markets. By taking a measured, long-term approach to
ESG, we strive to find solutions that suit our business and allow us to meet our purpose to “Enable Possibility.”
ESG thinking and processes are embedded across Arch as we engage with stakeholders and continue to build a resilient business. This includes supporting a diverse, engaged workforce that lives our Values and managing our impact on the environment. We support our clients with insurance products and investment solutions to help address climate change, and we provide a range of customer-oriented solutions.
We have identified five key impact areas that support and drive our ESG strategy. By organizing our strategy around these areas, we seek to encompass Arch’s collaborative ESG successes and sustainability progress across our operations.

Enabling Possibility and Integrating ESG Across:

As a global (re)insurer, we provide services and insurance coverages that allow our clients to rebuild after major losses and improve their resilience; we integrate ESG considerations into our underwriting to reduce risk and take advantage of opportunities for the benefit of our stakeholders.

By actively managing ESG risks and embedding compliance, transparency, data protection and resiliency across all areas of our operations, we protect our people and customers who entrust us with their personal information and business.
We believe incorporating material, nonfinancial ESG factors into investment selection and risk management has the potential to enhance long-term investment returns.	We are committed to investing in the success of our employees as individuals and professionals to create long-term sustainable growth as an organization.	Striving to make a difference by investing in our communities is one of Arch’s core values, woven into the fabric of our culture.

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Highlights from our Five Impact Areas

In 2021, we continued to integrate sustainability-driven thinking and decision-making across five core areas of our Company. These impact areas and accompanying disclosures align with our internal and external stakeholders’ priorities for annual reporting on ESG topics most relevant to Arch and the insurance industry. Highlights of our sustainability strategy are below:

1. Our Business		2. Our Operations		3. Our Investing		4. Our People		5. Our Communities
■	Strategic approach to enterprise risk management, including integration of climate risk.	■	Ensuring data privacy and protection.	■	Adopting and implementing a Responsible Investment Policy.	■	Implementing our D&I strategy and continued focus on creating an inclusive culture.	■	Corporate giving of $6.3 million to organizations that support our giving focus areas.
■	Underwriting initiatives to improve resiliency and transition to a lower carbon economy.	■	Conducting business ethically.	■	Continuing to focus on impact investments.	■	Activating a new career leveling framework.	■	Forming an Arch Group Foundation.
■	Underwriting socially sustainable insurance products.	■	Measuring and commitment to reduce our operational greenhouse gas emissions.	■	Integrating ESG risks in investment decisions.	■	Protecting our employees’ health and well-being.	■	Organizing a first worldwide volunteer event to celebrate Arch’s 20th anniversary.

Oversight of Corporate Strategy and Sustainability Practices
Our Board regularly reviews and is responsible for our long-term business strategy and works with our management team to define our strategic objectives. The Board is also responsible for monitoring our progress against these objectives. As a part of this strategic integration, we give consideration to the risks and opportunities that impact and/or enhance Arch’s long-term sustainability. Within our Board structure, the committees (i.e., Audit, Compensation, Finance, Investment and Risk, Nominating and Governance and Underwriting Oversight), focus on key sustainability risks based on the respective committee’s expertise. Each committee reports to the Board regarding its areas of responsibility. The Nominating and Governance Committee has oversight of our ESG program and receives quarterly reports on ESG topics and activities. The reports detail the Company’s progress on substantive sustainability initiatives as well as the increasing number of sustainability rating agencies that evaluate our ESG performance. See also the “Nominating and Governance Committee” section of this report.

Our Sustainability Reporting

We use three frameworks for our sustainability disclosures. To learn more about our sustainability practices, please see our annual Sustainability Report(s), Sustainability Accounting Standards Board (SASB) Report(s) and Task Force for Climate-related Financial Disclosure document(s) (collectively, “Sustainability Materials”), which include our sustainability goals and provide detail on our sustainability practices and achievements at: archgroup.com/sustainability-governance/documents/. None of the information in our Sustainability Materials is incorporated herein by reference.

2022 PROXY STATEMENT |	10

GENERAL INFORMATION    See page A-1
Please see “Annex A—General Information” for important information about the proxy materials, voting, the 2022 Annual Meeting, Company documents, communications and the deadlines to submit shareholder proposals and director nominees for the 2023 annual general meeting.

LEARN MORE ABOUT OUR COMPANY
You can learn more about the Company by visiting:

■	Our website—archgroup.com	■	Proxy website—proxyvote.com, which includes this Proxy Statement and our 2021 Annual Report.

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GOVERNANCE
ITEM 1—ELECTION OF DIRECTORS
The Board of Arch Capital is composed of 13 members, divided into three classes, serving staggered three-year terms. The Board intends to present for action at the Annual Meeting the election of John L. Bunce, Jr., Marc Grandisson, Moira Kilcoyne and Eugene S. Sunshine to serve as Class III Directors for a term of three years and until their respective successors are duly elected and qualified or their earlier resignation or removal. Such nominees were recommended by the Nominating and Governance Committee for approval by the Board. Unless authority to vote for these nominees is withheld, the enclosed proxy will be voted for these nominees, except that the persons designated as proxies reserve discretion to cast their votes for other persons in the unanticipated event that any of these nominees is unable or declines to serve.
Board
Leadership Structure
The Board reviews the Company’s leadership structure from time to time. The Board has determined that a split in the role of chair of board and chief executive officer is appropriate and in the best interests of the Company’s shareholders. The Board has also determined that the role of independent lead director is not currently necessary as our Chair of Board, Mr. Pasquesi, is a non-management/independent director.
Several factors ensure that we have a strong and independent Board. All directors, with the exception of Messrs. Grandisson and Vollaro, are independent as defined under the applicable listing standards of The NASDAQ Stock Market LLC (“NASDAQ”), and the Audit, Compensation and Nominating and Governance Committees of our Board are composed entirely of independent directors. The Company’s independent directors bring experience, oversight and expertise from many industries, including the insurance industry. In addition to feedback provided during the course of Board meetings, the independent directors regularly meet in executive session without management present and have regular access to our management team.

Board Structure
Our Board has reviewed its classified board structure and continues to believe that this structure provides stability and continuity in the Board’s membership and the direction it provides to the Company’s management. This approach promotes a long-term perspective to our strategy and has proved beneficial to our management in establishing the Company’s short- and long-term priorities. We believe that a classified election process remains in the best interests of our shareholders.
Board Independence and Composition
Our Board consists of 13 directors, including 11 non-employee directors. Our Board has concluded that the following 11 non-employee directors, including our Chair, are independent in accordance with the director independence standards set forth in Rule 5600 of the rules of NASDAQ: John L. Bunce, Jr., Eric W. Doppstadt, Francis Ebong, Laurie S. Goodman, Moira Kilcoyne, Eileen Mallesch, Louis J. Paglia, John M. Pasquesi, Brian S. Posner, Eugene S. Sunshine, and Thomas R. Watjen. In making these independence determinations, the Board reviewed the relationships with the directors set forth under the captions “Compensation Committee Interlocks and Insider Participation” and “Certain Relationships and Related Transactions,” including ordinary course transactions not meeting the disclosure threshold with insurers, reinsurers and producers in which a director or a fund affiliated with any of our directors maintained at least a 10% ownership interest.
Board Refreshment. The Board is committed to effective refreshment that is reflective of the Company’s evolving strategy and to having a diversity of perspectives, skills and experiences on our Board that align with our strategy. Since 2018, we have added five independent directors through a comprehensive recruitment process. With succession planning and bench strength in mind, the Board first identified desired skill sets to enhance the effectiveness of our Board and then engaged a search firm to help identify and evaluate possible candidates.
With the assistance of the search firm, our Nominating and Governance Committee evaluated a broad pool of director candidates based upon the desired skills, qualities and attributes. Following that work, in 2018, the Board added one director, Ms. Goodman, with extensive mortgage insurance experience. In 2020, the Board added two directors: Ms. Kilcoyne, with more than 30 years of experience in the technology industry and extensive

2022 PROXY STATEMENT |	12

financial services experience, and Mr. Watjen, with extensive senior management and operating experience in the insurance industry. In 2021, the Board again added two directors: Mr. Ebong, with an extensive background in technology and innovation, and Ms. Mallesch, with more than 30 years of finance and risk experience.

The Company does not set specific term limits on director service and believes that a mix of director tenures strengthens the Board’s effectiveness. Longer tenured directors possess experience and institutional knowledge, while newer directors bring fresh perspectives. Of our 13 directors, six have five or fewer years of service; two have between six and 10 years of service; and five have more than 10 years of service. The average director tenure is approximately 8 years.

Independence	Tenure	Age

6
2
5
Average
Tenure
8.0 years
5 or fewer years
6 to 10 years
More than 10 years

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The diversity of our directors in terms of gender identity and demographic background is demonstrated in the following chart:

Board Diversity Matrix (as of March 25, 2022)
Total Number of Directors: 13
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	9	0	1
Part II: Demographic Background
African American or Black	0	1	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	0	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	3	8	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	1
Skills and Experience
The Nominating and Governance Committee is responsible for identifying individuals qualified to become directors and recommending to the Board the director nominees for consideration at each annual general meeting of shareholders. In general, the Committee will look for new members, possessing superior business judgment and integrity who have distinguished themselves in their chosen fields of endeavor and who have knowledge and experience in the areas of insurance, reinsurance or other aspects of our business, operations or activities, as well as knowledge of the business environments in the jurisdictions in which we currently operate or intend to operate in the future. The Company endeavors to maintain a board representing a diverse spectrum of expertise, background, perspective, race, gender and experience.
Our Corporate Governance Guidelines provide that the Nominating and Governance Committee’s assessment of new Board candidates will include consideration of the members’ qualifications as independent, as well as consideration of other affiliations, diversity, skills and experience in the context of the needs of the Board.
Over-boarding. In addition, in order to ensure that our Directors have the ability to commit the time required to fully discharge their responsibilities to the Board, our Corporate Governance Guidelines and Code of Business Conduct require directors to advise the Board through the Chair of Board or the Chair of the Nominating and Governance Committee in advance of accepting an invitation to serve on another company board whether public or private. A proposed director position is reviewed to ensure that the new role will not interfere with the director’s ability to discharge his or her duties to the Company. To help ensure this, the Board has implemented a practice prohibiting directors from serving on more than three other public company boards.
Role in Risk Oversight
Our Board, as a whole and also at the committee level, has an active role in overseeing management of the Company’s risks. The Board regularly reviews information regarding the Company’s business and operations, including underwriting, investments, capital management, liquidity, financial reporting and compliance, as well as the risks associated with these activities.
As outlined below, Committees of the Board help oversee the business and operations of the Company:

Audit Committee	Oversees management of financial reporting and compliance risks.
Compensation Committee	Oversees the management of risks relating to the Company’s compensation plans and arrangements, retention of personnel and succession planning.
Executive Committee	Oversees and directs the business and affairs of the Company in intervals between meetings of the Board.
Finance, Investment and Risk Committee	Oversees risks relating to the financial, investment, operational (including information technology and data security) and other risk affairs of the Company.
Nominating and Governance Committee	Oversees risks associated with the composition of the Board, corporate governance and ESG matters.
Underwriting Oversight Committee	Oversees risks relating to our underwriting activities, including with respect to accumulations and aggregations of exposures in our insurance, reinsurance and mortgage businesses.

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Code of Business Conduct, Committee Charters and Corporate Governance Guidelines
We have adopted a Code of Business Conduct, which describes our ethical principles, and charters of responsibilities for all of our standing Board committees, including Audit, Compensation, Executive, Finance, Investment and Risk, Nominating and Governance, and Underwriting Oversight Committees. We have also adopted Corporate Governance Guidelines that cover issues such as executive sessions of our Board, director qualification and independence requirements, director responsibilities, access to management, evaluation and communications with the Board in order to help maintain effective corporate governance of the Company. The full text of our Code of Business Conduct, each Committee Charter and our Corporate Governance Guidelines are available on the Company’s website located at archgroup.com. None of the material on our website is incorporated herein by reference.
Meetings
The Board held nine meetings during 2021, in addition to several informational meetings intended to keep the Board updated on Company matters. Each director attended 75% or more of all meetings of the Board and any committees on which the director served during fiscal year 2021. Directors are encouraged, but not required, to attend our annual general meeting of shareholders. All of our then-current directors attended the 2021 annual general meeting.
Communications with the Board
Shareholders may communicate with the Board or any of the directors by sending written communications addressed to the Board or any of the directors, to:
Arch Capital Group Ltd.
Waterloo House, Ground Floor
100 Pitts Bay Road
Pembroke HM 08, Bermuda
Attention: Secretary
E-Mail: shareholderinfo@archgroup.com
All shareholder communications will be compiled by the Secretary for review by the Board.

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Committees of the Board

Director	Audit	Compensation	Executive	Finance, Investment and Risk	Nominating and Governance	Underwriting Oversight
John L. Bunce, Jr.		■	■	■	Chair
Eric W. Doppstadt		■		Chair	■
Francis Ebong				■		■
Laurie S. Goodman	■				■	■
Marc Grandisson			■
Moira Kilcoyne				■	■	■
Eileen Mallesch	■					■
Louis J. Paglia		■			■	Chair
John M. Pasquesi			Chair	■	■	■
Brian S. Posner	Chair				■	■
Eugene S. Sunshine	■	Chair			■
John D. Vollaro				■		■
Thomas R. Watjen	■	■		■

Audit Committee
The Audit Committee of the Board assists the Board in monitoring (1) the integrity of our financial statements, (2) the qualifications and independence of the independent registered public accounting firm, (3) the performance of our internal audit function and independent registered public accounting firm and (4) the compliance by the Company with legal and regulatory requirements.
All of our Audit Committee members are considered independent under the listing standards of NASDAQ governing the qualifications of the members of audit committees and the independence requirements under Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has determined that all members of the Audit Committee qualify as an “audit committee financial expert” under the rules of the Securities and Exchange Commission (“SEC”). The Audit Committee held five meetings during 2021.
Compensation Committee
The Compensation Committee of the Board approves the compensation of our senior executives and has overall responsibility for approving, evaluating and making recommendations to the Board regarding our officer compensation plans, policies and programs. As part of its responsibilities, the Compensation Committee also oversees the succession planning process for our senior executive team. All of our Compensation Committee members are considered independent under the listing standards of NASDAQ governing the qualifications of the members of compensation committees. In addition, no executive officer of the Company served on any board of directors or compensation committee of any entity (other than Arch Capital) with which any member of our Board serves as an executive officer. The Compensation Committee held six meetings during 2021.
Executive Committee
The Executive Committee of the Board may generally exercise all the powers and authority of the Board, when it is not in session, in the management of our business and affairs, unless the Board otherwise determines. The Executive Committee held one meeting during 2021.
Finance, Investment and Risk Committee
The Finance, Investment and Risk Committee of the Board oversees the Board’s responsibilities relating to the financial, operational (including information technology and data security) and other risk affairs of the Company and recommends to the Board financial policies, risk tolerances, strategic investments and overall investment policy, including review of manager selection, financial and risk benchmarks and investment performance. The Finance, Investment and Risk Committee held four meetings during 2021.

2022 PROXY STATEMENT |	16

Nominating and Governance Committee
The Nominating and Governance Committee of the Board is responsible for identifying individuals qualified to become directors and recommending to the Board the director nominees for consideration at each annual general meeting of shareholders. The Nominating and Governance Committee also advises the Board on corporate governance matters, as well as the Company’s ESG initiatives. All of our Nominating and Governance Committee members are considered independent under the listing standards of NASDAQ. The Nominating and Governance Committee held six meetings during 2021.
Nominations Process. When the Board determines to seek a new member, whether to fill a vacancy or otherwise, the Nominating and Governance Committee will consider recommendations from Board members, management and others. Please refer to “Skills and Experience” for a description of the skills, expertise and other attributes desired in new members. For a discussion of the specific experiences, qualifications, attributes or skills that led the Nominating and Governance Committee to conclude that each director should serve on our Board, see the biographical information section beginning on page 18. For a more detailed discussion of our Board composition, including our Board refreshment process, see “Board Independence and Composition.”
Any shareholder who wishes to make a proposal to be included in our Proxy Statement and form of proxy relating to the 2023 annual general meeting, or to make a proposal or nominate a director at the 2023 annual general meeting, should follow the procedures as described under the caption “Shareholder Proposals for the 2023 Annual General Meeting.”

Board Self-Evaluations. The Nominating and Governance Committee also develops a process for the Board’s periodic self-evaluation and oversees, in combination with the Chair of Board, the conduct of these evaluations. Our Corporate Governance Guidelines provide that the Board will conduct self-evaluations from time to time to determine whether the Board and its committees are functioning effectively and also to help inform the annual director nomination process. The Nominating and Governance Committee has retained a third-party governance organization to facilitate the evaluation process. The Board believes that self-evaluations of the Board are important elements of corporate governance and essential to ensure a well-functioning Board.
ESG. The Nominating and Governance Committee oversees the establishment, management and processes related to ESG activities. The Nominating and Governance Committee receives periodic reports on ESG topics and activities. The reports detail the Company’s progress on substantive sustainability initiatives as well as the increasing number of sustainability rating agencies that evaluate our ESG performance. Please refer to the “Our Sustainability Practices” for a review of our ESG program.
Underwriting Oversight Committee
The Underwriting Oversight Committee of the Board assists the Board by reviewing the underwriting activities of our insurance, reinsurance and mortgage businesses. The Underwriting Oversight Committee held four meetings in 2021. In addition, the members of the Underwriting Oversight Committee regularly participate in the underwriting and business review meetings held in our insurance, reinsurance and mortgage operations throughout the year.

17	| 2022 PROXY STATEMENT

Nominees

John L Bunce, Jr.

■	63 years old
Mr. Bunce is a Managing Director and Founder of Greyhawk Capital Management, LLC and Managing Director and Founder of Steel Box, LLC. Both Greyhawk and Steel Box are investment organizations. Mr. Bunce has served as a director of numerous public and private companies and he continues to serve on several private company boards and as an Overseer of the Hoover Institution. He holds an A.B. from Stanford University and an M.B.A. from Harvard Business School.
Mr. Bunce’s qualifications for service on our Board include his corporate finance background, investment skills, extensive experience in evaluating and overseeing companies in a wide range of industries and service on boards of directors of other companies.

■	Director since November 2001
■	Class III Director of Arch Capital
■	Compensation Committee
■	Executive Committee
■	Finance, Investment and Risk Committee
■	Nominating and Governance Committee

Marc Grandisson

■	54 years old
Mr. Grandisson is the Chief Executive Officer of Arch Capital as well as a member of our Board, both positions he has served in since March 2018. From March 2018 to December 2020, he was also President of Arch Capital, and from January 2016 to March 2018, he was President and Chief Operating Officer of Arch Capital. Prior to that role, he was Chairman and Chief Executive Officer of Arch Worldwide Reinsurance Group from 2005 to 2015 and the Chairman and Chief Executive Officer of Arch Worldwide Mortgage Group from February 2014 to December 2015. He joined Arch Reinsurance Ltd. (“Arch Re Bermuda”) in October 2001 as Chief Actuary. He subsequently held various leadership roles, including Chief Underwriting Officer and Actuary, President and Chief Operating Officer, eventually being named President and Chief Executive Officer at Arch Re Bermuda. Prior to joining Arch, he held various positions with the Berkshire Hathaway Group, F&G Re, Inc. and Tillinghast/Towers Perrin. He holds a B.Sc. in Actuarial Science from Université Laval in Canada and an M.B.A. from The Wharton School of the University of Pennsylvania. He is a Fellow of the Casualty Actuarial Society and a Member of the American Academy of Actuaries.
Mr. Grandisson’s qualifications for service on our Board include his financial background, extensive executive management and operating experience in the insurance industry and his in-depth knowledge of our operations.

■	With Arch since October 2001
■	Chief Executive Officer of Arch Capital
■	Director since March 2018
■	Class III Director of Arch Capital
■	Executive Committee

Moira Kilcoyne

■	60 years old
Ms. Kilcoyne is a technology industry veteran with extensive financial services experience. From 2013 to 2016, she served as Co-Chief Information Officer of Morgan Stanley where she co-headed the company’s global technology and data business and she also sat on the firm’s Management Committee. Prior to becoming Co-Chief Information Officer, Ms. Kilcoyne held a number of senior technology roles within Morgan Stanley. She currently serves on the boards of directors of Quilter plc and Citrix Systems, Inc. and she is also the Vice Chair of the Manhattan College board of trustees. Ms. Kilcoyne has a B.S. in Mathematics from Manhattan College.
Ms. Kilcoyne’s qualifications for service on our Board include her more than 30 years of experience in the technology industry, her extensive financial services experience and service on boards of directors of other companies.

■	Director since January 2020
■	Class III Director of Arch Capital
■	Finance, Investment and Risk Committee
■	Nominating and Governance Committee
■	Underwriting Oversight Committee

2022 PROXY STATEMENT |	18

Eugene S. Sunshine

■	72 years old
Mr. Sunshine retired at the end of August 2014 as the Senior Vice President for Business and Finance at Northwestern University, the university’s chief financial and administrative officer. Before joining Northwestern in 1997, he was Senior Vice President for Administration at The Johns Hopkins University. Prior to Johns Hopkins, Mr. Sunshine held positions as New York State Deputy Commissioner for Tax Policy and New York State Treasurer as well as Director of Energy Conservation for the New York State Energy Office. He currently is a member of the board of directors of Chicago Board Options Exchange, and was a member of the board of directors of Kaufman Hall and Associates, from 2014 through 2022. He holds a B.A. from Northwestern University and a Master of Public Administration degree from Syracuse University’s School of Citizenship and Public Affairs.
Mr. Sunshine’s qualifications for service on our Board include his strong financial background and extensive executive management and operating experience.

■	Director since July 2014
■	Class III Director of Arch Capital
■	Audit Committee
■	Compensation Committee
■	Nominating and Governance Committee

Required Vote
A majority of the votes cast will be required to elect the above nominees as Class III Directors of Arch Capital.
Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL.

19	| 2022 PROXY STATEMENT

Appointed Directors, Continuing Directors and Senior Management
The following individuals are our appointed and continuing directors:

Eric W. Doppstadt

■	62 years old
Mr. Doppstadt serves as Vice President and Chief Investment Officer of the Ford Foundation. Mr. Doppstadt has been with the Ford Foundation since 1989, most recently as director of private equity investments for the foundation’s endowment. He joined the Ford Foundation as resident counsel, later assuming senior positions managing the Ford’s alternative investment portfolio. He has also served on the investment advisory boards of numerous private equity and venture capital funds. Mr. Doppstadt holds the Chartered Financial Analyst designation from the CFA Institute and is a director of Harvard Management Company and Makena Capital Management, LLC. He holds an A.B. from The University of Chicago and a J.D. from New York University School of Law.
Mr. Doppstadt’s qualifications for service on our Board include his extensive investment experience and investment management skills.

■	Director since November 2010
■	Class II Director of Arch Capital
■	Term expires 2024
■	Compensation Committee
■	Finance, Investment and Risk Committee
■	Nominating and Governance Committee

Francis Ebong

■	41 years old
Mr. Ebong is currently Managing Director, Program Management at X, Alphabet’s in-house research and development division, where he is tasked with launching technologies to improve the lives of billions of people. He has an extensive background in technology and innovation, including serving as the Director of Global Operations and Partnerships at Facebook from 2015 to 2017, where he led a global team responsible for launches including FB Live, Marketplace and Messenger. Prior to Facebook, Mr. Ebong was the Head of Operations at Postmates and has experience working at Apple and Deloitte. Mr. Ebong is a veteran of the U.S. Navy and has a degree from the U.S. Naval Academy and an M.B.A. from the George Washington School of Business.

Mr. Ebong’s qualifications for service on our Board include his extensive experience in the technology industry and his operating management skills.

■	Director since August 2021
■	Class I Director of Arch Capital
■	Term expires 2023
■	Finance, Investment and Risk Committee
■	Underwriting Oversight Committee

2022 PROXY STATEMENT |	20

Laurie S. Goodman

■	66 years old
Ms. Goodman is an Institute Fellow at the Urban Institute and Founder of its Housing Finance Policy Center. Before joining the Urban Institute in 2013, Ms. Goodman spent 30 years at several Wall Street firms. From 2008 to 2013, she was Senior Managing Director at Amherst Securities Group, LP. From 1993 to 2008, Ms. Goodman was head of global fixed income research and Manager of U.S. securitized products research at UBS and predecessor firms. Before that, she was a senior fixed income analyst, a mortgage portfolio manager and a senior economist at the Federal Reserve Bank of New York. Ms. Goodman serves on the board of directors of Home Point Capital Inc., and real estate investment trust MFA Financial and is an adviser to The Amherst Group, LLC. She is currently serving as a member of the Consumer Financial Protection Bureau’s Consumer Advocacy Board and she previously served as a member of the Federal Reserve Bank of New York’s Financial Advisory Roundtable as well as the Bipartisan Policy Center’s Housing Commission and Fannie Mae’s Affordable Housing Advisory Council. Ms. Goodman has a B.A. in Mathematics from the University of Pennsylvania and an A.M. and Ph.D. in Economics from Stanford University.

Ms. Goodman's qualifications for service on our Board include her extensive analytics and strategy experience, her housing finance expertise and her service on boards of directors of other companies.

■	Director since May 2018
■	Class II Director of Arch Capital
■	Term expires 2024
■	Audit Committee
■	Nominating and Governance Committee
■	Underwriting Oversight Committee

Eileen Mallesch

■	66 years old
Ms. Mallesch has more than 30 years of finance and risk experience, including serving as Senior Vice President and Chief Financial Officer for Nationwide’s Property and Casualty segment from 2005 to 2009. Prior to that, she was Chief Financial Officer, Senior Vice President at Genworth (2003 to 2005) and General Electric’s (2000 to 2003) Group Insurance and Life Insurance businesses. Ms. Mallesch has broad finance and business strategy expertise in the insurance, telecommunications and consumer products industries. Her significant board experience includes current positions on the boards of Brighthouse Financial and Fifth Third Bancorp. She previously served on the boards of Bob Evans from 2008 to 2018, Libbey Inc. from 2016 to 2020 and State Auto Financial from 2010 to 2021. Ms. Mallesch has a B.S. in Accounting from the City University of New York and is a CPA.

Ms. Mallesch’s qualifications for service on our Board include her extensive financial background and executive management and operating experience in the insurance industry.

■	Director since August 2021
■	Class I Director of Arch Capital
■	Term expires 2023
■	Audit Committee
■	Underwriting Oversight Committee

21	| 2022 PROXY STATEMENT

Louis J. Paglia

■	64 years old
Mr. Paglia is the founding member of Oakstone Capital LLC, a private investment firm. He previously founded Customer Choice LLC in April 2010, a data analytics company serving the electric utility industry. He previously served as Executive Vice President of UIL Holdings Corporation, an electric utility, contracting and energy infrastructure company. Mr. Paglia also served as UIL Holdings’ Chief Financial Officer and as President of its investment subsidiaries. Prior to joining UIL Holdings, Mr. Paglia was Executive Vice President and Chief Financial Officer of eCredit.com, a credit evaluation software company. Prior to that, Mr. Paglia served as the Chief Financial Officer for TIG Holdings Inc., a property and casualty insurance and reinsurance holding company, and Emisphere Technologies, Inc. Mr. Paglia currently serves on the board of directors of Sarissa Capital Acquisition Corp. He holds a B.S. in Engineering from Massachusetts Institute of Technology and an M.B.A. from The Wharton School of the University of Pennsylvania.
Mr. Paglia’s qualifications for service on our Board include his strong financial background and extensive executive management and operating experience in financial services companies.

■	Director since July 2014
■	Class I Director of Arch Capital
■	Term expires 2023
■	Compensation Committee
■	Nominating and Governance Committee
■	Underwriting Oversight Committee

John M. Pasquesi

■	62 years old
Mr. Pasquesi has been Chair of Board of Arch Capital since September 2019 and a director since October 2001. From November 3, 2017 to September 14, 2019, he served as Lead Director. Mr. Pasquesi is the Managing Member of Otter Capital LLC, a private equity investment firm he founded in January 2001. He holds an A.B. from Dartmouth College and an M.B.A. from Stanford Graduate School of Business.
Mr. Pasquesi’s qualifications for service on our Board include his investment skills, extensive experience in evaluating and overseeing companies in a wide range of industries, including the insurance industry, and service on boards of directors of other companies.

■	Director since October 2001
■	Chair of Board
■	Class II Director of Arch Capital
■	Term expires 2024
■	Executive Committee
■	Finance, investment and Risk Committee
■	Nominating and Governance Committee
■	Underwriting Oversight Committee

Brian S. Posner

■	60 years old	Mr. Posner has been a private investor since March 2008 and is the President of Point Rider Group LLC, a consulting and advisory services firm focused on financial, bio-pharmaceutical and other services-related companies. From 2005 to March 2008, Mr. Posner served as the President, Chief Executive Officer and Co-Chief Investment Officer of ClearBridge Advisors, LLC, an asset management company and a wholly owned subsidiary of Legg Mason (since acquired by Franklin Resources). In 2000, Mr. Posner co-founded Hygrove Partners LLC, a private investment fund, and served as the Managing Member for five years. He served as a portfolio manager and an analyst at Fidelity Investments from 1987 to 1996 and, from 1997 to 1999, at Warburg Pincus Asset Management/Credit Suisse Asset Management where he also served as Co-Chief Investment Officer and director of research. Mr. Posner currently serves on the board of directors of Biogen Inc. and he is a trustee and Chair of the AQR Funds. He holds a B.A. from Northwestern University and an M.B.A. from the University of Chicago Booth School of Business.

Mr. Posner’s qualifications for service on our Board include his strong financial background, executive management and operating experience in financial services companies, investment skills and extensive experience as a leading institutional investment manager and advisor.
■	Director since November 2010
■	Class I Director of Arch Capital
■	Term expires 2023
■	Audit Committee
■	Nominating and Governance Committee
■	Underwriting Oversight Committee

2022 PROXY STATEMENT |	22

John D. Vollaro

■	77 years old
Mr. Vollaro has been a Senior Advisor of Arch Capital since April 2009 and has served as a director of Arch Capital since November 2009. He was Executive Vice President and Chief Financial Officer of Arch Capital from January 2002 to March 2009 and Treasurer of Arch Capital from May 2002 to March 2009. Prior to joining us, Mr. Vollaro acted as an independent consultant in the insurance industry since March 2000. Prior to March 2000, Mr. Vollaro was President and Chief Operating Officer of W.R. Berkley Corporation from January 1996 and a director from September 1995 until March 2000. Mr. Vollaro was Chief Executive Officer of Signet Star Holdings, Inc., a joint venture between W.R. Berkley Corporation and General Re Corporation, from July 1993 to December 1995. Mr. Vollaro served as Executive Vice President of W.R. Berkley Corporation from 1991 until 1993, Chief Financial Officer and Treasurer of W.R. Berkley Corporation from 1983 to 1993 and Senior Vice President of W.R. Berkley Corporation from 1983 to 1991.
Mr. Vollaro’s qualifications for service on our Board include his strong financial background, extensive executive management and operating experience in the insurance industry and his in-depth knowledge of our operations.

■	Director since November 2009
■	Class I Director of Arch Capital
■	Term expires 2023
■	Finance, Investment and Risk Committee
■	Underwriting Oversight Committee

Thomas R. Watjen

■	67 years old
Mr. Watjen has extensive experience in the insurance sector having spent over 20 years at Unum Group and its predecessor, The Provident Companies. From 2003 to 2015, he was President and Chief Executive Officer of Unum Group. Prior to this, Mr. Watjen served as Vice Chairman and Chief Operating Officer of Unum Group from 2002 to 2003 and Executive Vice President, Finance and Risk Management for the company from 1999 to 2002. In 1994, he joined The Provident Companies as Executive Vice President and Chief Financial Officer and was later named Vice Chairman and Chief Operating Officer, a position he held from 1997 to 1999. Prior to Unum Group, Mr. Watjen worked at Morgan Stanley & Co. as Managing Director, Investment Banking from 1987 to 1994. From 1984 to 1987 he worked at Conning & Company in the consulting and venture capital areas, and from 1981 to 1984 he worked with Aetna Life & Casualty in both the investment and finance areas. He currently serves on the board of directors of Prudential plc, and was a member of the board of directors of LocatorX from 2019 through 2022 as well as SunTrust Bank from 2010 through 2019. Mr. Watjen also serves on the board of visitors of Virginia Military Institute. He holds a B.A. in Economics from the Virginia Military Institute and an M.B.A. from the University of Virginia, Darden School of Business Administration.
Mr. Watjen’s qualifications for service on our Board include his extensive senior management and operating experience in the insurance industry and his service on boards of directors of other companies.

■	Director since January 2020
■	Class II Director of Arch Capital
■	Term expires 2024
■	Audit Committee
■	Compensation Committee
■	Finance, Investment and Risk Committee

23	| 2022 PROXY STATEMENT

The following individuals are members of senior management, including our executive officers, who do not serve as directors of Arch Capital:

François Morin

■	54 years old
Mr. Morin is Executive Vice President, Chief Financial Officer and Treasurer of Arch Capital, a position he has held since May 2018. Prior to such position, Mr. Morin served as Senior Vice President, Chief Risk Officer and Chief Actuary of Arch Capital, a position he held since May 2015. He joined Arch Capital in October 2011 as Chief Actuary and Deputy Chief Risk Officer. From January 1990 through September 2011, Mr. Morin served in various roles for Towers Watson & Co. and its predecessor firm, Towers Perrin Forster & Crosby, including its actuarial division, Tillinghast. He holds a B.Sc. in Actuarial Science from Université Laval in Canada. He is a Fellow of the Casualty Actuarial Society, a Chartered Financial Analyst, a Chartered Enterprise Risk Analyst and a Member of the American Academy of Actuaries.

■	With Arch since October 2011
■	Executive Vice President, Chief Financial Officer and Treasurer of Arch Capital

Nicolas Papadopoulo

■	59 years old
Mr. Papadopoulo is President and Chief Underwriting Officer of Arch Capital and CEO of Arch Worldwide Insurance Group. He was promoted to his current position January 1, 2021. From September 2017 to December 2020, Mr. Papadopoulo was Chairman and Chief Executive Officer of Arch Worldwide Insurance Group and Chief Underwriting Officer for Property and Casualty Operations. From July 2014 to September 2017, Mr. Papadopoulo was Chairman and Chief Executive Officer of Arch Reinsurance Group at Arch Capital. He joined Arch Re Bermuda in December 2001 where he held a variety of underwriting roles. Prior to joining Arch, he held various positions at Sorema N.A. Reinsurance Group, a U.S. subsidiary of Groupama and he was also an insurance examiner with the Ministry of Finance, Insurance Department, in France. Mr. Papadopoulo graduated from École Polytechnique in France and École Nationale de la Statistique et de l’Administration Economique in France with a master’s degree in statistics. He is also a Member of the International Actuarial Association and a Fellow at the French Actuarial Society.

■	With Arch since December 2001
■	President and Chief Underwriting Officer, Arch Capital and CEO, Arch Worldwide Insurance Group

Maamoun Rajeh

■	51 years old	Mr. Rajeh has served as Chairman and Chief Executive Officer of Arch Worldwide Reinsurance Group since October 2017. From July 2014 to September 2017, he was Chairman and Chief Executive Officer of Arch Re Bermuda. He joined Arch Re Bermuda in 2001 as an underwriter, ultimately becoming Chief Underwriting Officer in November 2005. Most recently, he was President and Chief Executive Officer of Arch Reinsurance Europe Underwriting Designated Activity Company (“Arch Re Europe”) from October 2012 to July 2014. From 1999 to 2001, Mr. Rajeh served as Assistant Vice President at HartRe, a subsidiary of The Hartford Financial Services Group, Inc. Mr. Rajeh also served in several business analysis positions at the United States Fidelity and Guarantee Company between 1992 and 1996 and as an underwriter at F&G Re from 1996 to 1999. He has a B.S. from The Wharton School of Business of the University of Pennsylvania and he is a Chartered Property Casualty Underwriter.
■	With Arch since December 2001
■	Chairman and Chief Executive Officer, Arch Worldwide Reinsurance Group

2022 PROXY STATEMENT |	24

David E. Gansberg

■	49 years old	Mr. Gansberg was named Chief Executive Officer of Arch Capital’s Global Mortgage Group, which provides mortgage insurance and reinsurance on a worldwide basis, on March 1, 2019. From February 2013 through February 2019, he was the President and Chief Executive Officer of Arch Mortgage Insurance Company. From July 2007 to February 2013, Mr. Gansberg was Executive Vice President and a director at Arch Reinsurance Company (“Arch Re (U.S.)”). Prior to that, he held various underwriting, operational and strategic roles at Arch Re Bermuda and Arch Capital Services LLC, which he joined in December 2001. Prior to joining Arch, Mr. Gansberg held various positions with ACE Bermuda and Cigna Property and Casualty. He holds a B.S. in Actuarial Mathematics from the University of Michigan.

■	With Arch since December 2001
■	Chief Executive Officer, Global Mortgage Group

Jennifer Centrone

■	49 years old	Ms. Centrone is the Executive Vice President, Chief Human Resources Officer of Arch Capital Services LLC, where she is responsible for leading the organization’s talent and culture strategies. Prior to joining Arch, Ms. Centrone was Senior Vice President, Human Resources at Voya Financial from August 2015 to May 2019, where she was responsible for leading key talent, organizational and transformational strategies. Before Voya Financial, Ms. Centrone held senior human resources roles at both The Hartford Financial Services Group, Inc. and Accenture. She holds a B.A. in English Writing and Literature from Fairfield University.
■	With Arch since June 2019
■	Executive Vice President, Chief Human Resources Officer of Arch Capital Services LLC

Chris Hovey

■	55 years old
Mr. Hovey is Chief Operations Officer of Arch Capital Services LLC. From July 2018 to January 2020, Mr. Hovey served as Executive Vice President and Chief Information Officer at Arch Capital Services LLC. Prior to that, he held the role of Chief Operating Officer of Arch Mortgage Insurance Company. Before joining Arch, Mr. Hovey acted as Chief Operating Officer for PMI Mortgage Insurance Co. (“PMI”) since 2011. He also served as Senior Vice President of servicing operations and loss management for PMI, which he originally joined in 2002. Mr. Hovey holds a B.A. from San Francisco State University and an M.B.A. from Saint Mary’s College in Moraga, California.

■	With Arch since January 2014
■	Chief Operations Officer of Arch Capital Services LLC

Louis T. Petrillo

■	56 years old
Mr. Petrillo has been President and General Counsel of Arch Capital Services LLC since April 2002. From May 2000 to April 2002, he was Senior Vice President, General Counsel and Secretary of Arch Capital. From 1996 until May 2000, Mr. Petrillo was Vice President and Associate General Counsel of Arch Capital’s reinsurance subsidiary. Prior to that time, Mr. Petrillo practiced law at the New York firm of Willkie Farr & Gallagher LLP. He holds a B.A. from Tufts University and a law degree from Columbia University.

■	With Arch since January 1996
■	President and General Counsel of Arch Capital Services LLC

25	| 2022 PROXY STATEMENT

Jay Rajendra

■	41 years old
Mr. Rajendra is the Chief Strategy and Innovation Officer at Arch Capital. He is responsible for pursuing new business models and technologies while leading Arch’s analytics capabilities to improve profitability and growth. Mr. Rajendra joined Arch in 2016 in the role of Chief Analytics Officer for Arch Capital, a position he held until January 2020. Prior to joining Arch, Mr. Rajendra was Head of Business Solutions for XL Catlin’s Strategic Analytics team. Before XL, Mr. Rajendra was a Senior Consultant at Towers Watson in both North America and Europe, where he advised large international (re)insurers and start-ups on pricing, strategy and M&A. He is a Fellow of the Institute of Actuaries, Fellow of the Casualty Actuarial Society and Member of the American Academy of Actuaries. He holds a combined Bachelors and Masters in Mathematics from Oxford University and an M.B.A. from Massachusetts Institute of Technology.

■	With Arch since August 2016
■	Chief Strategy and Innovation Officer of Arch Capital

Christine Todd

■	55 years old
Ms. Todd is Senior Vice President, Chief Investment Officer of Arch Capital and President of Arch Investment Management Ltd. (“AIM”). She joined Arch in June 2021 and has responsibility for setting the firm’s investment strategy and managing the day-to-day operations of the investment portfolio. Prior to joining Arch, Ms. Todd was Head of Fixed Income, U.S., for Amundi US from February 2019 to May 2021. She has also held executive roles at Neighborly Investments, Standish Mellon Asset Management Company LLC and Gannett, Welsh & Kotler. She is a Chartered Financial Analyst and holds a B.A. from Georgetown University and an M.B.A. from Boston University.

■	With Arch since June 2021
■	Senior Vice President, Chief Investment Officer of Arch Capital

2022 PROXY STATEMENT |	26

Director Compensation
The Compensation Committee is responsible for reviewing and making recommendations to the Board regarding all matters pertaining to compensation paid to directors for Board, committee and committee chair services.
In making non-employee director compensation recommendations, the Compensation Committee takes various factors into consideration, including, but not limited to, input received from the Compensation Committee’s independent consultant, the responsibilities of directors generally, as well as committee chairs, and the form and amount of compensation paid to directors by comparable companies. The Board reviews the recommendations of the Compensation Committee and determines the form and amount of director compensation.
The following table provides information concerning the compensation of our directors for the year ended December 31, 2021. Directors who also serve as employees of the Company do not receive payment for service as directors. In addition to the arrangements described below, all non-employee directors are entitled to reimbursement for their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the Board or committees. For a complete understanding of the table, please read the footnotes and the narrative disclosures that follow the table. Please also refer to the “2021 Summary Compensation Table” for Mr. Grandisson’s compensation.

Name		Fees Earned or Paid in Cash ($)(1)		Stock Awards ($)(2)	All Other Compensation ($)(3)		Total ($)
John L. Bunce, Jr.	NC	148,517		124,997	24,835		298,349
Eric W. Doppstadt	FC	150,017		124,997	—		275,014
Francis Ebong (4)		91,096		91,062	16,250		198,408
Laurie S. Goodman		148,517		124,997	42,177		315,691
Moira Kilcoyne		123,517		124,997	—		248,514
Eileen Mallesch (4)		108,767		91,062	—		199,829
Louis J. Paglia	UC	173,517		124,997	25,000		323,514
John M. Pasquesi*	EC	258,517		124,997	25,000		408,514
Brian S. Posner	AC	173,517		124,997	30,000		328,514
Eugene S. Sunshine	CC	173,517		124,997	6,000		304,514
John D. Vollaro		500,000	(5)	—	59,059	(6)	559,059
Thomas R. Watjen		148,517		124,997	—		273,514

AC = Audit Committee Chair, CC= Compensation Committee Chair, EC = Executive Committee Chair, FC = Finance, Investment and Risk Committee Chair, NC = Nominating and Governance Committee Chair, UC = Underwriting Oversight Committee Chair
*Chair of Board

27	| 2022 PROXY STATEMENT

(1)    Each non-employee member of our Board is entitled to receive an annual cash retainer fee in the amount of $125,000. Each such director may elect to receive the retainer fee in the form of common shares instead of cash. If so elected, the number of shares distributed to the non-employee director will be equal to 100% of the amount of the annual retainer fee otherwise payable divided by the fair market value of our common shares on the date of grant. This column includes the annual retainer (whether paid in cash or, at the election of the director, in common shares), Chair of Board, committee chair and Audit Committee member fees. For the 2021–2022 annual period, Ms. Goodman and Messrs. Doppstadt, Paglia and Sunshine received their annual retainer fees in the form of cash and Ms. Kilcoyne and Messrs. Bunce, Posner and Watjen received their annual retainers in the form of 3,143 common shares. Additionally, Mr. Pasquesi elected to receive his annual retainer and Chair of Board fee in shares in the form of 3,143 common shares for each fee.
The following table sets forth the fees payable to our chairs and Audit Committee members:

Committee Chair/Member	Annual Fee
Audit Committee Chair	$50,000
Audit Committee Member	$25,000
Chair of Board	$125,000
Compensation Committee Chair	$25,000
Executive Committee Chair	$10,000
Finance, Investment and Risk Committee Chair	$25,000
Nominating and Governance Committee Chair	$25,000
Underwriting Oversight Committee Chair	$50,000
(2)Each year, the non-employee directors are granted a number of restricted shares equal to $125,000 divided by the closing price on the date of grant (i.e., the first day of the annual period of compensation for the non-employee directors), and such shares vest on May 1 of the following year. The grant date fair value indicated in the table has been calculated in accordance with FASB ASC Topic 718 Compensation—Stock Compensation. On May 6, 2021, each non-employee director, except for Mr. Ebong and Ms. Mallesch, as described in footnote 4, received 3,143 common shares, which will vest on May 1, 2022.
The aggregate number of share awards outstanding (i.e., unvested) as of December 31, 2021 for Mss. Goodman and Kilcoyne and Messrs. Bunce, Doppstadt, Paglia, Pasquesi, Posner, Sunshine and Watjen was 3,143 common shares. The number outstanding for Mr. Ebong and Ms. Mallesch was 2,178 common shares.
(3)The amounts in the “All Other Compensation” column for Ms. Goodman and Messrs. Bunce, Ebong, Paglia, Pasquesi, Posner and Sunshine include matching gifts made under the Company’s matching gift program.
Under the matching gift program in 2021, the Company matched eligible contributions to qualified charitable organizations on a dollar-for-dollar basis, up to a maximum of $25,000 per calendar year. Ms. Goodman and Mr. Posner each had multi-year pledges made under the prior policy, which we have grandfathered under that policy not to exceed $50,000 (the prior cap). During 2021, the Company made an aggregate of approximately $169,262 in matching contributions on behalf of the directors noted in the table above.
(4)    On August 13, 2021, Mr. Ebong and Ms. Mallesch joined the Board and received pro-rated director fees and stock awards for the 2021-2022 term, as reflected in the table above. The value of the pro-rated retainer fees were $91,096. Ms. Mallesch made an election to receive this fee in common shares and received 2,178 common shares, valued at $91,062. The value of the stock awards for both was $91,062 or 2,178 common shares.
(5)    Mr. Vollaro is a Senior Advisor and an employee of the Company. Mr. Vollaro’s employment agreement provides that he receives an annual base salary of $250,000 and a bonus determined by the Compensation Committee and the Board for his role as Senior Advisor of the Company. For 2021, Mr. Vollaro received a cash bonus of $250,000. In addition, Mr. Vollaro is a member of the Finance, Investment and Risk Committee and Underwriting Oversight Committees of the Board. A description of Mr. Vollaro’s employment agreement is included below.
(6)    The amount for Mr. Vollaro includes $34,910 in contributions to our defined contribution plans. In addition, the total amount includes the payment for club dues and tax preparation services, none of which exceeded the greater of $25,000 or 10% of the total amount of these benefits for Mr. Vollaro.

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Employment Agreement with John Vollaro
Our employment agreement with John Vollaro provides for his employment as Senior Advisor of Arch Capital to continue until terminated by either party by providing at least six months’ prior written notice. His base salary is $250,000 per annum, and the target rate for his annual cash bonus is 100% of his annual base salary. Mr. Vollaro is eligible to receive share-based awards at the discretion of the Board and is also entitled to participate in employee benefit programs and other fringe benefits customarily provided to similarly situated senior executives. The Company will reimburse him for his reasonable expenses incurred traveling between Bermuda and the United States.
If Mr. Vollaro’s employment is terminated by us without cause prior to the end of the term, he will be entitled to receive the base salary and target annual bonus which would have been paid to him under his employment agreement for the period through six months after the date of termination of employment (the “Severance Amount”). The Severance Amount would be payable over 12 months. The agreement further provides that if Mr. Vollaro’s employment is terminated by reason of his death or permanent disability, he (or his estate) will be entitled to receive an amount equal to the Severance Amount, in each case, (i) offset by any proceeds received from any insurance coverages provided by the Company and (ii) such amount, will be paid to him (or his estate) promptly upon death or permanent disability, as applicable. Mr. Vollaro’s medical insurance coverage benefits will continue for up to 12 months after the date of termination in the event that his employment ends due to permanent disability, or he is terminated other than for cause. Mr. Vollaro has agreed that, during the employment period and for a period of two years after termination of employment for cause or as a result of his resignation, he will not compete with the businesses of Arch Capital or any of its subsidiaries as such businesses exist or are in process or being planned as of the date of termination. If we terminate Mr. Vollaro’s employment without cause, the term of his noncompetition period will extend for one year following termination. Mr. Vollaro also agreed that he will not, for a period of two years following his date of termination, induce or attempt to induce any of our employees to leave his or her position with us or induce any customer to cease doing business with us.

Matters Relating to Director Share Ownership
In an effort to further align the interests of the non-employee directors with the interests of shareholders, the Company has adopted:
Share Ownership Guidelines: Share ownership guidelines require the directors to retain common shares having a value of at least three times the annual cash retainer fee payable to the director. Each non-employee director has five years to comply with the guidelines, and stock options, SARs and unvested restricted shares/units do not count toward the requirement.
Share Holding Requirements: Until our non-employee directors meet their target ownership levels, they must retain an amount equal to 50% of the net profit shares received from Arch Capital’s equity awards. Net profit shares are the shares remaining after payment of the exercise price of an option and taxes owed on exercise of options or SARs, vesting of restricted stock, or vesting and payout under restricted stock units and performance shares.
No Hedging Permitted: As part of our Code of Business Conduct, our officers, directors and other employees are not permitted to engage in hedging activities with respect to Arch Capital’s common shares or any other publicly- traded equity or debt securities issued by Arch Capital or any of its subsidiaries. Specifically, they may not engage in short sales, purchase or sale of financial instruments or derivatives, including puts and calls, that hedge or offset any change in the market value of such securities. In addition, our officers, directors and other employees may not otherwise engage in transactions that are designed to, or have, the same effect.
Certain Relationships and Related Transactions
Generally, transactions with related persons are subject to review by the Board. The Board has adopted written procedures regarding the review of transactions involving companies affiliated with a company in which a non-employee director or executive officer of Arch Capital has a material interest (each a “portfolio company”), on the one hand, and Arch Capital or one of its subsidiaries, on the other hand.

29	| 2022 PROXY STATEMENT

Under the procedures, these transactions must be reviewed and approved by the management of Arch Capital or the operating subsidiary entering into the transaction (as applicable), and the terms of such transaction should be arm’s-length or on terms that are otherwise fair to Arch Capital and its subsidiaries. In addition, these transactions also require the approval of Arch Capital under its holding company oversight guidelines, except for the following: (1) ordinary course transactions pursuant to which any insurance subsidiary of Arch Capital writes a direct insurance policy for a portfolio company where the Company will receive less than $3.0 million in annual premiums and (2) a transaction in which a U.S.-based subsidiary of Arch Capital (a) assumes reinsurance from, or cedes reinsurance to, a portfolio company or (b) provides direct insurance to a portfolio company pursuant to which the Company will receive $3.0 million or more in annual premiums, in which case, the general counsel of Arch Capital Services LLC should be pre-notified and appropriate steps will be implemented based on the transaction. In reviewing these proposed transactions, the effects, if any, on the independence of the relevant directors are considered under the governing NASDAQ and SEC standards. Any applicable regulatory, tax and ratings agency matters are also considered. Under these procedures, the Board is provided with an update of related party transactions entered into by the Company in accordance with the procedures on a regular basis.
Chiara Nannini, a director of certain of our non-U.S. subsidiaries, is a director of the law firm of Conyers Dill & Pearman Limited (“Conyers”), which provides legal services to the Company and its subsidiaries.
See also “Compensation Committee Interlocks and Insider Participation” for a description of transactions with certain related persons.
In January 2017, the Company and Kelso & Co. (“Kelso”), sponsored Premia Reinsurance Ltd., a newly formed multi-line Bermuda reinsurance company (“Premia Re”). Premia Re’s strategy is to reinsure or acquire companies or reserve portfolios in the non-life property and casualty insurance and reinsurance run-off market. The initial capitalization of Premia Re’s parent, Premia Holdings Ltd. (“Premia”), consisted of $400.0 million in common equity and $110.0 million in unsecured senior debt. Arch Re Bermuda and certain Arch co-investors, including senior management of Premia, invested $100.0 million and acquired 25.0% of Premia’s common equity as well as warrants to purchase additional common equity. Two of the co-investors included Nicolas Papadopoulo, President and Chief Underwriting Officer of Arch Capital and CEO of Arch Worldwide Insurance Group, who invested $2.5 million for a 0.625% stake, and Maamoun Rajeh,
Chairman and CEO of Arch Worldwide Reinsurance Group, who invested $0.5 million for a 0.125% stake. Affiliates of Kelso, along with co-investors of Kelso, invested $300.0 million and acquired the balance of Premia’s common equity as well as warrants to purchase additional common equity. Subsidiaries of Arch Capital are providing certain administrative and support services to Premia pursuant to services agreements. Arch Re Bermuda has appointed two directors to serve on the seven-person board of directors of Premia Re. Arch Re Bermuda is providing a 25% quota share reinsurance treaty on certain business written by Premia Re. For the 2021 year, the quota share agreement between Premia Re and Arch Re Bermuda generated net premiums written and earned of $40.4 million.
In November 2019, we completed the acquisition of Barbican Group Holdings Limited and its subsidiaries, collectively (“Barbican”). Barbican entered into certain reinsurance and related transactions with Premia pursuant to which Premia assumed a transfer of liability for the 2018 and prior years of account of Barbican as of July 1, 2019. In the 2021 first quarter, as part of the Company’s acquisition of Barbican, the Company entered into an agreement with Premia Managing Agency Limited for the reinsurance to close of Syndicate 1955’s 2018 underwriting year of account into Premia Syndicate 1884’s 2021 underwriting year of account. The reinsurance to close covers legacy business underwritten by Syndicate 1955 on the underwriting 2018 and prior years of account and under the agreement, approximately $380 million of net liabilities was transferred to Syndicate 1884, with an effective date of January 1, 2021. The Company had no reinsurance recoverable on unpaid and paid losses or funds held liability at December 31, 2021, compared to $199.8 million and $149.6 million, respectively, at December 31, 2020.
In July 2021, the Company completed its acquisition of all of the common shares of Somers Holdings Ltd. (formerly Watford Holdings Ltd.), the parent of Somers Re Ltd. (formerly Watford Re Ltd. and together with Somers Holdings Ltd., “Somers”), for $35.00 per common share. Following the closing, Somers is indirectly owned 40% by the Company, 30% by certain investment funds managed by Kelso and 30% by certain investment funds managed by Warburg Pincus LLC, and the results of Somers are no longer consolidated with the Company’s results of operation. At the closing of the acquisition, the following directors and executive oﬃcers, who acquired their common shares of Somers at the time of its launch in March 2014 at the same price per share paid by other investors, received $35.00 in cash in exchange for each of their Somers common shares: John M. Pasquesi – 125,000

2022 PROXY STATEMENT |	30

shares, Brian Posner – 6,250 shares, David E. Gansberg – 6,250 shares; François Morin – 6,250 shares; Nicolas Papadopoulo – 109,700 shares; and Maamoun Rajeh – 60,000 shares. See “Appointed Directors, Continuing Directors and Senior Management” for information about each individual’s position with the Company.
In February 2022, we made a $125,000 contribution to the Urban Institute, a non-profit research organization that employs Laurie S. Goodman.
From time to time, in the ordinary course of our business, we may enter into transactions, including insurance and reinsurance transactions and brokerage or other arrangements for the production of business, with entities in which companies or funds affiliated with beneficial owners of more than 5% of our issued and outstanding voting shares or directors of Arch Capital may have an ownership or other interest.

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SHARE OWNERSHIP
Security Ownership of Certain Beneficial Owners and Management
Common Shares
The following table sets forth information available to us as of February 21, 2022 with respect to the ownership of our voting shares by (1) each person known to us to be the beneficial owner of more than 5% of any class of our issued and outstanding voting shares, (2) each director and named executive officer of Arch Capital and (3) all of the directors and executive officers of Arch Capital as a group. Except as otherwise indicated, each person named below has sole investment and voting power with respect to the securities shown.

	Common Shares
Name and Address of Beneficial Owner	(A) Number of Common Shares Beneficially Owned (1)	(B) Rule 13d-3 Percentage Ownership (1)
Artisan Partners Holdings LP (2) 875 East Wisconsin Avenue, Suite 800 Milwaukee, Wisconsin 53202	36,684,714	9.7%
The Vanguard Group (3) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	33,407,250	8.8%
Baron Capital Group, Inc. (4) 767 Fifth Avenue New York, New York 10153	21,532,452	5.7%
Capital World Investors (5) 333 South Hope Street Los Angeles, California 90071	20,738,867	5.5%
Marc Grandisson (6)	4,183,632	1.1%
John L. Bunce, Jr. (7)	2,095,336	*
Eric W. Doppstadt (8)	70,781	*
Francis Ebong (9)	2,178	*
Laurie S. Goodman (10)	28,127	*
Moira Kilcoyne (11)	18,111	*
Eileen Mallesch (12)	4,356	*
Louis J. Paglia (13)	49,700	*
John M. Pasquesi (14)	5,342,888	1.4%
Brian S. Posner (15)	110,087	*
Eugene S. Sunshine (16)	27,005	*
John D. Vollaro (17)	462,882	*
Thomas R. Watjen (18)	19,315	*
David E. Gansberg (19)	461,108	*
François Morin (20)	591,015	*
Nicolas Papadopoulo (21)	1,307,513	*
Maamoun Rajeh (22)	855,843	*
All directors and executive officers (19 persons) (23)	16,057,604	4.2%

* Denotes beneficial ownership of less than 1%

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(1)Pursuant to Rule 13d-3 promulgated under the Exchange Act, amounts shown include common shares that may be acquired by a person within 60 days of February 21, 2022. Therefore, column (B) has been computed based on (a) 379,042,099 common shares actually issued and outstanding as of February 21, 2022; and (b) solely with respect to the person whose Rule 13d-3 Percentage Ownership of common shares is being computed, common shares that may be acquired within 60 days of February 21, 2022, upon the exercise of options held only by such person. All references to “options” in the above table and the related footnotes include SARs, as applicable.
(2)Based on a Schedule 13G/A filed with the SEC on February 4, 2022, jointly by Artisan Partners Limited Partnership (“APLP”), Artisan Investments GP LLC (“Artisan Investments”), Artisan Partners Holdings LP (“Artisan Holdings”), Artisan Partners Asset Management Inc. (“APAM”) and Artisan Partners Funds, Inc. (“Artisan Funds”). APLP is an investment advisor and Artisan Funds is an investment company. Artisan Holdings is the sole limited partner of APLP and the sole member of Artisan Investments. Artisan Investments is the general partner of APLP and APAM is the general partner of Artisan Holdings. The Schedule 13G/A reported that the common shares have been acquired on behalf of discretionary clients of APLP, which holds 36,684,714 common shares, including 24,737,684 common shares on behalf of Artisan Funds. In addition, the Schedule 13G/A reported that (a) APLP, Artisan Investments, Artisan Holdings and APAM each has shared voting with respect to 34,725,996 common shares and shared dispositive power with respect to 36,684,714 common shares; and (b) Artisan Funds has shared voting and dispositive power with respect to 24,737,684 common shares.
(3)Based on a Schedule 13G/A filed with the SEC on February 9, 2022, by The Vanguard Group (“Vanguard”). In the Schedule 13G/A it is reported that Vanguard has shared dispositive power with respect to 807,245 common shares, shared voting power with respect to 346,073 common shares and sole dispositive power with respect to 32,600,005 common shares.
(4)Based upon a Schedule 13G/A filed with the SEC on February 14, 2022, jointly by Baron Capital Group, Inc. (“BCG”), BAMCO, Inc. (“BAMCO”), Baron Capital Management, Inc. (“BCM”) and Ronald Baron (collectively, the “Baron Group”). In the Schedule 13G/A, the Baron Group reported that BAMCO and BCM are subsidiaries of BCG, and Ronald Baron owns a controlling interest in BCG. In addition, the Schedule 13G/A reported that (a) BCG has shared voting power with respect to 21,138,452 common shares and shared dispositive power with respect to 21,532,452 common shares; (b) BAMCO has shared voting power with respect to 19,935,292 common shares and shared dispositive power with respect to 20,329,292 common shares; (c) BCM has shared voting power with respect to 1,203,160 common shares and shared dispositive power with respect to 1,203,160 common shares; and (d) Ronald Baron has shared voting power with respect to 21,138,452 common shares and shared dispositive power with respect to 21,532,452 common shares.
(5)Based on a Schedule 13G filed with the SEC on February 11, 2022, by Capital World Investors (“Capital”). In the Schedule 13G it is reported that Capital has sole voting power with respect to 20,671,297 common shares and sole dispositive power with respect to 20,738,867 common shares.
(6)Amounts in columns (A) and (B) reflect, on February 21, 2022, (a) 59,572 common shares owned directly by Mr. Grandisson (including 48,439 restricted shares, which were subject to vesting based solely on continued employment); (b) 1,916,608 common shares owned by a company for which Mr. Grandisson is the sole owner; (c) stock options and SARs with respect to 1,531,449 common shares that were exercisable on that date or within 60 days thereof; (d) 676,003 performance restricted shares which were subject to forfeiture and reacquisition in the event that performance criteria were not met. Amounts do not include stock options and SARs with respect to 232,348 common shares that were not exercisable within 60 days of February 21, 2022.
(7)Amounts in columns (A) and (B) reflect 2,095,336 common shares owned directly by Mr. Bunce.
(8)Amounts in columns (A) and (B) reflect 70,781 common shares owned directly by Mr. Doppstadt.
(9)Amounts in columns (A) and (B) reflect 2,178 common shares owned directly by Mr. Ebong.
(10)Amounts in columns (A) and (B) reflect 28,127 common shares owned directly by Ms. Goodman.
(11)Amounts in columns (A) and (B) reflect 18,111 common shares owned directly by Ms. Kilcoyne.
(12)Amounts in columns (A) and (B) reflect 4,356 common shares owned directly by Ms. Mallesch.
(13)Amounts in columns (A) and (B) reflect 49,700 common shares owned directly by Mr. Paglia.
(14)Amounts in columns (A) and (B) reflect (a) 1,221,693 common shares owned by Otter Capital LLC, for which Mr. Pasquesi serves as the Managing Member; (b) 3,938,105 common shares owned indirectly by revocable trusts for which Mr. Pasquesi and his spouse are the trustees; (c) 179,947 common shares owned indirectly by a family limited partnership; and (d) 3,143 common shares owned directly by Mr. Pasquesi. In addition, certain common shares held by the trusts and by the family limited partnership are subject to a security agreement. As of the record date, none of Mr. Pasquesi’s common shares are being used to secure any outstanding loans pursuant to such security agreement.
(15)Amounts in columns (A) and (B) reflect 110,087 common shares owned directly by Mr. Posner.
(16)Amounts in columns (A) and (B) reflect 27,005 common shares owned directly by Mr. Sunshine.
(17)Amounts in columns (A) and (B) reflect 462,882 common shares owned by trusts for which Mr. Vollaro or his spouse serve as trustees.

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(18)Amounts in columns (A) and (B) reflect 19,315 common shares owned directly by Mr. Watjen.
(19)Amounts in columns (A) and (B) reflect, on February 21, 2022, (a) 137,937 common shares owned directly by Mr. Gansberg (including 14,749 restricted shares, which were subject to vesting based solely on continued employment); (b) stock options and SARs with respect to 167,314 common shares that were exercisable on that date or within 60 days thereof; and (c) 155,857 performance restricted shares which were subject to forfeiture and reacquisition in the event that performance criteria were not met. Amounts do not include stock options and SARs with respect to 67,124 common shares that were not exercisable within 60 days of February 21, 2022.
(20)Amounts in columns (A) and (B) reflect, on February 21, 2022, (a) 102,311 common shares owned directly by Mr. Morin (including 14,014 restricted shares, which were subject to vesting based solely on continued employment);(b) stock options and SARs with respect to 276,976 common shares that were exercisable on that date or within 60 days thereof; and (c) 211,728 performance restricted shares which were subject to forfeiture and reacquisition in the event that performance criteria were not met. Amounts do not include stock options and SARs with respect to 62,900 common shares that were not exercisable within 60 days of February 21, 2022.
(21)Amounts in columns (A) and (B) reflect, on February 21, 2022, (a) 693,848 common shares owned directly by Mr. Papadopoulo (including 21,171 restricted shares, which were subject to vesting based solely on continued employment); (b) stock options and SARs with respect to 347,677 common shares that were exercisable on that date or within 60 days thereof; and (c) 265,988 performance restricted shares which were subject to forfeiture and reacquisition in the event that performance criteria were not met. Amounts do not include stock options and SARs with respect to 104,443 common shares that were not exercisable within 60 days of February 21, 2022.

(22) Amounts in columns (A) and (B) reflect, on February 21, 2022, (a) 321,474 common shares owned directly by Mr. Rajeh (including 14,831 restricted shares, which were subject to vesting based solely on continued employment); (b) stock options and SARs with respect to 337,768 common shares that were exercisable on that date or within 60 days thereof; and (c) 196,601 performance restricted shares which were subject to forfeiture and reacquisition in the event that performance criteria were not met. Amounts do not include stock options and SARs with respect to 67,124 common shares that were not exercisable within 60 days of February 21, 2022.
(23)In addition to securities beneficially owned by the directors and the named executive officers reflected in the table, includes an aggregate of 427,727 common shares which are beneficially owned on February 21, 2022 by executive officers who are not directors of Arch Capital, including restricted shares which were subject to vesting based solely on continued employment, common shares issuable upon exercise of stock options and SARs that were exercisable on that date or within 60 days thereof and performance restricted shares which were subject to forfeiture and reacquisition in the event that performance criteria were not met.

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Preferred Shares
The following table sets forth information available to us as of February 21, 2022, with respect to the ownership of our non-cumulative preferred shares by (1) each director and named executive officer of Arch Capital who owns such shares and (2) all of the directors and executive officers of Arch Capital as a group. Except as otherwise indicated, each person named below has sole investment and voting power with respect to the securities shown. Our preferred shares are not convertible into common shares, and the holders of the preferred shares do not have any voting rights (except under certain limited circumstances). For a description of the terms of our preferred shares, please see note 21, “Shareholders’ Equity,” on pages 158-159 of the notes accompanying our consolidated financial statements included in our 2021 Annual Report.

	Preferred Shares
Name of Beneficial Owner	Number of Series F Preferred Shares Beneficially Owned	Percentage of Class Owned
Brian S. Posner	3,000	*
All directors and executive officers (19 persons)	3,000	*

* Denotes beneficial ownership of less than 1%
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our common shares, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of our equity securities. Such persons are also required by SEC regulation to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and representations that no other reports were required, we believe that all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis during the year ended December 31, 2021, with the exception of one report on Form 4 relating to a sale transaction by Mr. Rajeh, which was submitted one day late due to an administrative error.

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COMPENSATION
ITEM 2—ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
As required by Regulation 14A under the Exchange Act, we are pleased to ask our shareholders to approve, on an advisory basis, the compensation of the named executive officers as described in the “Compensation Discussion and Analysis” and the “Executive Compensation Tables.”
In deciding how to vote on this proposal, the Board encourages you to read the Compensation Discussion and Analysis and Compensation Tables sections. We have designed our compensation programs with the intention of linking compensation and the Company’s business performance and talent retention strategies as well as the long-term interests of our shareholders. We have a “pay-for-performance” philosophy that forms the foundation of all decisions regarding compensation of our named executive officers.
We are requesting shareholder approval of the compensation of our named executive officers pursuant to the compensation disclosure rules of the SEC, including the “Compensation Discussion and Analysis,” the “Executive Compensation Tables” and any related material disclosed in this Proxy Statement. This vote is not intended to address any one specific item of compensation, but instead, the overall compensation of our named executive officers and the policies and practices described in this Proxy Statement.
Your vote is advisory and therefore it will not be binding on the Company, the Compensation Committee of the Board or the Board. However, the Board and the Compensation Committee value the views of our shareholders and the Compensation Committee will take into account the outcome of the advisory vote when considering executive compensation. We have determined to include a shareholder vote on the compensation of named executive officers (commonly known as a “say on pay” vote) in our Proxy Statement annually until the next required vote on the frequency of say on pay votes. The next say on pay vote accordingly will be held at the 2023 annual general meeting.
Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL.

Compensation Discussion and Analysis
The Compensation Discussion and Analysis section explains our compensation philosophy, summarizes our compensation programs and reviews compensation decisions for the named executive officers whose compensation information is presented in the tables following this discussion in accordance with SEC rules. Named executive officers for 2021 were:

Name	Title
Marc Grandisson	Chief Executive Officer and Class III Director, Arch Capital
François Morin	Executive Vice President, Chief Financial Officer and Treasurer, Arch Capital
Nicolas Papadopoulo	President and Chief Underwriting Officer, Arch Capital and CEO, Arch Worldwide Insurance Group
Maamoun Rajeh	Chairman and Chief Executive Officer, Arch Worldwide Reinsurance Group
David E. Gansberg	Chief Executive Officer, Global Mortgage Group

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Strong Link Between Pay and Performance
Our executive compensation programs are designed to link pay and performance and to align the interests of our executives with those of our shareholders by tying significant portions of their compensation to the Company’s financial performance and stock price performance. We utilize a formulaic approach in our annual incentive plan design for our senior executive team, including our named executive officers, and the majority of our long-term incentive awards for senior executives (including named executive officers) are granted in the form of performance shares.

CEO Target Mix of Pay	Other Named Executive Officers Target Mix of Pay

As illustrated above for our CEO, 75% of target compensation was performance-based and 60% consists of long-term incentives.	As illustrated above for our other named executive officers, 68% of target compensation was performance-based and 48% consists of long-term incentives.

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2021 Performance at a Glance1
1 Excludes amounts related to the “other” segment (i.e., Somers).
2 See “Annex C—Non-GAAP Financial Measures”.

In 2021, Arch celebrated its 20th year as a company by delivering excellent performance – despite an active catastrophe year and continued uncertainty around COVID-19. Arch generated over $1.4 billion of after-tax operating income – more than double 2020’s results ($557 million). Additionally, book value per share (“BVPS”) rose by 10.7% over the prior year alongside a return on net income of 16.7%. Further, we repurchased $1.2 billion of common shares in 2021, which will enable Arch to deliver even more long-term value for its shareholders.
Our insurance and reinsurance property and casualty (“P&C”) businesses continued their growth trajectory with $7.4 billion of net premiums written (“NPW”) amidst an excellent pricing environment. Our Mortgage segment completed its rebound from pandemic-related uncertainties to deliver a record $953 million of underwriting income. On the year, all three of Arch’s operating segments each delivered over $100 million in underwriting income – highlighting the value of our diversified business model.
Additionally, our investment portfolio returned $501 million to our bottom line, through net investment income, gains from equity method investments, realized gains and losses and changes in unrealized gains and losses. A solid performance – in spite of an ongoing low interest rate environment and volatility in the capital markets.
This year, we reported separately the performance of our investments in operating affiliates, as they reached a meaningful size. Our share of the returns for these affiliates was $265 million, on approximately $1.1 billion of capital deployed at year-end 2021.
Underwriting quality remained excellent with our combined ratio of 84.3% for 2021, ranking in the 88th percentile of our Peer Group (as defined below). Our performance on the four key measures we track for compensation purposes was solid, with: (1) operating income return on average common equity at the 44th percentile. It is worth noting that our definition of operating income, contrary to most of our peer group, does not include equity in net income of investments accounted for using the equity method. If we were to include such returns in our definition, our performance would have been approximately at the 72nd percentile. (2) total shareholder return (“TSR”) tracking at the 56th percentile, (3) net income return on average common equity at the 61st percentile and (4) growth in tangible book value per share at the 50th percentile. Refer to “Long-Term Performance” discussion for additional information on our performance results.
Achievements in 2021
The following are among the highlights in advancing our corporate strategic initiatives:
Despite the elevated catastrophe year, the Insurance segment was able to grow both the top and bottom lines

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compared to 2020, producing $5.9 billion of gross premiums written (“GPW”) – up from $4.7 billion from 2020 — and $117 million of underwriting income compared to a loss of $129 million in 2020. Growth occurred across geographic regions, with Professional Lines, Property, Energy, Marine and Aviation and Programs experiencing the largest increases.
Our Reinsurance segment also grew substantially from 2020. GPW increased from $3.5 billion to $5.1 billion and NPW increased from $2.5 billion to $3.3 billion as the team leaned into improved market conditions across a variety of specialty areas. We expanded our platform by acquiring Watford alongside two private equity partners before rebranding the entity as Somers and then also purchasing Somerset Bridge Group – deepening our motor and distribution capabilities in the United Kingdom.
Our Mortgage segment continued to rebound from uncertainty related to COVID-19 to generate four consecutive quarters of strong underwriting results. Credit quality for the segment remained excellent and the percentage of insured mortgage loans in default (U.S.) stood at 2.36% at the end of 2021, down from 4.19% in December 2020. In August, we completed the acquisition of Westpac Lenders Mortgage Insurance Limited in Australia – further augmenting Arch MI’s position as a leading globally diversified insurer of mortgage credit risk.
Long-Term Performance
We believe the Company’s performance is best measured over the long term. The following charts highlight certain of our key metrics for evaluating financial performance, which are considered in our compensation decisions. In evaluating the performance of the Company in connection with our compensation programs, we focus primarily on two main benchmarks: growth in book and tangible book value per share, which creates long-term shareholder value, and Net Income Return on Equity (“ROE”) and Annualized Operating Return on Average Common Equity (“Operating ROE”), which drive book value growth and are key indicators of the efficient use of capital.
Book Value and Tangible Book Value per Common Share
Book Value per Common Share: Since our recapitalization in 2001, we have delivered strong results to our shareholders as our BVPS has grown by 1,553% from $2.03 at December 31, 2001, to $33.56 at December 31,
2021. Shareholders who invested in our recapitalization and continue to hold their common shares have seen the book value of their stock increase by 15.0% per year on a compounded basis and the price of their shares increased 1,902% to $44.45 from $2.22.
Tangible Book Value per Common Share (“TBVPS”): Growth in this measure, which excludes goodwill and intangible assets, is indicative of our underlying results and is a strong indicator of growth in shareholder value for a P&C insurer and reinsurer and a common financial performance measure for companies in our industry. As such, Arch Capital focuses the long-term component of its executive compensation program on building TBVPS over time.
Our growth in BVPS and TBVPS is aligned with the trading performance of our common shares (refer to “Common Share Performance” below).

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Growth in Book Value and Tangible Book Value per Common Share

$35.00
$30.00
$25.00
$20.00
$15.00
$10.00
$5.00
$0.00
2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021
15.0% BVPS Growth Rate*
14.7% TBVPS Growth Rate*
Book Value Per Share
Tangible Book Value Per Share

* Annualized growth rate from December 31, 2001 to December 31, 2021.

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Return on Equity
Our ROE for 2021 reflected strong underwriting returns and income from operating affiliates, while the 2020 period reflected the impact of COVID-19 on underwriting results. Historically low interest rates, competitive market conditions in the property casualty industry and significant U.S. and global catastrophe losses, in particular in 2012, 2017, 2018, 2020 and 2021, have put pressure on ROEs over the last decade when compared to our return objectives.

Net Income ROE and Operating Income ROE

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Common Share Performance
The chart below summarizes Arch Capital’s cumulative total shareholder return, assuming reinvestment of dividends, from December 31, 2001 to December 31, 2021, compared with the S&P 500 Composite Stock Index (“S&P 500 Index”) and the S&P 500 Property and Casualty Insurance Index (“S&P 500 P&C Index”). During this 20-year period, the price of Arch Capital’s common shares appreciated at a compound annual rate of 14.7%, compared with a compound annual rate of return of 9.5% for the S&P 500 Index and 8.9% for the S&P 500 P&C Index. The share price performance presented below is not necessarily indicative of future results.

Total Shareholder Return
At December 31, 2021, the closing price of our common shares was $44.45, up 23.2% in 2021 and up 13.6% on a compounded annualized basis over the past 10 years. While stock valuations tend to fluctuate based on market conditions, our primary metric of value creation is book value growth over time. In addition, at December 31, 2021, our common share price represented approximately 132% of our year-end 2021 BVPS, which remained healthy relative to our peers, when taking into account our business mix. For the industry, price to book value is viewed as an important indicator of company performance by analysts and the investment community.

Executive Compensation Philosophy
We are a leading, Bermuda-based specialty insurer and reinsurer with a global presence. Our job as an insurer is to understand and price risk and in doing so, to generate superior risk-adjusted returns from the insurance and reinsurance coverages we write. Accordingly, it is critical that we recruit, retain and motivate the best talent in the global marketplace. Over time, and in light of our business strategy, we have sought to develop a compensation philosophy that both supports and is consistent with our risk-management practices, and that helps to ensure that our compensation programs align our executives and employees with the long-term interests of our shareholders. Our compensation philosophy seeks to reinforce and reward long-term value creation by motivating our named executive officers through pay practices based substantially on the overall

2022 PROXY STATEMENT |	42

success of the Company. To achieve these goals, our executive compensation programs have been designed to incentivize our leaders to create long-term value for our shareholders. We use the combination of fixed and variable compensation in the executive compensation program. The variable compensation is performance-based, and consists of short-term annual cash incentive bonuses and long-term incentive share-based awards, while the fixed component of the compensation is designed to reflect the significant levels of their experience, duties and scope of responsibility in leading the Company’s underwriting and operating activities.
While we consider a number of factors in our compensation programs, we are guided by four core principles:
▪Link Pay with Performance: The majority of our pay for executives is at-risk and performance-based with metrics aligned to the Company’s short-term and long-term financial results and business strategy. Pay should have a clear connection to each executive’s individual contribution to increasing value for our shareholders.
▪Attract, Retain and Align: We maintain programs that will attract and retain critical talent, drive future growth and create strong shareholder alignment within our executive population.
▪Support Culture: We support the Arch Capital culture of teamwork, underwriting discipline and commitment to the highest ethical standards through pay and governance policies and practices that align with shareholder interests.
▪Provide Market Competitive Pay: For each executive position, we consider external market data at median values for base salary, annual target bonus levels and annualized long-term incentive target grants. Based upon the considerable range of unique facts and circumstances pertaining to our executive talent, we adjust opportunities as appropriate to take into consideration various factors such as consistent high performance and value delivery to the Company, retention, succession, successful tenure and other factors.

How We Make Compensation Decisions
Compensation Committee Process
The Compensation Committee reviews the performance of, and approves the compensation paid to, the chief executive officer and the other named executive officers.
▪The chief executive officer assists in the reviews of the named executive officers other than himself and makes individual recommendations to the Compensation Committee on base salary, annual incentive and long-term share-based compensation. The Compensation Committee reviews, discusses and modifies these compensation recommendations in connection with its approval of the compensation for the named executive officers.
▪The Compensation Committee meets in executive sessions (without management present) as necessary, particularly when making determinations about base salary, annual incentive and long-term equity compensation, or administering any aspect of the compensation program for the chief executive officer of Arch Capital. Determinations about compensation matters in respect of the chief executive officer of Arch Capital, the chief financial officer of Arch Capital, the general counsel of Arch Capital Services LLC, and other senior executives designated by the Compensation Committee are subject to ratification by the Board.
▪To establish levels of base salary, annual incentives, long-term incentives and benefits, the Compensation Committee reviews extensive historical competitive data, including detailed tally sheets outlining compensation paid to the named executive officers, information compiled from annual reports on Form 10-K, proxy statements and other publicly available information for a representative sample of publicly-traded insurers and reinsurers that we believe compete directly with us for executive talent (the “Peer Group”). Many of these selected peers are of generally similar size and have generally similar numbers of employees, product offerings and geographic scope.

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Risk Management and Compensation Policies
In line with the Company’s requirements for managing risks associated with the Company’s compensation programs, the Compensation Committee seeks to ensure our executive compensation program does not encourage executives to take excessive risks that are inconsistent with the long-term success of the Company.
We emphasize long-term results both in our short-term and long-term incentive programs. Our short-term incentive program is tied to Company underwriting results over a 10-year development period. Our long-term incentive program includes a substantial component of performance-based compensation, which is earned based on achieved performance against preselected performance goals over a three-year performance period.
Our compensation philosophy and governance features are also complemented by the following policies: (i) a clawback policy, (ii) a no hedging policy and (iii) share ownership guidelines and share holding requirements that are designed to align our compensation with long-term shareholder interests. See “Additional Compensation Policies and Practices” for further detail.
We believe our approach to evaluation of performance and the design of our compensation programs assist in mitigating excessive risk-taking that could harm our Company and have concluded that there is no excessive risk inherent in our programs.
Role of Compensation Consultant
Our Compensation Committee has sole authority to select, retain and terminate any consultants or advisors used to provide independent advice to the Compensation Committee and evaluate executive compensation, including sole authority to approve the fees and any other retention terms for any such consultant or advisor. The Compensation Committee engaged Meridian Compensation Partners, LLC (“Meridian”) as its independent executive compensation consultant to assist in establishing compensation policies and programs. During 2021, Meridian:
▪reviewed and advised the Compensation Committee on matters concerning compensation of the CEO and our other named executive officers;
▪reported on all aspects of short-term and long-term compensation program design, including incentive mix;
▪assessed the companies in the Peer Group for continued appropriateness;
▪reported on emerging trends and developments in executive compensation and corporate governance;
▪prepared formal presentations for the Compensation Committee regarding executive compensation;
▪reviewed compensation benchmarking analysis for each of the Company’s senior executives; and
▪reviewed and advised on director compensation.
Meridian did not provide any other services to the Company and no other fees were paid to Meridian except fees related to their services to the Compensation Committee. The Compensation Committee believes that Meridian is independent and no conflict of interest exists.
Selected Competitors
For purposes of making compensation decisions, and for evaluating our financial performance relative to peers, we used compensation and financial data derived from the Peer Group listed below. We annually review the companies in our Peer Group with Meridian. Prior to the Compensation Committee making 2021 compensation decisions, a formal review by the Compensation Committee, with assistance from Meridian, resulted in a recommendation, which was approved by the Compensation Committee, to keep the same Peer Group as in effect for the prior year.
The table below describes the multi-step filtering exercise used in the Peer Group selection process:

Peer Group Selection Process
Step 1: Industry Filters	Select industries relative to Arch Capital’s business operations.
Step 2: Size Filters	Filter companies based on revenue and asset size.
Step 3: Additional Subjective Filters	Review business descriptions and additional financial measures.

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The table below describes the four primary functions for the Peer Group:

Purpose of the Peer Group
Pay Comparisons	Determine competitive pay levels and identify differences from general industry market data.
Assess ability to attract, retain, engage and motivate top talent.
Compensation Structure	Provide benchmarks for compensation structure (pay mix, performance metrics, leverage, vehicles, etc.).
Use as a foundation or reference when making design changes to the compensation program.
Performance Comparisons	Assess performance relative to companies facing similar business challenges.
Use as an input to setting incentive plan goals.
Financial Performance	Company performance is measured in absolute terms, as well as versus prior year results, and in relative terms in comparison with the performance of peer companies in our Peer Group on the same financial metrics.

The Peer Group used for 2021 compensation decisions was comprised of 18 competitors, as follows:

2021 Peer Group
Alleghany Corporation
American Financial Group, Inc.
Argo Group International Holdings, Ltd.
Assurant, Inc.
AXIS Capital Holdings Limited
CNA Financial Corporation
Cincinnati Financial Corporation
Essent Group Ltd.
Everest Re Group, Ltd.
First American Financial Corporation
The Hanover Insurance Group, Inc.
The Hartford Financial Services Group
Markel Corporation
Old Republic International Corporation
Radian Group Inc.
RenaissanceRe Holdings Ltd.
Selective Insurance Group, Inc.
W. R. Berkley Corporation

During 2021 and following the 2021 compensation decisions, a formal review by the Compensation Committee, with assistance from Meridian, resulted in changes to the Peer Group to be used for compensation decisions for 2022. The Compensation Committee removed three peers (Argo Group International Holdings, Ltd., Essent Group Ltd. and Radian Group, Inc.) and added three companies to the Peer Group (Arthur J. Gallagher & Co., The Travelers Companies, Inc. and Willis Towers Watson Public Limited Company).
Shareholder Engagement and Results of Say-on-Pay Votes
At our 2021 annual general meeting of shareholders, approximately 91.5% of the votes cast approved the Company’s executive compensation programs and the resulting compensation described in the 2021 Proxy Statement. Based on this high level of support, the Compensation Committee determined that shareholders support our compensation practices and will continue to work to ensure that our named executive officers’ interests are aligned with our shareholders’ interests to support long-term value creation.
In addition, we continue to engage our largest institutional shareholders in discussions regarding our executive compensation program, and other governance matters, including our ESG program, as outlined above (see “Proxy Summary”). We remain committed to listening to feedback from shareholders when designing, reviewing and evaluating our compensation programs and policies.
Elements of Compensation Program
We have three primary elements of total direct compensation for our executive compensation program: base salary, short-term cash incentive and long-term incentive share-based awards, all of which are described below. We also provide standard retirement and benefit plans and limited perquisites customarily provided to expatriates residing in Bermuda.
Base Salary
Base salary is fixed cash compensation and integral to any employment arrangement. Salary is reviewed annually and adjusted when appropriate. Increases are not automatic or guaranteed. Placement of our named executive officers within a salary range is based on market data for the individual’s position and geographic location as well as experience, duties and scope of responsibility. From time to time, salaries may be adjusted to reflect promotions, increases in responsibilities and competitive considerations.

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Short-Term Annual Cash Incentive
For each executive participant, target annual cash incentive award levels are established, stated as a percentage of base salary. These levels are based on external market data at median values adjusted as appropriate, to take into consideration various factors such as consistent high performance and value delivery to the Company, internal equity, retention and succession.
Award levels are designed to provide formulaic payouts to our senior executives and serve as a critical tool for rewarding the achievement of annual corporate and individual goals. Amounts are earned based on the attainment of quantitative and qualitative strategic accomplishments for the relevant year.
The table below sets forth the established target bonus award levels for our named executive officers as of December 31, 2021:

2021 Named Executive Officer Target Short-Term Incentive Opportunity
Name	Base Salary	Target (%)	Target Bonus
Marc Grandisson	$1,000,000	165%	$1,650,000
François Morin	$675,000	135%	$911,250
Nicolas Papadopoulo	$800,000	150%	$1,200,000
Maamoun Rajeh	$725,000	135%	$978,750
David E. Gansberg	$725,000	135%	$978,750
Overview
At the beginning of each annual performance period, the Compensation Committee approves the financial performance metrics and reviews the strategic goals that will be considered when determining the ultimate amount of the performance-based annual incentive upon completion of the year, including establishing specific targets, thresholds and maximums for each specific performance criteria. Performance below the threshold would result in no payout related to the financial metrics. For 2021, financial performance metrics were given a weighting of 70% and strategic metrics were given a weighting of 30%.
The financial metrics are measured based on the financial performance achieved by each of the Reporting Segments (i.e., Insurance, Reinsurance and Mortgage (collectively the “underwriting units”) and the investment unit) under our existing incentive compensation formula plans. Such plans typically base payouts on the achievement of ROE targets, reflecting the rate of return we earn on our capital, which supports our goal of growth in TBVPS and aligns our executives’ compensation with shareholder returns. At the beginning of each underwriting year, the
ROE scale, which establishes the threshold, target and maximum levels payable under the formula plans, is approved by the Compensation Committee. The threshold and maximum levels have been a consistent percentage of the target level over time. However, starting in 2020, the Compensation Committee determined that no amounts will be payable for a plan year unless the ROE for the plan year equals at least 7.5%. These percentages as well as the 2021 underwriting year ROE scale are set forth in the following table:

Level of Performance	ROE Scale	Payout Factor
Threshold	7.50%	59.3%
Target	10.06%	100.0%
Maximum	15.09%	200.0%
Despite the challenges due to the COVID-19 pandemic, no changes were made to the Short-Term Incentive Plan metrics or goals after the Compensation Committee approved the Plan at the beginning of the year.
Under the formula plans, for underwriting units, payouts are determined based on the unit’s performance during the current calendar year across all open underwriting years (typically the last 10 years), evaluated against the applicable ROE scale and target developed for each such underwriting year and applied over its respective development period (again, typically 10 years). For the investment unit, awards are derived from the unit’s performance as measured by our investment returns compared to the applicable benchmark index over the past one, three and five years.
Strategic goals are designed to incentivize participants to achieve corporate objectives that cannot be measured by financial metrics and are approved by the Compensation Committee at the beginning of each year. Performance against strategic goals is evaluated by the Compensation Committee at the conclusion of the calendar year. The strategic goals for each of our named executive officers for 2021 are discussed below under “2021 Compensation Decisions for Named Executive Officers”.
Performance Criteria
The following performance criteria and weights apply for corporate and unit executives.
▪Corporate executives include our CEO and CFO who have a broad set of responsibilities across the entire group and no specific underwriting unit profit and loss responsibilities.
▪Unit executives have profit and loss responsibilities for a specific underwriting unit and in 2021, included Messrs. Papadopoulo, Rajeh and Gansberg.

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Corporate executives’ 70% financial performance metric weighting is based on overall group performance, while the Reinsurance and Mortgage executives’ 70% financial metric weighting is based 50% on the results of the formula plan for their respective unit and 20% on overall group performance, in order to further incentivize them to support overall group objectives. For the President’s role, the 70% financial performance metric weighting is based 30% on overall group performance, 30% on Insurance segment performance and 5% for each of Reinsurance and Mortgage segment performance.

The chart below summarizes the performance criteria structure:

Performance Criteria	Measurement	Weights for Corporate Executives	Weights for Unit Executives	Range of Payout Percentages
Financial Metrics— Group Level
The incentive compensation payout multiple at the group level is based on each of the underwriting units’ incentive compensation formula plan multiples and is determined as follows:

1 - Convert the payout levels for each unit to an ROE-equivalent, which is inferred[1] using the current underwriting year’s ROE scale.

2 - Derive a group-wide ROE supporting the incentive compensation formula plans using the unit-specific inferred ROEs, weighted by the capital allocated (or deployed) to each underwriting unit.

3 - Compare the group-wide ROE to the target level ROE for the current year in order to assess the relative performance of the group.

4 - Compute the group-level payout multiple using the applicable scale.
		70%	20% for Reinsurance and Mortgage Executives 30% for President role	0–200%
Financial Metrics— Segment Level	The incentive compensation payout level for each unit executive measured under this category is equal to his respective unit’s incentive compensation formula plan multiple (total bonus payout dollars for the unit for the current year expressed as a percentage of the aggregate target bonus pool for the unit for the current year), as described in “Overview” above.	0%	50% for Reinsurance and Mortgage Executives 40% for President role	0–200%
Strategic Metrics[2]	Based on each executive’s year-end performance evaluation measuring the achievement of strategic objectives.	30%	30%	0–250%
Total		100%	100%	0–200%
1    An ROE equivalent for a given unit is inferred by determining the ROE that would be required under the current underwriting year’s ROE scale to produce a payout multiple equal to the unit’s actual incentive compensation formula plan payout.
2    For the strategic criteria, payout percentages over 200% may only be used if the overall financial criteria payout percentage is 100% (i.e., target level of performance) or higher. The overall maximum bonus payment cannot exceed 200% of the target amount.

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2021 Year ROE Scale/Financial Goals/Payout Scale
The two tables below show the (i) 2021 year ROE scale and (ii) payout scale at the threshold, target and maximum levels for each level of financial goal achievement. Each year, in connection with setting the current year’s threshold, target and maximum ROE measures, the Compensation Committee reviews prevailing financial and economic conditions and uncertainties, the current interest rate environment and peer analysis. The Compensation Committee endeavors to set target ROE measures that are rigorous and responsive to the continued challenging environment in the insurance, reinsurance and mortgage industry and that deliver a pay-for-performance culture. For 2021, the Compensation Committee set the ROE target at 10.06%.

Range of Payouts as % of Target - Financial Goals - Group Level	Threshold	Target	Maximum
Payout as a % of Target[1]	20%	100%	200%
Level of Goal Achievement Required	85%	100%	115%

Range of Payouts as % of Target - Financial Goals - Segment Level	Threshold	Target	Maximum
Payout as a % of Target[1]	20%	100%	200%
Level of Goal Achievement Required	50%	100%	150%
1    Payout for performance achievement between stated levels is interpolated on a straight-line basis.

The table below shows the payout percentages at each performance rating for strategic performance criteria:

Strategic Performance Rating	Payout[1]
Exceptional Achievements	250%
Exceeds Expectations	150%
Meets Expectations	100%
Needs Development	50%
Unsatisfactory	0%
1    For the strategic criteria (30% weighting), payout modifiers over 200% may only be used if the overall financial goals (70% weighting) achieve the target level of performance or higher. Also, maximum payout as a percentage of target is capped at 200%.
See “2021 Compensation Decisions for Named Executive Officers” for details of annual short-term cash incentives paid to the named executive officers and discussion of the strategic goals.

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Long-Term Incentive Plan
Overview
The Company grants long-term equity-based incentive awards to link the compensation of our named executive officers directly to corporate performance over the long term and align the interests of executives to our shareholders. A majority of the economic value is granted in performance-based vehicles. The mix of such long-term awards is approximately (i) 80% performance-based, consisting of 55% performance shares and 25% stock options and (ii) 20% time-based restricted shares. The performance shares are subject to both service-based conditions and performance-based vesting conditions and directly link pay with performance and create shareholder alignment. The stock options also align executives’ interests with those of shareholders and focus on driving stock price. Time-based restricted shares promote direct retention and shareholder alignment.
These awards make up a significant component of total direct compensation, and we believe that the combination of awards supports our pay-for-performance philosophy by encouraging long-term performance and shareholder value creation.
Long-term incentive award grants are generally made annually at the beginning of each year, and the performance shares have three-year overlapping performance periods. In addition, during the year, additional equity awards may be granted for critical retention situations, newly hired employees, special recognition and promotional reasons. The summary below describes the vesting conditions and other relevant data relating to the annual long-term equity program.

Performance Shares 55% of Economic Value		Stock Options 25% of Economic Value		Restricted Shares 20% of Economic Value

Performance Period: 3 years.
Underlying Value: Denoted in shares of Arch Capital.
Metrics: Absolute Tangible Book Value per share growth over the 3-year performance period, with a TSR modifier of +/- 25% , relative to the TSR of our Peer Group set forth within “How We Make Compensation Decisions—Selected Competitors.”
Opportunities: Pre-established threshold, target and maximum opportunities (e.g., 50%, 100%, 200%). Below threshold performance results in 0% shares earned.
Payout: Earned shares vest in March following the end of the performance period, with the number of vested shares dependent upon the level of goal achievement.
	+	Vesting: 3-year ratable commencing on the first anniversary of the grant date. Exercise Price: Equal to the closing share price on the grant date. Life: 10-year maximum term.	+	Vesting: 3-year ratable commencing on the first anniversary of the grant date. Underlying Value: Denoted in shares of Arch Capital. Payout: In shares. Dividends: Accrue and are paid out upon vesting.
The financial metric against which we measure Company performance under our performance shares is based on growth in TBVPS. We selected this metric because higher and more consistent TBVPS growth over time is an indication of effective and prudent use of capital and is shown to deliver value over time. We also believe that performance in relation to our Peer Group is important in evaluating our long-term performance. Accordingly, we have incorporated a relative TSR modifier into the design for several reasons, most significantly its likely correlation to long-term growth in TBVPS and direct correlation with our shareholders’ returns over the performance period.

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Despite the challenges due to the COVID-19 pandemic, no changes were made to the Long-Term Incentive Plan metrics or goals after the Compensation Committee approved the Plan at the beginning of the year.
2021 Long-Term Incentive Awards
The Compensation Committee endeavors to set rigorous goals for the performance share awards. The awards granted in 2021 will pay out at target if our TBVPS grows at an 11% annual rate over the three-year period. As noted above, the resulting vesting level is secondarily modified by the relative TSR modifier. Earned awards can increase by up to 25% if TSR is greater than the 65th percentile of the Peer Group, or decrease by up to 25% if TSR is less than the 35th percentile of the Peer Group. Awards are not modified if TSR performance is between the 35th and 65th percentiles. The maximum number of shares that can be earned is 200% of target.
The table below sets forth the threshold, target and maximum performance levels:

Level of Performance	Growth in TBVPS	Shares Earned as a % of Target
Threshold	6%	50%
Target	11%	100%
Maximum	16%	200%
The Compensation Committee sets award targets for long-term incentive compensation for our named executive officers based, in part, on Peer Group analysis and extensive review of competitive benchmarking data. For 2021, the targeted values of the awards, stated as a percentage of base salary, are summarized in the table below:

Name	2021 Target (% of Base Salary)
Marc Grandisson	450%
François Morin	200%
Nicolas Papadopoulo	300%
Maamoun Rajeh	200%
David E. Gansberg	200%
2021 Compensation Decisions for Named Executive Officers
2021 Short-Term Cash Incentive Plan Payout
The group financial performance metrics represent the weighted average results under the plan formula for the insurance, reinsurance, mortgage and investment units determined for 2021. The level of goal achievement for the group during 2021 for open underwriting years was 123.8%, which resulted in a payout factor of 200.0% of target for the group financial goal portion of bonuses. The level of goal achievement for the individual units under the financial goal portion of the Short-Term Cash Incentive Plan for the open underwriting years was 110.0%, 118.0% and 136.0% for the Insurance, Reinsurance and Mortgage segments, respectively, resulting in payout factors of 120.0%, 135.9% and 172.0% of target, respectively.
The strategic performance results, which make up 30% of the calculation, are highlighted in the following pages covering each individual named executive officers’ compensation.
2019-2021 Performance Shares Plan Payout
As stated above, the Company uses performance shares as part of its Long‐Term Incentive (“LTI”) Compensation Plan. Under the terms of the LTI Plan, the final number of shares ultimately earned by the eligible executives is a function of the absolute growth in the TBVPS of the Company’s common shares over a three-year performance period, supplemented by a TSR modifier.
The starting TBVPS for the 2019 grants was $19.96. At the end of 2021, the TBVPS grew to $31.07, a 15.89% annualized increase over the performance period, resulting in a payout percentage of 177.8%, based on TBVPS growth.
Based on Arch Capital’s TSR over the three‐year performance period of 56.6%, which placed it in the 66.7th percentile of our Peer Group, the resulting TSR multiplier was 102.8%.

Annual Change in TBVPS	Payout Percentage	TSR Percentile	Shares Modifier
<6%	0%	≤20%	75%
6%	50%	35%	100%
11%	100%	65%	100%
≥16%	200%	≥80%	125%
Based on the two calculations above, the indicated final payout was 182.8% for the performance shares granted in 2019 that vested on March 10, 2022.

2022 PROXY STATEMENT |	50

Chief Executive Officer
Marc Grandisson Chief Executive Officer
Strategic Goals
Mr. Grandisson’s strategic goals were based on Company performance, including in relation to the Peer Group, progress on key strategic initiatives and succession planning, as discussed below. Under Mr. Grandisson’s leadership, the Company celebrated 20 years and delivered excellent financial results, as highlighted in the “2021 Performance at a Glance” section, notwithstanding active catastrophes and continued uncertainty related to COVID-19. The Compensation Committee evaluated the Company’s growth in after-tax operating income achieved under his leadership, the Company’s continued strong performance in relation to its Peer Group and the Company’s overall focus on underwriting discipline and its conservative approach to investments and capital management. The Committee also reviewed Mr. Grandisson’s oversight of key strategic initiatives in the areas of analytics, M&A, diversity and inclusion, and succession planning as well as continued progress on global IT transformation and Arch Management System, both of which are multi-year initiatives to upgrade and refresh core processes and systems that will generate productivity, efficiency and consumer centric solutions.

Compensation Decisions
■ Base Salary
No change was made to Mr. Grandisson’s base salary in 2021. Effective January 1, 2022, Mr. Grandisson’s base salary was increased to $1,225,000 from $1,000,000 following our annual benchmarking review.

■ Short-Term Cash Incentive	The Compensation Committee reviewed Mr. Grandisson’s performance against his strategic goals, which resulted in a payout factor of 195% on the portion of his bonus that was based on strategic performance.
	2021 STI Metric			Payout Factor	x Weighting	= Adjusted Weighting	x Target Bonus	= Bonus Payout
	Financial Performance—Group			200%	70%	140.00%	$1,650,000	$2,310,000
	Strategic Performance			195%	30%	58.5%		965,250
	TOTAL				100%	198.5%		$3,275,250

No change was made to Mr. Grandisson’s Short-Term Cash Incentive target in 2021. Effective January 1, 2022, Mr. Grandisson’s Short-Term Cash Incentive target was increased to 200% from 165%, following our annual benchmarking review.

■ Long-Term Incentive	On February 26, 2021, the Compensation Committee approved the annual award summarized in the table below. The performance shares are reflected at target, since performance will be measured over the forward-looking three-year period, which will ultimately determine the number of shares earned.
		Performance Shares		Stock Options		Time-Based Restricted Shares
	Grant Date	Number of Shares	Value[1]	Number of Options	Value[1]	Number of Shares	Value[1]	Total
	Feb 26, 2021	69,095	$2,474,983	122,254	$1,125,018	25,126	$900,013	$4,500,014

■ 2019-2021 Perfor-mance Share Cycle Vesting	The starting TBVPS for the 2019 grants was $19.96. At the end of 2021, the TBVPS grew to $31.07, a 15.89% annualized increase over the performance period, resulting in a payout percentage of 177.8%, based on TBVPS growth. Based on Arch Capital’s TSR over the three-year performance period of 56.6%, which placed it in the 66.7th percentile of our Peer Group, the resulting TSR multiplier was 102.8%, and the overall payout factor was set at 182.8%.
	2019 Grant	Approved Payout Factor		Total Vested	Additional Shares Awarded		Value of Additional Shares at 12/31/2021
	75,758	182.8%		138,486	62,728		$2,788,260

[1]    The total long-term incentive value provided in the summary above for performance share awards differs from the grant date fair value reported in the “2021 Summary Compensation” and “2021 Grants of Plan-Based Awards” Tables. The values in the summary above were based on the closing price of our shares on the grant date and the target number of shares. The values in the “2021 Summary Compensation” and “2021 Grants of Plan-Based Awards” Tables were computed at the grant date in accordance with ASC Topic 718. Stock options are valued on the grant date based on the Black-Scholes option pricing methodology and restricted shares are valued based on the closing price of our common shares on the grant date.

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Chief Financial Officer
François Morin Executive Vice President, Chief Financial Officer and Treasurer
Strategic Goals
Mr. Morin’s strategic goals were based on our financial strength ratings, strategic initiatives, updating of financials systems, treasury operations and processes and succession planning, as discussed below. Mr. Morin worked effectively at managing investor, rating agency and auditor relations to keep our financial strength ratings strong. Under Mr. Morin’s leadership, the Company raised $500 million in Series G Preference Shares (at 4.55% coupon, fixed for life), in order to refinance its Series E Preferred Shares. The Compensation Committee evaluated Mr. Morin’s role in strategic initiatives, including the successful restructuring of our ownership rights in Somers resulting in the de-consolidation of Somers from the Company’s financial statements, the deployment of $450 million in Insurance Corporate-Owned Life Insurance and formation of an Irish Collective Asset-Management Vehicle to house certain investments. Mr. Morin also continued focus on the multi-year transformation of group-wide financial systems and reporting, treasury operations, risk management and investment processes and identified the next level of leaders for the function.
Compensation Decisions
■ Base Salary	Mr. Morin’s salary was increased from $625,000 to $675,000 in January 2021 following our annual benchmarking review, and no adjustments were made for 2022.
■ Short-Term Cash Incentive	The Compensation Committee reviewed Mr. Morin’s performance against his strategic goals, which resulted in a payout factor of 200% on the portion of his bonus that was based on strategic performance.
	2021 STI Metric			Payout Factor	x Weighting	= Adjusted Weighting	x Target Bonus	= Bonus Payout
	Financial Performance—Group			200%	70%	140.00%	$911,250	$1,275,700
	Strategic Performance			200%	30%	60%		546,800
	TOTAL				100%	200%		$1,822,500

■ Long-Term Incentive	On February 26, 2021, the Compensation Committee approved the annual award summarized in the table below. The performance shares are reflected at target, since performance will be measured over the forward-looking three-year period, which will ultimately determine the number of shares earned.
		Performance Shares		Stock Options		Time-Based Restricted Shares
	Grant Date	Number of Shares	Value[1]	Number of Options	Value[1]	Number of Shares	Value[1]	Total
	Feb 26, 2021	20,729	$742,513	36,676	$337,504	7,538	$270,011	$1,350,028

■ 2019-2021 Perfor-mance Share Cycle Vesting	The starting TBVPS for the 2019 grants was $19.96. At the end of 2021, the TBVPS grew to $31.07, a 15.89% annualized increase over the performance period, resulting in a payout percentage of 177.8%, based on TBVPS growth. Based on Arch Capital’s TSR over the three-year performance period of 56.6%, which placed it in the 66.7th percentile of our Peer Group, the resulting TSR multiplier was 102.8%, and the overall payout factor was set at 182.8%.
	2019 Grant	Approved Payout Factor		Total Vested	Additional Shares Awarded		Value of Additional Shares at 12/31/2021
	21,044	182.8%		38,468	17,424		$774,497

[1]    The total long-term incentive value provided in the summary above for performance share awards differs from the grant date fair value reported in the “2021 Summary Compensation” and “2021 Grants of Plan-Based Awards” Tables. The values in the summary above were based on the closing price of our shares on the grant date and the target number of shares. The values in the “2021 Summary Compensation” and “2021 Grants of Plan-Based Awards” Tables were computed at the grant date in accordance with ASC Topic 718. Stock options are valued on the grant date based on the Black-Scholes option pricing methodology and restricted shares are valued based on the closing price of our common shares on the grant date.

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Insurance Unit Executive
Nicolas Papadopoulo President and Chief Underwriting Officer, Arch Capital and CEO, Arch Worldwide Insurance Group
Strategic Goals
Mr. Papadopoulo’s strategic goals were based on growth strategies, strategic initiatives, leadership development, and diversity and inclusion initiatives, as described below. Mr. Papadopoulo continues to create alignment and common strategies around future growth for all Arch’s segments, namely, Insurance, Reinsurance and Mortgage. Under Mr. Papadopoulo’s leadership, Insurance group net written premiums grew over 30%, the most of any of our insurance peers and expanded Arch’s footprint in Middle Market and increased gross written premiums by 25% in Insurance North America. The Compensation Committee also evaluated Mr. Papadopoulo’s role in strategic initiatives, including the use of strategic analytics and digital partnership successes to drive innovation and increase profitability. Mr. Papadopoulo focused on continuing to support the development of leaders across Arch and those identified as high potential talent. Mr. Papadopoulo also concentrated on the Company’s diversity and inclusion initiatives, including serving as Executive Sponsor of the newly formed Women and Allies Employee Network.

Compensation Decisions
■ Base Salary	Mr. Papadopoulo’s salary was increased from $750,000 to $800,000 in January 2021 following our annual benchmarking review, and no adjustments were made for 2022.
■ Short-Term Cash Incentive	The Compensation Committee reviewed Mr. Papadopoulo’s performance against his strategic goals, which resulted in a payout factor of 225% on the portion of his bonus that was based on strategic performance.
	2021 STI Metric			Payout Factor	x Weighting	= Adjusted Weighting	x Target Bonus	= Bonus Payout
	Financial Performance—Group			200%	30%	60%	$1,200,000	$720,000
	Financial Performance—Segment[1]			128.5%	40%	51.4%		616,800
	Strategic Performance			225%	30%	67.5%		810,000
	TOTAL				100%	178.9%		$2,146,800
	[1] Payout factor was derived from a 30%, 5%, 5% weighted contribution respectively from Insurance, Reinsurance and Mortgage segments.

■ Long-Term Incentive	On February 26, 2021, the Compensation Committee approved the annual award summarized in the table below. The performance shares are reflected at target, since performance will be measured over the forward-looking three-year period, which will ultimately determine the number of shares earned.
		Performance Shares		Stock Options		Time-Based Restricted Shares
	Grant Date	Number of Shares	Value[1]	Number of Options	Value[1]	Number of Shares	Value[1]	Total
	Feb 26, 2021	36,851	$1,320,003	65,202	$600,008	13,400	$479,988	$2,399,999

■ 2019-2021 Perfor-mance Share Cycle Vesting	The starting TBVPS for the 2019 grants was $19.96. At the end of 2021, the TBVPS grew to $31.07, a 15.89% annualized increase over the performance period, resulting in a payout percentage of 177.8%, based on TBVPS growth. Based on Arch Capital’s TSR over the three-year performance period of 56.6%, which placed it in the 66.7th percentile of our Peer Group, the resulting TSR multiplier was 102.8%, and the overall payout factor was set at 182.8%.
	2019 Grant	Approved Payout Factor		Total Vested	Additional Shares Awarded		Value of Additional Shares at 12/31/2021
	25,253	182.8%		46,162	20,909		$929,405

[1]    The total long-term incentive value provided in the summary above for performance share awards differs from the grant date fair value reported in the “2021 Summary Compensation” and “2021 Grants of Plan-Based Awards” Tables. The values in the summary above were based on the closing price of our shares on the grant date and the target number of shares. The values in the “2021 Summary Compensation” and “2021 Grants of Plan-Based Awards” Tables were computed at the grant date in accordance with ASC Topic 718. Stock options are valued on the grant date based on the Black-Scholes option pricing methodology and restricted shares are valued based on the closing price of our common shares on the grant date.

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Reinsurance Unit Executive
Maamoun Rajeh Chairman and Chief Executive Officer, Arch Worldwide Reinsurance Group
Strategic Goals
Mr. Rajeh’s strategic goals were based on reinsurance growth and margin improvement, strategic initiatives, improvement of operational efficiencies, leadership development and diversity and inclusion initiatives, as described below. Under Mr. Rajeh’s direction of the reinsurance group, the group generated $1.3 billion in business growth and improved margins. The Compensation Committee also evaluated Mr. Rajeh’s role in strategic initiatives, including the acquisition of Precision Marketing Asia Pacific (PMAP), which will increase distribution in Japan and the completion of the Somers acquisition. Mr. Rajeh continued to increase operational efficiency, with the launch of Large Loss Reporting and in partnership with IT and Strategic Analytics, continues to find ways to increase capacity and efficiency. Mr. Rajeh continues to focus on the development of leaders in the group and initiated the Arch RE-thinking program for the next generation of leaders. Mr. Rajeh continues to focus the group on the Company’s diversity and inclusion goals, including training programs and the expansion of the successful Internship Program.

Compensation Decisions
■ Base Salary	Mr. Rajeh’s salary was increased from $650,000 to $725,000 in January 2021 following our annual benchmarking review, and no adjustments were made for 2022.
■ Short-Term Cash Incentive	The Compensation Committee reviewed Mr. Rajeh’s performance against his strategic goals, which resulted in a payout factor of 175% on the portion of his bonus that was based on strategic performance.
	2021 STI Metric			Payout Factor	x Weighting	= Adjusted Weighting	x Target Bonus	= Bonus Payout
	Financial Performance—Group			200%	20%	40%	$978,750	$391,500
	Financial Performance—Segment[1]			123.3%	50%	61.65%		603,400
	Strategic Performance			175%	30%	52.5%		513,800
	TOTAL				100%	154.15%		$1,508,700

[1] The payout factor was reduced for amounts calculated under the reinsurance segment’s formula under the short-term cash incentive plan attributable to performance for prior underwriting years in recognition of the fact that an additional bonus amount of $409,000 was also paid to Mr. Rajeh in March 2022 for those prior underwriting years due to his continued participation in the Reinsurance segment’s separate Formula Approach bonus plan for those prior years. In order to more clearly focus Mr. Rajeh’s incentives on the factors established under our current short-term cash incentive plan, all of Mr. Rajeh’s legacy entitlements under the Formula Approach were satisfied by a payment of $3,191,451 in March 2022, which was in addition to the $409,000 payment described above.

■ Long-Term Incentive	On February 26, 2021, the Compensation Committee approved the annual award summarized in the table below. The performance shares are reflected at target, since performance will be measured over the forward-looking three-year period, which will ultimately determine the number of shares earned.
		Performance Shares		Stock Options		Time-Based Restricted Shares
	Grant Date	Number of Shares	Value[1]	Number of Options	Value[1]	Number of Shares	Value[1]	Total
	Feb 26, 2021	22,264	$797,496	39,393	$362,506	8,096	$289,999	$1,450,001

■ 2019-2021 Perfor-mance Share Cycle Vesting	The starting TBVPS for the 2019 grants was $19.96. At the end of 2021, the TBVPS grew to $31.07, a 15.89% annualized increase over the performance period, resulting in a payout percentage of 177.8%, based on TBVPS growth. Based on Arch Capital’s TSR over the three-year performance period of 56.6%, which placed it in the 66.7th percentile of our Peer Group, the resulting TSR multiplier was 102.8%, and the overall payout factor was set at 182.8%.
	2019 Grant	Approved Payout Factor		Total Vested	Additional Shares Awarded		Value of Additional Shares at 12/31/2021
	21,886	182.8%		40,008	18,122		$805,523

[1]    The total long-term incentive value provided in the summary above for performance share awards differs from the grant date fair value reported in the “2021 Summary Compensation” and “2021 Grants of Plan-Based Awards” Tables. The values in the summary above were based on the closing price of our shares on the grant date and the target number of shares. The values in the “2021 Summary Compensation” and “2021 Grants of Plan-Based Awards” Tables were computed at the grant date in accordance with ASC Topic 718. Stock options are valued on the grant date based on the Black-Scholes option pricing methodology and restricted shares are valued based on the closing price of our common shares on the grant date.

2022 PROXY STATEMENT |	54

Mortgage Unit Executive
David E. Gansberg Chief Executive Officer, Global Mortgage Group
Strategic Goals
Mr. Gansberg’s strategic goals were based on underwriting profits, strategic initiatives, leadership development, and diversity and inclusion initiatives, as described below. Under Mr. Gansberg’s leadership, the Mortgage group earned $953 million of underwriting profit at a 27% combined ratio, a 60% increase in profit and 32-point drop in combined ratio over 2020. The group’s year-end delinquency rate declined to 2.36% vs. 4.19% at year-end 2020, the lowest of all legacy competitors. The Compensation Committee also evaluated his oversight of strategic initiatives including the completion of the Westpac Lenders Mortgage Insurance Limited (WLMI) acquisition and execution of a reinsurance strategy to maximize capital efficiency. Mr. Gansberg continues to support the development and coaching of his leadership team, in addition to the development of the next generation of leaders. Under Mr. Gansberg’s direction, the Mortgage group was named a top 3 Best Places To Work for the third year in a row by Triad Business Journal. As part of the Company’s group-wide efforts, Mr. Gansberg’s commitment to diversity and inclusion activities remain strong, with the selection of the group’s first Arch MI Scholar at North Carolina A&T University - the nation’s largest historically Black college, located in Greensboro, NC. The group was also named an honoree in the Triad Business Journal’s inaugural Leaders in Diversity awards.

Compensation Decisions
■ Base Salary	Mr. Gansberg’s salary was increased from $650,000 to $725,000 in January 2021 following our annual benchmarking review, and no adjustments were made for 2022.
■ Short-Term Cash Incentive	The Compensation Committee reviewed Mr. Gansberg’s performance against his strategic goals, which resulted in a payout factor of 175% on the portion of his bonus that was based on strategic performance.
	2021 STI Metric			Payout Factor	x Weighting	= Adjusted Weighting	x Target Bonus	= Bonus Payout
	Financial Performance—Group			200%	20%	40%	$978,750	$391,500
	Financial Performance—Segment[1]			116.1%	50%	58.05%		568,200
	Strategic Performance			175%	30%	52.5%		513,800
	TOTAL				100%	150.55%		$1,473,500

[1] The payout factor was reduced for amounts calculated under the mortgage segment’s formula under the short-term cash incentive plan attributable to performance for prior underwriting years in recognition of the fact that an additional bonus amount of $398,000 was also paid to Mr. Gansberg in March 2022 for those prior underwriting years due to his continued participation in the Mortgage segment’s separate formulaic bonus plan for those prior years.

■ Long-Term Incentive	On February 26, 2021, the Compensation Committee approved the annual award summarized in the table below. The performance shares are reflected at target, since performance will be measured over the forward-looking three-year period, which will ultimately determine the number of shares earned.
		Performance Shares		Stock Options		Time-Based Restricted Shares
	Grant Date	Number of Shares	Value[1]	Number of Options	Value[1]	Number of Shares	Value[1]	Total
	Feb 26, 2021	22,264	$797,496	39,393	$362,506	8,096	$289,999	$1,450,001

■ 2019-2021 Perfor-mance Share Cycle Vesting	The starting TBVPS for the 2019 grants was $19.96. At the end of 2021, the TBVPS grew to $31.07, a 15.89% annualized increase over the performance period, resulting in a payout percentage of 177.8%, based on TBVPS growth. Based on Arch Capital’s TSR over the three-year performance period of 56.6%, which placed it in the 66.7th percentile of our Peer Group, the resulting TSR multiplier was 102.8%, and the overall payout factor was set at 182.8%.
	2019 Grant	Approved Payout Factor		Total Vested	Additional Shares Awarded		Value of Additional Shares at 12/31/2021
	14,989	182.8%		27,400	12,411		$551,669

[1]    The total long-term incentive value provided in the summary above for performance share awards differs from the grant date fair value reported in the “2021 Summary Compensation” and “2021 Grants of Plan-Based Awards” Tables. The values in the summary above were based on the closing price of our shares on the grant date and the target number of shares. The values in the “2021 Summary Compensation” and “2021 Grants of Plan-Based Awards” Tables were computed at the grant date in accordance with ASC Topic 718. Stock options are valued on the grant date based on the Black-Scholes option pricing methodology and restricted shares are valued based on the closing price of our common shares on the grant date.

55	| 2022 PROXY STATEMENT

2022 Long-Term Incentive Awards
In February of 2022, and as will be described in more detail in next year’s Proxy Statement for 2022, the Company made regular cycle long-term incentive grants in the form of performance shares, stock options and time-based restricted stock to the named executive officers. For the 2022 regular cycle grants, each of the named executive officers received the following:

Name	2022 Target (% of Base Salary)	February 2022 Regular Grants[1]
Marc Grandisson[2]	450%	$5,512,500
François Morin	200%	$1,350,000
Nicolas Papadopoulo	300%	$2,400,000
Maamoun Rajeh	200%	$1,450,000
David E. Gansberg	200%	$1,450,000
1 Similar to the regular cycle long-term incentive awards granted in 2021 and presented in the 2021 Compensation Decisions section, in February 2022, the Company granted 55% in performance shares (measured by economic value), 25% in stock options and 20% in time-based restricted shares.
2    Mr. Grandisson’s February 2022 grant increased as a result of his January 1, 2022 base salary change, as described in “2021 Compensation Decisions for Named Executive Officers.”

Additional Compensation Policies and Practices
Arch Capital’s compensation philosophy and related governance features are also complemented by several specific elements that are designed to align our compensation with long-term shareholder interests. These elements include the following:
Clawback Policy
The Company has a clawback policy covering all executive officers, including the chief executive officer. This policy provides that, in the event the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws, the Compensation Committee will review all cash and equity incentive-based compensation that was paid to current or former executive officers during the three-year period preceding the required restatement. If any such incentive-based compensation would have been lower as a result of the restated financial results, the Compensation Committee will require the reimbursement of the incremental portion of the incentive-based compensation in excess of the compensation that would have been paid based on the restated financial results (to the extent permitted by applicable law). This policy will be interpreted in accordance with the applicable rules of NASDAQ (or other securities exchange on which our common shares are listed from time to time).
No Excise Tax Gross-Ups
The Company does not provide excise tax gross-up payments to any of its executives in connection with change in control payments.
No Tax Gross-Ups
The Company does not include tax gross-up provisions in employment agreements and does not provide tax gross-ups to our named executive officers.
Share Ownership Guidelines
In an effort to further align the interests of the senior management team with the interests of shareholders, the Company has share ownership guidelines that require these executives to maintain designated levels of ownership of the common shares of Arch Capital. Specifically, these guidelines require common share ownership levels as follows: (1) chief executive officer of Arch Capital—six times base salary; and (2) named executive officers and other executives who file reports under Section 16 of the Exchange Act—four times base salary. Each executive has five years to comply with the guidelines. Unvested restricted shares and shares subject to unvested restricted share units which, in either case, vest solely based on time and continued employment will be counted toward the target ownership level. Unvested performance restricted shares and shares subject to unvested performance restricted share units will be counted toward the target ownership level to the extent, if any, that the performance targets would have been achieved based on performance through the last completed calendar year of the applicable performance period (as determined by the Company). Shares subject

2022 PROXY STATEMENT |	56

to stock options and SARs do not count toward the requirement. See also “Director Compensation—Matters Relating to Director Share Ownership” for a description of share ownership guidelines that require our non- employee directors to maintain designated levels of ownership of common shares of Arch Capital.
Share Holding Requirements for Executives
To ensure each of our senior executives meets our share ownership guidelines, the Company requires that each senior executive retain 50% of the net profit shares received from Company equity awards until the executive meets target ownership levels. Net profit shares are the shares remaining after payment of the exercise price of an option and taxes owed on exercise of options or SARs, vesting of restricted stock or vesting and payout under restricted stock units and performance shares. See also “Director Compensation—Matters Relating to Director Share Ownership” for a description of share retention guidelines that require our non-employee directors to maintain designated levels of ownership of common shares of Arch Capital.
No Hedging Permitted
As part of our Code of Business Conduct, our officers, directors and other employees are not permitted to engage in hedging activities with respect to Arch Capital’s common shares or any other publicly-traded equity or debt securities issued by Arch Capital or any of its subsidiaries. Specifically, they may not engage in short sales, purchase or sale of financial instruments or derivatives, including puts and calls, that hedge or offset any change in the market value of such securities. In addition, our officers, directors and other employees may not otherwise engage in transactions that are designed to, or have, the same effect.
Limits on Pledging
Our Code of Business Conduct discourages the pledging of our common shares as collateral for loans and includes limitations.
▪In no event may any executive officer or director of the Company pledge an amount of common shares in respect of a loan that exceeds the lesser of 30% of the common shares beneficially owned by the individual (as reported or would be reported in our Proxy Statement) or 0.5% of the then outstanding common shares of Arch Capital; and
▪any securities pledged would not count toward satisfying any required ownership level of securities under relevant share retention guidelines.
Double-Trigger Change in Control Provision
The equity-based compensation award agreements for the named executive officers provide that, in the event the officer’s employment is terminated by the Company other than for cause, or by the officer for good reason, within two years following the consummation of a change in control in which the awards are assumed by the acquirer, unvested awards would immediately vest, and the options and SARs would have a remaining term of 90 days from termination.
Options and SARs
Our plans do not permit granting of stock options or SARs at an exercise price below the closing price on the grant date and also do not allow for repricing or reducing the exercise price of a stock option or SAR. We also do not allow out-of-the-money options or SARs to be exchanged for cash or other property.
Procedures Regarding Share-Based Compensation
The Compensation Committee, or a subcommittee comprised of at least two of its members, approves all grants of share-based compensation to the named executive officers and other executives who file reports under Section 16 of the Exchange Act, and these awards have generally also been ratified by the full Board.
The grant date for annual grants of share-based compensation is determined on the dates of regularly scheduled meetings of the full Board to provide assurance that grant timing is not being manipulated for employee gain. Generally, awards are granted to the named executive officers as part of the annual process, which encompassed 905 employees worldwide for awards granted in 2021. We may grant a small percentage of awards at other times throughout the year on the date of regularly scheduled meetings of the Compensation Committee or the full Board in connection with hiring or the promotion of an executive or special retention circumstances. In the case of new hires, the awards have grant dates corresponding to the date the employment commences for the new hire.
Retirement and Benefit Plans
Our named executive officers participate in retirement and benefit plans provided to other employees. The benefit plans include medical coverage and life and disability insurance. Our health and welfare plans help ensure that the Company has a productive and focused workforce through reliable and competitive healthcare and other benefits. Defined contribution retirement plans are provided for all employees according to local market practice. Retirement plans help employees save and prepare for retirement. In addition, the Company

57	| 2022 PROXY STATEMENT

maintains an Executive Supplemental Non-Qualified Savings and Retirement Plan covering our U.S.-based senior executives which is described under “2021 Non-Qualified Deferred Compensation.” Our named executive officers who are Bermuda-based are not permitted to participate in the non-qualified defined contribution retirement plan due to applicable United States income tax rules. In lieu of pension and matching contributions through the non-qualified plan, we have provided comparable benefits in the form of current cash payments, which are included in the “2021 Summary Compensation Table” in the “All Other Compensation”
column.
Other Personal Benefits
The Company provides our named executive officers who are based in Bermuda with perquisites and other benefits that the Company and Compensation Committee believe are reasonable and consistent with market practice in Bermuda to better enable the Company to attract and retain key employees. Such amounts have been included in the “2021 Summary Compensation Table” in the “All Other Compensation” column.

Tax Considerations
Section 162(m)
Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) generally limits the deductible amount of annual compensation paid to a “covered employee” (i.e., the chief executive officer, chief financial officer and certain other current or former executive officers) to no more than $1,000,000 each. Since Arch Capital will not generally be subject to United States income tax, the limitation on deductibility will not directly apply to it. However, the limitation would apply to a United States subsidiary of Arch Capital if it employs a covered employee. The Compensation Committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to our success. Consequently, the Compensation Committee recognizes that the loss of a tax deduction could be necessary or advisable in some circumstances due to the restrictions of Section 162(m).

2022 PROXY STATEMENT |	58

Report of the Compensation Committee on the Compensation Discussion and Analysis
The Compensation Committee reviewed and discussed the “Compensation Discussion and Analysis” section included in this Proxy Statement with management. Based on such review and discussion, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” section be included in the 2021 Annual Report and this Proxy Statement for filing with the SEC.

COMPENSATION COMMITTEE Eugene S. Sunshine (Chair) John L. Bunce, Jr. Eric W. Doppstadt Louis J. Paglia Thomas R. Watjen (as of September 17, 2021)

Compensation Committee Interlocks and Insider Participation
During 2021, the Compensation Committee consisted of Eugene S. Sunshine (chair), John L. Bunce, Jr., Eric W. Doppstadt, Louis J. Paglia and Thomas R. Watjen (as of September 17, 2021).
From time to time, in the ordinary course of our business, we may enter into transactions, including insurance and reinsurance transactions and brokerage or other arrangements for the production of business, with entities in which companies or funds affiliated with directors of Arch Capital may have an ownership or other interest.
In 2021, no such transactions took place by Compensation Committee members throughout the year.

59	| 2022 PROXY STATEMENT

Executive Compensation Tables
The following tables, narrative and footnotes discuss the compensation of the (i) chief executive officer, (ii) chief financial officer and (iii) the three other most highly compensated executive officers during 2021. These individuals are referred to as the named executive officers.

2021 Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Annual Bonus ($)		Stock Awards ($)(2)	Option Awards ($)(3)		Non-Equity Incentive Plan Compensation ($)(4)		All Other Compensation ($)(5)	Total ($)
Marc Grandisson	2021	1,000,000	—		3,482,784	1,125,018		3,300,000		428,211	9,336,013
Chief Executive Officer and Class III Director, Arch Capital	2020	1,000,000	—		3,477,082	1,125,006		2,737,000		440,744	8,779,832
	2019	1,000,000	—		3,614,402	1,125,114		3,176,000		444,513	9,360,029
François Morin	2021	675,000	—		1,044,861	337,504		1,822,500	(7)	298,034	4,177,899
Executive Vice President, Chief Financial Officer and Treasurer, Arch Capital	2020	625,000	—		965,844	312,501	(6)	1,425,000		285,260	3,613,605
	2019	625,000	—		1,003,998	312,532		1,561,000	(7)	282,755	3,785,285
Nicolas Papadopoulo	2021	800,000	—		1,857,478	600,008		2,192,600		409,873	5,859,959
President and Chief Underwriting Officer, Arch Capital and CEO, Arch Worldwide Insurance Group	2020	750,000	—		1,159,012	374,999		1,419,000		399,517	4,102,528
	2019	750,000	—		1,204,824	375,035		1,544,000		382,650	4,256,509
Maamoun Rajeh	2021	725,000	3,600,451	(8)	1,122,227	362,506		1,548,400		560,148	7,918,732
Chairman and Chief Executive Officer, Arch Worldwide Reinsurance Group	2020	650,000	589,856	(8)	1,004,477	325,002		1,165,144	(9)	588,785	4,323,264
	2019	650,000	916,827	(8)	1,044,163	325,031		1,247,182		531,746	4,714,949
David E. Gansberg	2021	725,000	398,000	(10)	1,122,227	362,506		1,513,200		79,493	4,200,426
Chief Executive Officer, Global Mortgage Group	2020	650,000	213,200	(10)	1,004,477	325,002		1,223,800		72,016	3,488,495
	2019	631,792	368,402	(10)	859,035	200,812		1,255,176		67,644	3,382,861
(1)The amount in the “Salary” column represents the base salary earned by each of the named executive officers in the applicable year.
(2)The amounts reported in the “Stock Awards” column represent the aggregate grant date fair value of stock awards determined pursuant to ASC Topic 718, using the assumptions set forth in the notes accompanying our financial statements. See note 22, “Share-Based Compensation,” on pages 159-162 of the notes accompanying our consolidated financial statements included in our 2021 Annual Report. The amounts for 2021 include the grant date fair value of the annual performance shares based upon the probable outcome of the performance conditions as of the grant date. Performance shares, which pay in shares of Arch Capital will vest based upon growth in TBVPS over a three-year period. In addition, the performance shares are subject to a TSR modifier. The relative TSR modifier will reduce or increase the amount of shares earned by 25% if TSR over the three-year performance period relative to our Peer Group falls outside of a defined range. See “Elements of Compensation Program—2021 Long-Term
Incentive Plan” for more information about the relative TSR modifier. Assuming the highest level of performance is achieved for the 2021 award, the grant date fair value of the performance shares would be Mr. Grandisson—$5,165,542; Mr. Morin—$1,549,700; Mr. Papadopoulo—$2,754,981; Mr. Rajeh—$1,664,457; and Mr. Gansberg—$1,664,457.
(3)The amounts reported in the “Option Awards” column represent the aggregate grant date fair value of awards computed in accordance with ASC Topic 718. We have computed the estimated grant date fair values of share-based compensation related to stock options using the Black-Scholes option valuation model having applied the assumptions set forth in the notes accompanying our financial statements. See note 22, “Share-Based Compensation,” on pages 159-162 of the notes accompanying our consolidated financial statements included in our 2021 Annual Report.
(4)The amounts reported in the “Non-Equity Incentive Plan Compensation” column for 2021 reflect the amounts earned by each named executive officer under the annual performance

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incentive plan for 2021. In addition, the amounts for Messrs. Grandisson, Papadopoulo, Rajeh and Gansberg, include amounts awarded and paid in February 2022 attributable to 2020 financial performance and continued employment through the payment date in the amounts of $24,750, $45,800, $39,700 and $39,700, respectively.
(5)The table below describes the incremental cost to the Company of other benefits provided to our named executive officers, which are included in the “All Other Compensation” column. The table below provides the details of all other compensation required by SEC rules to be separately quantified for 2021.

Name	Housing Allowance (Bermuda)($)	Retirement Plans ($)(a)	Social Insurance ($)(b)	Other ($)(c)
Marc Grandisson	218,251	122,950	1,868	—
François Morin	82,644	90,735	1,868	75,000
Nicolas Papadopoulo	217,508	93,950	1,868	—
Maamoun Rajeh	218,954	97,985	1,868	139,000
David E. Gansberg	—	78,410	—	—
(a)Represents contributions to our defined contribution plans and also includes a payment of an amount equal to the pension and matching contributions set forth in the non-qualified deferred compensation plan which, due to applicable tax laws, was made outside the plan.
(b)Represents employer payment of employee portion of Bermuda social insurance.
(c)The amounts for Messrs. Morin and Rajeh represent an expatriate expense allowance for employees situated in Bermuda.
In addition, the “All Other Compensation” column also includes the following other benefits, none of which individually exceeded the greater of $25,000 or 10% of the total amount of these benefits.

	Marc Grandisson	François Morin	Nicolas Papadopoulo	Maamoun Rajeh	David E. Gansberg
Automobile Allowance	Y		Y	Y
Cell Allowance					Y
Club Dues	Y	Y	Y	Y
Family Travel	Y	Y	Y	Y
Life Insurance and LTD	Y	Y	Y	Y
Fees for Children Schooling	Y		Y	Y
Tax Preparation Services	Y	Y	Y	Y

(6)The amount set forth for option awards for calendar year 2020 is $312,199 less than the amount shown for Mr. Morin’s option awards in the Company’s Proxy Statement for its 2021 annual meeting because his option awards for 2020 were previously inadvertently overstated by that amount. The overstatement was due to the inclusion in the option column of the value of options received by him in lieu of a portion of his approved short-term incentive payment for 2020, which amount should have only been shown in the Non-Equity Incentive Plan Compensation column.
(7)Mr. Morin elected to receive 25% of his 2021 approved short-term incentive payment in the form of stock options under elections provided by the Company for Bermuda-based employees. On February 25, 2022, Mr. Morin was awarded 34,698 stock options, with a Black-Scholes value equal to $455,622. Such stock options awarded are fully vested and will expire 10 years from the date of grant. Mr. Morin also elected to receive 20% of his 2019 approved short-term incentive payment in the form of stock options under elections provided by the Company for Bermuda-based employees. On February 27, 2020, Mr. Morin was awarded 38,309 stock options with a Black-Scholes value equal to $312,199. Such stock options awarded are fully vested and will expire 10 years from the date of grant.
(8)Mr. Rajeh participated under the Formula Approach of our Bermuda Incentive Compensation Plan for underwriting years through 2017, which provides for payments over a development period of up to 10 years. The 2021 bonus payment for Mr. Rajeh represents payment in full under the Formula Approach for all prior underwriting years, as determined by the Compensation Committee. The 2020 bonus payment for Mr. Rajeh represented payments under the Formula Approach for prior underwriting years. The 2019 payment of $916,827 was comprised of a bonus amount of $506,827 calculated under the Formula Approach for prior underwriting years, and an additional bonus payment of $410,000 reflecting Mr. Rajeh’s service as Chairman and Chief Executive Officer of our Worldwide Reinsurance Group since October 2017. No additional payments will be payable to Mr. Rajeh under the Formula Approach.
(9)Mr. Rajeh elected to receive 50% of his 2020 approved short-term incentive payment in the form of stock options under elections provided by the Company for Bermuda-based employees. On February 26, 2021, Mr. Rajeh was awarded 63,308 stock options with a Black-Scholes value equal to $582,572. Such stock options awarded are fully vested and will expire 10 years from the date of grant.
(10)The 2019, 2020 and 2021 bonus payments for Mr. Gansberg, represent payments under the Formula Approach for prior underwriting years.

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2021	Grants of Plan-Based Awards
The following table provides information concerning grants of share-based awards made to our named executive officers in fiscal year 2021:

		Est. Future Payouts Under Non-Equity Incentive Plan Awards (2)			Est. Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(5)	Exercise or Base Price of Option Awards ($/Sh) (5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Name	Grant Date (1)	Threshold	Target	Maximum	Threshold	Target	Maximum
Marc Grandisson	2/26/2021				34,548	69,095	138,190			37.38	2,582,771
	2/26/2021							25,126		35.82	900,013
	2/26/2021								122,254	35.82	1,125,018
	NA	330,000	1,650,000	3,300,000
François Morin (7)	2/26/2021				10,365	20,729	41,458			37.38	774,850
	2/26/2021							7,538		35.82	270,011
	2/26/2021								36,676	35.82	337,504
	NA	182,250	911,250	1,822,500
Nicolas Papadopoulo	2/26/2021				18,426	36,851	73,702			37.38	1,377,490
	2/26/2021							13,400		35.82	479,988
	2/26/2021								65,202	35.82	600,008
	NA	240,000	1,200,000	2,400,000
Maamoun Rajeh	2/26/2021				11,132	22,264	44,528			37.38	832,228
	2/26/2021							8,096		35.82	289,999
	2/26/2021								39,393	35.82	362,506
	NA	195,750	978,750	1,957,500
David E. Gansberg	2/26/2021				11,132	22,264	44,528			37.38	832,228
	2/26/2021							8,096		35.82	289,999
	2/26/2021								39,393	35.82	362,506
	NA	195,750	978,750	1,957,500
(1)All of the share-based grants indicated above were awarded under the 2018 Long-Term Incentive and Share Award Plan.
(2)The amounts represent the possible payouts under our annual incentive compensation plan. The amount reported in the “Target” column represents the annual target incentive bonus opportunity for each executive. The amounts reported in the “Threshold” and “Maximum” columns in the table represent the amounts determined pursuant to the annual incentive compensation plan. Actual payments under these awards were determined in February 2022, were paid in March 2022, and are included in the “Non-Equity Incentive Plan Compensation” column of the “2021 Summary Compensation Table.”
(3)The awards represent performance shares granted in February 2021. The amounts reported in the “Threshold,” “Target” and “Maximum” columns represent the number of performance shares awarded subject to performance vesting conditions. The performance period for the awards is from January 1, 2021 to December 31, 2023. The awards are subject to an additional time vesting period through March 4, 2024 and a relative TSR modifier. Refer to “Elements of Compensation Program—2021 Long-Term Incentive Awards.” The grant date fair value is included in the “Stock Awards” column of the “2021 Summary Compensation Table.”
(4)The awards represent restricted shares granted in February 2021. The restricted shares will vest over a three-year period.
(5)The awards represent stock options granted in February 2021. All of the stock options reported in the table have a maximum term of 10 years from the grant date and vest over a three-year period. The exercise price of stock options is the closing price of our common shares on the respective grant date.
(6)The amounts shown in this column represent the grant date fair value of the underlying award computed in accordance with accounting guidance governing share-

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based compensation arrangements as discussed in note 22, “Share-Based Compensation,” on pages 159-162 of the notes accompanying our consolidated financial statements included in our 2021 Annual Report. The grant date fair value of the performance share awards was based upon the probable outcome of the performance conditions as of the grant date.
(7)Mr. Morin elected to receive 25% of his approved cash bonus for 2021 in the form of stock options under an election provided by the Company for Bermuda-based employees. On February 25, 2022, Mr. Morin was awarded 34,698 stock options, with a Black-Scholes value equal to $455,622. The stock options are fully vested and will expire 10 years from the date of grant. The Black-Scholes value of these stock options is reflected in the “2021 Summary Compensation Table” in the “Non-Equity Incentive Plan Compensation” column for 2021, but had an intrinsic value of zero on the grant date.

Outstanding Equity Awards at 2021 Fiscal Year-End
The following table provides information concerning unexercised options and stock that has not vested for each named executive officer outstanding as of December 31, 2021:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Marc Grandisson	75,000	—	12.86	5/9/2022	48,439	2,153,114	203,198	9,032,151
	100,800	—	14.22	11/12/2022
	53,100	—	17.84	5/9/2023
	48,000	—	19.09	5/13/2024
	80,991	—	19.03	11/6/2024
	43,890	—	20.84	5/13/2025
	34,830	—	23.90	5/13/2026
	69,600	—	32.09	5/8/2027
	616,284	—	26.79	4/9/2028
	133,821	—	26.55	5/11/2028
	94,864	47,361	32.67	2/28/2029
	46,107	91,939	42.42	2/27/2030
	—	122,254	35.82	2/26/2031
François Morin	3,300	—	12.86	5/9/2022	14,014	622,922	57,980	2,577,211
	16,500	—	14.22	11/12/2022
	5,655	—	17.84	5/9/2023
	5,025	—	18.09	7/25/2023
	6,000	—	19.09	5/13/2024
	4,599	—	19.43	12/4/2024
	11,460	—	20.84	5/13/2025
	12,630	—	23.90	5/13/2026
	11,010	—	32.09	5/8/2027
	31,224	—	26.55	5/11/2028
	27,534	—	29.13	7/24/2028
	26,351	13,156	32.67	2/28/2029
	12,807	25,539	42.42	2/27/2030
	38,309	—	42.42	2/27/2030
	—	36,676	35.82	2/26/2031

63	| 2022 PROXY STATEMENT

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Nicolas Papadopoulo	9,213	—	20.84	5/13/2025	21,171	941,051	81,552	3,624,986
	21,930	—	23.90	5/13/2026
	22,050	—	32.09	5/8/2027
	150,000	—	32.13	9/19/2027
	44,607	—	26.55	5/11/2028
	31,621	15,787	32.67	2/28/2029
	15,369	30,646	42.42	2/27/2030
	—	65,202	35.82	2/26/2031
Maamoun Rajeh	19,800	—	17.84	5/9/2023	14,831	659,238	61,005	2,711,672
	19,500	—	19.09	5/13/2024
	32,286	—	19.33	7/1/2024
	20,040	—	20.84	5/13/2025
	15,900	—	23.90	5/13/2026
	15,930	—	32.09	5/8/2027
	31,500	—	32.13	9/19/2027
	38,661	—	26.55	5/11/2028
	27,405	13,682	32.67	2/28/2029
	13,319	26,561	42.42	2/27/2030
	—	39,393	35.82	2/26/2031
	63,308	—	35.82	2/26/2031
David E. Gansberg	9,900	—	12.86	5/9/2022	14,749	655,593	54,108	2,405,101
	18,810	—	14.22	11/12/2022
	7,395	—	17.84	5/9/2023
	29,070	—	17.68	2/4/2024
	10,950	—	19.09	5/13/2024
	13,560	—	20.84	5/13/2025
	10,770	—	23.90	5/13/2026
	15,090	—	32.09	5/8/2027
	15,822	—	26.55	5/11/2028
	10,624	5,305	32.67	2/28/2029
	5,982	2,990	41.43	10/1/2029
	13,319	26,561	42.42	2/27/2030
	—	39,393	35.82	2/26/2031
(1)Each of the above stock options and SARs, as applicable, vest in three equal annual installments commencing on the first anniversary of the grant date, except for the awards granted on October 1, 2019 to Mr. Gansberg, under which one-third of such award vested on each of the first anniversary of the grant date and February 28, 2021, and the remaining one-third will vest on February 28, 2022, the 38,309 award to Mr. Morin on February 27, 2020, as part of his 2019 bonus that he elected to receive in options, which was vested on the grant date, and the 63,308 award to Mr. Rajeh on February 26, 2021, as part of his 2020 bonus that he elected to receive in options, which vested on the grant date. All of the options and SARs will expire 10 years from the grant date, subject to the terms of the award agreements.

(2)The above restricted share or unit awards vest in three equal annual installments commencing on the first anniversary of the grant date.
(3)Market value is based on the closing price of our common shares on December 31, 2021, which was $44.45.
(4)Reflects performance shares at the target performance that were granted in 2019, 2020 and 2021, which have a performance period of January 1, 2019 through December 31, 2021; January 1, 2020 through December 31, 2022; and January 1, 2021 through December 31, 2023, respectively.

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2021 Option Exercises and Stock Vested

The following table provides information concerning each exercise of stock options and each vesting of stock during fiscal year 2021 for the named executive officers:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($)
Marc Grandisson	72,000	2,064,650	181,343	6,731,769
François Morin	6,200	185,287	77,060	2,861,866
Nicolas Papadopoulo	—	—	60,449	2,243,975
Maamoun Rajeh	105,603	2,887,864	52,391	1,944,847
David E. Gansberg	9,900	260,525	24,239	900,677
(1)Includes the 2018 Performance Shares that cliff-vested in 2021 with a performance factor of 188.1%
2021 Non-Qualified Deferred Compensation

The Company maintains tax-qualified and non-qualified defined contribution plans but does not maintain any defined benefit retirement or pension plans. The following table provides information with respect to our defined contribution plans that provide for the deferral of compensation on a basis that is not tax-qualified:

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Marc Grandisson	—	—	—	—	—
François Morin	—	—	—	—	—
Nicolas Papadopoulo	—	—	—	—	—
Maamoun Rajeh	—	—	—	—	—
David E. Gansberg	8,485	43,500	237,534	—	1,360,658

(1)The amount deferred for Mr. Gansberg was also reported in the “2021 Summary Compensation Table” in the “Salary” column for 2021.
(2)The contribution by the Company was also reported in the “2021 Summary Compensation Table” for fiscal year 2021 in the “All Other Compensation” column.
(3)Includes the following amount which we also included in the “2021 Summary Compensation Table” for fiscal year 2021 and prior years for
Mr. Gansberg—$51,985.

65	| 2022 PROXY STATEMENT

The Company maintains an Executive Supplemental Non-Qualified Savings and Retirement Plan. Under this Plan, participants may defer eligible base salary in excess of the compensation limit imposed by the Internal Revenue Code (“Excess Compensation”) (for 2021, base salary in excess of $290,000) and, with respect to the eligible named executive officers, the Company provides matching contributions on these deferrals in amounts equal to 100% of the first 3% of salary contributed to the plan and 50% of the next 3% of salary contributed to the plan. The Company also makes pension-like contributions on behalf of the eligible named executive officers in an amount equal to 10% of Excess Compensation. In addition, the eligible named executive officers may defer up to 100% of annual bonus paid each year and these bonus deferral contributions are not eligible for matching contributions by the Company. Until distribution, the contributions and any earnings are held in an irrevocable trust known as a “rabbi trust” by an independent trustee, and the trust assets remain subject to the Company’s creditors in the event of insolvency or bankruptcy. The participants may elect to have their contributions under the plan deemed to be invested among certain permissible mutual fund options. The plan provides that, as soon as practicable following retirement, death or other termination of employment, but subject to any delay required by the Internal Revenue Code, all benefits under the plan will be distributed either in a single lump sum in cash or, if elected, in installments over a period not to exceed 10 years.
Section 457A of the Internal Revenue Code generally prohibits U.S. taxpayers from deferring U.S. income tax on compensation attributable to services performed for certain Bermuda-based employers. As a result, certain employees of Arch Capital and Arch Re Bermuda, including Messrs. Grandisson, Morin, Papadopoulo and Rajeh are not permitted to participate in the non-qualified defined contribution retirement plan. In lieu of pension and matching contributions which would otherwise be provided to these executives through the non-qualified plan, we have provided comparable benefits to them in the form of current cash payments, subject to tax. Such cash payments have been included in the “2021 Summary Compensation Table” in the “All Other Compensation” column for fiscal years 2021, 2020 and 2019.

2022 PROXY STATEMENT |	66

Termination Scenarios—Potential Payments

The following table provides information on the various payments and benefits that each named executive officer would have been entitled to receive if his last day of employment with the Company had been December 31, 2021, under the various circumstances presented. Please refer to the descriptions of our employment agreements and share-based award agreements, which outline these potential payments and benefits (see “Employment Arrangements”).

Name	Without Good Reason ($)(1)(2)	For Cause ($)	Death ($)(3)	Disability ($)(4)	Without Cause or For Good Reason (as applicable) ($)(3)	Without Cause or For Good Reason (as applicable) following a Change in Control ($)(3)
Marc Grandisson
Cash Severance (5)	—	—	4,300,000	—	6,125,000	6,125,000
Accelerated Vesting of Share-Based Awards (6)	—	—	12,984,865	12,984,865	—	12,984,865
Health & Welfare (7)	—	—	35,151	35,151	35,151	35,151
Total	—	—	17,320,016	13,020,016	6,160,151	19,145,016
François Morin
Cash Severance (8)	—	—	—	—	2,041,875	2,041,875
Accelerated Vesting of Share-Based Awards (6)	—	—	3,723,469	3,723,469	—	3,723,469
Health & Welfare (7)	—	—	34,253	34,253	34,253	34,253
Total	—	—	3,757,722	3,757,722	2,076,128	5,799,597
Nicolas Papadopoulo
Cash Severance (8)	—	—	—	—	2,600,000	2,600,000
Accelerated Vesting of Share-Based Awards (6)	—	—	5,376,913	5,376,913	—	5,376,913
Health & Welfare (7)	—	—	34,253	34,253	34,253	34,253
Total	—	—	5,411,166	5,411,166	2,634,253	8,011,166
Maamoun Rajeh
Cash Severance (8)	—	—	—	—	2,193,125	2,193,125
Accelerated Vesting of Share-Based Awards (6)	—	—	3,925,965	3,925,965	—	3,925,965
Health & Welfare (7)	—	—	33,973	33,973	33,973	33,973
Total	—	—	3,959,938	3,959,938	2,227,098	6,153,063
David E. Gansberg
Cash Severance (9)	—	—	—	—	3,007,500	2,682,500
Accelerated Vesting of Share-Based Awards (6)	—	—	3,526,097	3,526,097	—	3,526,097
Health & Welfare (7)	—	—	31,785	31,785	31,785	31,785
Total	—	—	3,557,882	3,557,882	3,039,285	6,240,382

(1)In the case of resignation by giving six months’ advance notice without good reason by Messrs. Grandisson, Morin, Papadopoulo or Rajeh, the Company may elect to place them on “garden leave” during all or part of the notice period. In this event, each of these individuals will (a) continue to receive base salary and benefits through the garden leave period of up to six months and (b) receive, following the end of the garden leave period, a cash lump sum payment equal to one half of the sum of (i) the “bonus amount” (which is the greater of the annual target bonus or the average of the annual bonuses received for the preceding three years) and (ii) a pro-rated portion of the “bonus amount” through the date of notice (in the case of Mr. Grandisson, through the date of termination, less any period of garden leave). If the Company does not elect to place them on garden leave and these individuals continue to work during the six-month notice period, they will be entitled to receive the amounts set forth in the preceding sentence pursuant to their respective employment agreement. See
“Employment Arrangements.” For a termination date of December 31, 2021, the total of these cash amounts accruing from the notice date would have been $2.8 million for Mr. Grandisson, $1.4 million for Mr. Morin, $1.6 million for Mr. Papadopoulo and $1.6 million for Mr. Rajeh. In addition, if the Company elects to extend their noncompetition period for six months after the end of the notice or garden leave period, Messrs. Grandisson, Morin, Papadopoulo and Rajeh will (a) continue to receive base salary and medical benefits through the extended noncompetition period and (b) receive, during the extended noncompetition period, payments in the aggregate equal to one half of the sum of (i) the “bonus amount” and (ii) a pro-rated portion of the “bonus amount” through the date of notice of termination. For a termination date of December 31, 2021, and a six month extension of the noncompetition period, the total of these cash amounts would have been $2.8 million for Mr. Grandisson, $1.4 million for Mr.

67	| 2022 PROXY STATEMENT

Morin, $1.6 million for Mr. Papadopoulo and $1.6 million for Mr. Rajeh.
(2)Since Mr. Papadopoulo is of retirement age (as defined in our plans), any unvested restricted shares/units and unvested stock options/SARs will continue to vest according to the vesting schedule and, in the case of stock options/SARs, the options/SARs will continue to have the full exercise period of 10 years from the date of grant, so long as he does not engage in a competitive activity (as defined in the applicable award agreements). In the event Mr. Papadopoulo engages in a competitive activity following retirement, unvested awards will be forfeited and the exercise periods for vested options/SARs would be reduced.
(3)Mr. Rajeh participated under the Formula Approach of our Bermuda Incentive Compensation Plan for underwriting years through 2017, which provides for payments over a development period of up to 10 years. In the event of termination on December 31, 2021, due to death, termination without cause or termination for good reason, Mr. Rajeh would have been entitled to payments in full settlement under the Formula Approach in the amounts determined by the Compensation Committee, taking into account such factors it deems relevant including that such amounts are generally subject to recalculation over the applicable 10-year development periods for open underwriting years. As of December 31, 2021, such amounts for Mr. Rajeh would have been approximately $3.6 million, which would have been payable by the end of the year following termination. As described in footnote 8 in the “2021 Summary Compensation Table” above, all of Mr. Rajeh’s entitlements under the Formula Approach were satisfied by a payment of $3,600,451 in March 2022, which amount is set forth in the “2021 Summary Compensation Table.” Accordingly, no further amount would be payable to Mr. Rajeh under the Formula Approach upon any termination of his employment.
Mr. Gansberg participated under the Formula Approach of our Incentive Compensation Plan for underwriting years through 2018. In the event of termination on December 31, 2021, due to death, termination without cause or termination for good reason, Mr. Gansberg would have been entitled to payments under the Formula Approach attributable to underwriting years in which he participated prior to the year of termination on the same basis as if he remained employed, based on the ongoing recalculated results for such underwriting years over their applicable 10-year development periods. As of December 31, 2021, such amounts for Mr. Gansberg are estimated to be up to approximately $1.4 million in the aggregate. Any such payments would be made at the same times they are regularly made to active employees for such underwriting years.
Under Mr. Grandisson’s employment agreement, in the event of his death, his estate would receive an amount equal to two times the sum of his annual base salary and his target annual bonus. Such amount would be paid in a lump sum and offset by the amount of any proceeds received by his estate from life insurance provided by the Company. The amount set forth above reflects an offset of $1.0 million for life insurance coverage currently provided by the Company.
(4)Upon termination on December 31, 2021, due to disability, Mr. Rajeh would have been entitled to payments in full settlement under the Formula Approach as described in footnote 3 above for Mr. Rajeh, provided he did not engage in competition with the Company.
Upon termination on December 31, 2021 due to disability, Mr. Gansberg would have been entitled to payments under the Formula Approach attributable to underwriting years in which he participated prior to the year of termination on the same basis as if he remained employed, based on the ongoing recalculated results for such underwriting years over their applicable 10-year development periods, provided he did not engage in competition with the Company. As of December 31, 2021, such amounts for Mr. Gansberg are estimated to be up to approximately $1.4 million in the aggregate. Any such payments would be made at the same times they are regularly made to active employees for such underwriting years.
Under Mr. Grandisson’s employment agreement, in the event his employment terminates due to his permanent disability, he would be entitled to payment of an amount equal to 40% of his base salary through the date he reaches age 65, offset by proceeds scheduled to be received from any disability insurance coverages provided by the Company. The disability insurance coverage currently provided by the Company exceeds the amount otherwise payable by the Company.
(5)Under Mr. Grandisson’s employment agreement, in the event his employment is terminated by the Company without cause or by him for good reason, he would be entitled to (a) base salary for the number of months equal to the excess of 24 months over the number of months, if any, he is on garden leave (during which he would continue to receive base salary), (b) two times his target annual bonus and (c) a pro-rated portion of his target annual bonus based on the period through the date of termination, less any period he is on garden leave.
The amounts above assume a termination date of December 31, 2021, a notice of termination date of June 30, 2021, and a six- month garden leave period between the notice and termination dates. The amounts include base salary payable during the garden leave period.
(6)Represents the intrinsic value (i.e., the value based upon the Company’s closing share price on December 31, 2021, or in the case of stock options/SARs, the excess of the closing price over the exercise price) of accelerated vesting of certain unvested share-based awards as of December 31, 2021, under the various circumstances presented.
(7)Represents the employer cost relating to the continuation of health insurance coverage under the terms described in each executive’s employment agreement for the various circumstances presented.
(8)In the case of termination by the Company without cause or by Messrs. Morin, Papadopoulo or Rajeh for good reason, each will be entitled to receive 12 months of base salary from the date of notice of termination and an amount equal to the sum of the (a) the annual target bonus plus (b) a pro-rated portion of the annual target bonus through the date of notice, one half of which amount shall be paid in a single lump sum on the date that is 60 days following the date of termination and the remaining half will be payable in equal monthly installments over six months following the date of termination.
(9)In the case of termination by the Company without cause or by Mr. Gansberg for good reason, he will be entitled to (a) an amount equal to the sum of his annual base salary, his target annual bonus and a pro-rated portion of his target annual bonus for the year of termination and (b) so long as such termination does not occur within two years after a change in control, unvested equity awards that have been granted after the date of his employment agreement and held by him for at least one year will vest upon termination, in the case of unvested performance awards, based upon the lesser of (x) target performance, or (y) the actual level of achievement of all relevant performance goals (measured as of the latest date immediately preceding termination for which performance can be determined). The payments referred to in clause (a) above will be made in 12 equal monthly installments following the date of termination. The amount otherwise payable under clause (a) above will be increased by $325,000 in the event of such a termination of Mr. Gansberg’s employment prior to June 1, 2022 (and not within two years after a change in control).

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Pay Ratio
In accordance with Item 402(u) of Regulation S-K, we determined the ratio of the annual total compensation of our CEO relative to the median of the annual total compensation of our employees. We identified the median employee from among our global employee population (excluding the CEO) as of December 31, 2021. Our global employee population included all of our full-time and part-time employees who were employed on December 31, 2021.
CEO Pay Ratio — 69 to 1
We determined each employee’s consistently applied compensation measure which was equal to the sum of the following pay components:
▪2021 base salary;
▪bonuses paid during 2021;
▪variable incentive compensation paid during 2021; and
▪the fair value of all equity grants made during 2021.
We annualized the 2021 base salary for full-time employees that were not employed by us for all of 2021. Amounts paid in currencies other than U.S. dollars were converted into U.S. dollars based on the applicable exchange rate at December 31, 2021.
Based on each employee’s consistently applied compensation measure, we were able to identify the median employee who was a full-time, permanent employee based in the United States.
After identifying the median employee, we calculated the median employee’s annual total compensation for 2021 using the same requirements applied to calculate our CEO annual total compensation as set forth in the “2021 Summary Compensation Table,” and then added the estimated value of the median employee’s health plan benefits.
Based on the foregoing, the annual total compensation calculated for the median employee for 2021 was $129,028. For purposes of the pay ratio rule, the annual total compensation calculated for our CEO for 2021, was $8,907,802, as set forth in the “2021 Summary Compensation Table,” plus $35,151, the estimated value of our CEO’s health plan benefits, or $8,942,953.
Accordingly, for 2021, our CEO to median employee pay ratio was 69 to 1.
Employment Arrangements
Set forth below is a summary of the material terms of the employment arrangements with each of the named executive officers.
Marc Grandisson
Mr. Grandisson’s employment agreement provides for annual base salary and eligibility to participate in an annual bonus plan with a target annual bonus and other terms set by the Board. Mr. Grandisson’s current annual base salary is $1,225,000, and his target annual bonus is 200% of his annual base salary. Mr. Grandisson is entitled to participate in employee benefit programs and other fringe benefits customarily provided to similarly situated senior executives residing in Bermuda, which include housing expenses and automobile allowance.
Mr. Grandisson’s employment period under the employment agreement will end on the first to occur of: (a) the six-month anniversary of our providing notice of termination without cause to him; (b) immediately upon our providing notice of termination for cause to him; (c) the six-month anniversary of Mr. Grandisson providing notice of termination specifying his resignation with or without good reason (as defined in the employment agreement); (d) the fifth day following our providing notice of termination to him as a result of his permanent disability; and (e) the date of his death. The first of such dates is referred to as the “date of termination.”
The agreement provides that if the employment of Mr. Grandisson is terminated by us without cause or by him for good reason, he will be entitled to receive his annual base salary through the date of termination. He will also receive (i) an amount equal to his base salary for the excess of 24 months over the period, if any, of his “garden leave” (as described below), payable over six months following termination, (ii) an amount equal to the sum of (x) two times his target annual bonus plus (y) a pro-rated portion of his target annual bonus based on the number of days elapsed in the calendar year through the date of termination (less any period he is on “garden leave”), one half of which sum will be paid on the date that is 60 days following the date of termination and the remaining half of which will be paid over six months following the date of termination. Mr. Grandisson will also receive employee benefits through the date of termination, and his health insurance coverage benefits will continue for up to 18 months after the date of termination. Mr. Grandisson will be entitled to the amounts described above (other than base salary and employee benefits through the date of termination) only if he has delivered a general release of

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claims and he does not breach the restrictive covenants set forth in the agreement.
If Mr. Grandisson’s employment is terminated as a result of his resignation other than for good reason, he will continue to receive base salary and employee benefits through the date of termination, and we will make a cash lump sum payment to him equal to one half of the sum of (I) his “bonus amount” (which is the greater of (i) his target annual bonus for the year during which notice of termination is given, or (ii) the average of his actual annual bonus for the three years immediately preceding the year during which notice of termination is given) and (II) a pro-rated portion of the bonus amount based on the number of days elapsed in the calendar year through the date of termination (less any period he is on “garden leave”), which payment will be made 60 days following termination.
If Mr. Grandisson’s employment is terminated by us for cause, he will receive base salary and employee benefits through the date of termination. In the case of termination due to his death, his beneficiaries or estate will receive a lump sum payment equal to two times the sum of his base salary and target annual bonus, offset by proceeds of life insurance coverages provided by us. In the case of termination due to his permanent disability, he will receive an amount per annum equal to 40 percent of his annual base salary until he reaches age 65, offset by proceeds scheduled to be received by him from any disability insurance provided by us, and any payments scheduled to be made after the first anniversary of termination will be made on such first anniversary. In the case of termination due to his permanent disability or death, he and/or his dependents will also receive health insurance coverage benefits for a period of up to 12 months after the date of termination.
Following any notice of termination, whether by us or Mr. Grandisson, and until the date of termination, we may direct, in our sole and exclusive discretion, that Mr. Grandisson perform no duties and exercise no powers or authorities in connection with his employment. However, following any such direction, Mr. Grandisson will continue to have a duty of loyalty to us as an employee through the date of termination. This is referred to as a “garden leave” period.
Mr. Grandisson has agreed that, during the employment period and for the period of one year after the date of termination, he will not compete with us. However, if Mr. Grandisson’s termination of employment occurs as a result of his resignation other than for good reason, the noncompetition period will continue beyond the date of termination only if (i) we pay Mr. Grandisson, for each day during which the noncompetition period so continues, an amount equal to 1/365 of the sum of (A) his annual base salary, plus (B) the bonus amount (as defined above) and (C) a pro-rated portion of his bonus amount based on the number of days elapsed in the calendar year through the date notice of termination is given; and (ii) he continues to receive his health insurance coverage for a period up to the end of the noncompetition period. Our obligation to make such payments and provide such benefits is contingent on Mr. Grandisson’s delivery of a general release of claims and his compliance with the restrictive covenants. Mr. Grandisson has also agreed not to solicit our employees or customers for a period of one year following termination. The lengths of the noncompetition and nonsolicitation periods will be reduced by any period that Mr. Grandisson is on garden leave, as described above.
François Morin, Nicolas Papadopoulo and Maamoun Rajeh
The following summarizes our employment agreements with Messrs. Morin, Papadopoulo and Rajeh (collectively referred to as the “Executives”).
Each of the employment agreements provides for annual base salary and eligibility to participate in an annual bonus plan with a target annual bonus and other terms set by the Board. Mr. Morin’s current annual base salary is $675,000, and his target annual bonus is 135% of his annual base salary. Mr. Papadopoulo’s current annual base salary is $800,000, and his target annual bonus is 150% of his annual base salary. Mr. Rajeh’s current annual base salary is $725,000, and his target annual bonus is 135% of his annual base salary. The Executives are also entitled to participate in employee benefits programs and other fringe benefits customarily provided to similarly situated senior executives residing in Bermuda, which includes housing expenses and automobile allowance.
The employment period under each of the employment agreements will end on the first to occur of: (a) the six- month anniversary of our providing notice of termination without cause; (b) immediately upon our providing notice of termination for cause; (c) the six-month anniversary of the Executive providing notice of termination specifying his resignation with or without good reason (as defined in the employment agreement); (d) the fifth day following our providing notice of termination as a result of the Executive’s permanent disability; and (e) the date of the Executive’s death. The first of such dates is referred to as the “date of termination.”
The agreements provide that if the employment of the Executive is terminated by us without cause or by him for

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good reason, he will be entitled to receive an amount equal to his annual base salary through the six month anniversary of the date of termination. In that event the Executive will also receive an amount equal to the sum of (i) his target annual bonus plus (ii) a pro-rated portion of his target annual bonus based on the number of days elapsed in the calendar year through the date notice of termination is given, one half of which will be paid on the date that is 60 days following the date of termination and the remaining half of which will be paid over six months following the date of termination. The Executive will also receive employee benefits through the date of termination, and his health insurance coverage benefits will continue for up to six months after the date of termination. The Executive will be entitled to the amounts described above (other than base salary and employee benefits through the date of termination) only if he has delivered a general release of claims and he does not breach the restrictive covenants set forth in the agreement.
If the Executive’s employment is terminated as a result of his resignation other than for good reason, he will continue to receive base salary and employee benefits through the date of termination, and we will make a cash lump sum payment to him equal to one half of the sum of (I) his “bonus amount” (which is the greater of (i) his target annual bonus for the year during which notice of termination is given or (ii) the average of his actual annual bonus for the three years immediately preceding the year during which notice of termination is given), and (II) a pro-rated portion of the bonus amount based on the number of days elapsed in the calendar year through the date notice of termination is given, which payment will be made 60 days following termination.
If the Executive’s employment is terminated by us for cause, as a result of his permanent disability or upon his death, the Executive (or his beneficiaries or estate, in the case of death) will continue to receive base salary and employee benefits through the date of termination. In the case of termination due to his permanent disability or death, he and/or his dependents will also receive health insurance coverage benefits for a period of up to 12 months after the date of termination.
Following any notice of termination, whether by us or the Executive, and until the date of termination, we may direct, in our sole and exclusive discretion, that the Executive perform no duties and exercise no powers or authorities in connection with his employment. However, following any such direction, the Executive will continue to have a duty of loyalty to us as an employee through the date of termination. This is referred to as a “garden leave” period.
Each Executive has agreed that, during the employment period and for the period of one year after the date of termination, he will not compete with us. However, if the Executive‘s termination of employment occurs as a result of his resignation other than for good reason, the noncompetition period will continue beyond the date of termination only if (i) we pay the Executive, for each day during which the noncompetition period so continues, an amount equal to 1/365 of the sum of (A) his annual base salary, plus (B) the bonus amount (as defined above) and (C) a pro-rated portion of his bonus amount based on the number of days elapsed in the calendar year through the date notice of termination is given and (ii) he continues to receive his health insurance coverage for a period up to the end of the noncompetition period. Our obligation to make such payments and provide such benefits is contingent on the Executive’s delivery of a general release of claims and his compliance with the restrictive covenants. Each Executive has also agreed not to solicit our employees or customers for a period of one year following termination. The lengths of the noncompetition and nonsolicitation periods will be reduced by any period that the Executive is on garden leave, as described above.
David E. Gansberg
Mr. Gansberg’s employment agreement, dated as of March 1, 2019, provides for an annual base salary and eligibility to participate in an annual bonus plan with a target annual bonus and other terms set by the Board. Mr. Gansberg’s current annual base salary is $725,000, and his target annual bonus is 135% of his annual base salary. He is also entitled to participate in employee benefits programs and other fringe benefits customarily provided to similarly situated senior executives.
Mr. Gansberg will also be entitled to participate in the Company’s share-based award plans, as determined by our Board.
The employment period will end on March 1, 2023, subject to automatic extension for successive one-year periods following the end of the term until either we or Mr. Gansberg provide at least 90 days prior notice of non-extension. The employment period may also be terminated prior to the end of the term (as it may be extended) by Mr. Gansberg for “good reason” (as defined in the agreement), by us for any reason or due to Mr. Gansberg’s death or permanent disability.
The agreement provides that if the employment of Mr. Gansberg is terminated by us without cause (including due to our providing notice of non-extension) or by him for good reason, he will be entitled to the following: (A) an amount equal to the sum of his annual base salary, his target annual bonus and a pro-rated portion of his target

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annual bonus for the year of termination, (B) payments under the Company’s Incentive Compensation Plan in accordance with the terms of the plan and (C) unvested equity awards that have been granted after the date of the agreement and held by Mr. Gansberg for at least one year will vest upon termination, (in the case of unvested performance awards, based upon the lesser of (x) target performance, or (y) the actual level of achievement of all relevant performance goals (measured as of the latest date immediately preceding termination for which performance can be determined) (except that the vesting of any such awards shall be governed by the applicable award agreements in the event such termination of employment occurs within two years after a change in control or after attainment of retirement age)). Mr. Gansberg will be entitled to such benefits only if he has fully complied with his restrictive covenants and he has entered into a general release of claims in favor of the Company. The payments referred to in clause (A) above will be made in 12 equal monthly installments following the date of termination. Mr. Gansberg’s health insurance coverage benefits will also continue for up to 12 months after the date of such termination.
The amount otherwise payable under clause (A) above will be increased by 50% of the base salary as in effect on the date of the agreement in the event of such a termination of Mr. Gansberg’s employment prior to June 1, 2022 (and not within two years after a change in control).
Mr. Gansberg has agreed that, during the employment period and for the period of one year after the date of termination, he will not compete with us. However, if Mr. Gansberg‘s termination of employment occurs as a result of his resignation other than for good reason or pursuant to his provision of notice of non-extension, the noncompetition period will continue beyond the date of termination only if (i) we pay him, for each day during which the noncompetition period so continues, an amount equal to 1/365 of the sum of (A) his annual base salary, (B) the bonus amount (which is the greater of (I) his target annual bonus for the year of termination, or (II) the average of his actual annual bonus for the immediately preceding three years) and (C) a pro-rated portion of his bonus amount for the year of termination; and (ii) he continues to receive his health insurance coverage for a period up to the end of the noncompetition period. Our obligation to make such payments and provide such benefits is contingent on his delivery of a general release of claims and his compliance with the restrictive covenants. Mr. Gansberg has also agreed not to solicit our employees or customers for a period of one year following termination.

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2022 LONG-TERM INCENTIVE AND SHARE AWARD PLAN
ITEM 3—APPROVAL OF 2022 LONG-TERM INCENTIVE AND SHARE AWARD PLAN
What am I Voting on?
Shareholders are being asked to vote upon a proposal to approve the Arch Capital Group Ltd. 2022 Long-Term Incentive and Share Award Plan (the “2022 Plan”).
Required Vote
The affirmative vote of a majority of the voting power of all of our issued and outstanding common shares represented at the Annual Meeting will be required for the approval of the 2022 Plan.
Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL.
Introduction
On February 25, 2022, with the recommendation of the Compensation Committee, the Board adopted the 2022 Plan, subject to shareholder approval. The purpose of the 2022 Plan is to advance the interests of the Company and its shareholders by providing a means to attract, retain and motivate our employees and directors. The 2022 Plan is intended to provide for competitive compensation opportunities, to encourage long-term service, to recognize individual contributions and reward achievement of performance goals and to promote the creation of long-term value for shareholders by aligning the interests of participants with those of shareholders.
On March 10, 2022, 4,342,596 of our common shares remain available for grant to participants under the Arch Capital Group Ltd. 2018 Long-Term Incentive and Share Award Plan (the “2018 Plan”) and 606,942 of our common shares remain available for grant to participants under Arch Capital Group Ltd. 2015 Long-Term Incentive and Share Award Plan (the “2015 Plan”), both of which will continue in effect in accordance with their terms. The 2015 Plan provides that no more than 50% of the authorized shares may be issued in connection with full value awards, (i.e., awards other than stock options and SARs), and the 2018 Plan provides that any common shares issued under awards other than stock options or SARs will be counted against the share limit as 3.6 common shares for every one share subject to such award.
Reasons for the Proposal
The Board unanimously recommends that the shareholders approve the 2022 Plan. Our ability to grant an appropriate number of equity-based awards continues to be crucial in allowing us to effectively compete for key employee talent. It is in the long-term interest of Arch Capital and its shareholders to strengthen the ability to attract, motivate and retain employees, officers, and directors, and to provide additional incentives for those persons through share ownership and other incentives to improve operations, increase profits and strengthen the mutuality of interest between those persons and Arch Capital’s shareholders.
If the 2022 Plan is not approved, the number of shares currently available under the existing plans may not be sufficient to cover projected awards for next year. Thus, if the 2022 Plan is not approved, we may not be able to provide persons eligible for awards with compensation packages that are necessary to attract, retain and motivate these individuals.
The Board currently intends that the additional 9,000,000 shares under the 2022 Plan combined with our existing plans will be sufficient to fund Arch Capital’s equity compensation needs for approximately four to five years, based on historical grant practices.

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Key Data
The following table sets forth information regarding outstanding equity awards and shares available for future equity awards under the existing long-term incentive and share award plans as of March 10, 2022 (without giving effect to approval of the 2022 Plan):

Total shares underlying outstanding stock options	16,792,580
Weighted average exercise price of outstanding stock options	$26.67
Weighted average remaining contractual life of outstanding stock options	4.63
Total shares underlying outstanding unvested restricted and performance stock and restricted and performance unit awards	4,681,568
Total shares currently available for grant under the 2015 Plan	606,942
Total shares currently available for grant under the 2018 Plan (full value shares are counted as 3.6 common shares for every one share subject to such award)	4,342,596
Remaining full value shares available for grant under existing plans	1,513,519
Total common shares issued and outstanding as of March 10, 2022	377,471,271
When approving the 2022 Plan, the Board considered our overhang and the burn rate with respect to the equity awards granted. Overhang is equal to the total number of equity awards outstanding (which includes total shares underlying outstanding stock options and restricted stock unit awards) plus the total number of shares available for grant under Arch Capital’s equity plans, divided by the sum of the total common shares issued and outstanding, the number of equity awards outstanding and the total number of shares available for grant under Arch Capital’s equity plans. Arch Capital’s overhang as of March 10, 2022 was 6.54%, and it would be 8.58% after taking into account the additional shares authorized for issuance under the 2022 Plan.

The burn rate is equal to the total number of equity awards Arch Capital granted in a calendar year divided by the weighted average common shares outstanding during the year. The following table provides data on Arch Capital’s burn rate under its existing equity compensation plans for the last three calendar years:

Year	Total Shares Subject to Options	Total Shares Subject to Full Value Awards	Weighted Average Common Shares Outstanding	Annual Burn Rate
2021	1,243,984	1,946,877	391,748,715	0.81%
2020	1,121,833	1,535,330	403,062,179	0.66%
2019	1,228,280	1,195,741	401,802,815	0.60%

Average Three-Year Burn Rate				0.69%
Promotion of Sound Corporate Governance Practices
The 2022 Plan is designed to include a number of features that reinforce and promote alignment of equity compensation arrangements for employees, officers and directors with the interests of shareholders and the Company. The following are some of the features included in the 2022 Plan:
▪Minimum Vesting Requirements. Subject to certain limited exceptions described below, Awards (as defined below) will be granted under the 2022 Plan with vesting periods of at least one year.
▪No Single-Trigger Change in Control Vesting Provided Awards are Assumed. If awards granted under the 2022 Plan are assumed by the successor entity in connection with a change in control of the Company, the awards will not automatically vest and pay out upon the change in control.
▪No Discounted Stock Options or SARs. Stock options and SARs may not be granted with exercise prices lower than the fair market value of the underlying shares on the grant date.
▪No Repricing or Buyouts of Stock Options or SARs. The exercise price of a stock option or SAR may not be reduced, directly or indirectly, without the prior approval of shareholders, including by repurchase of “underwater” stock options or SARs in exchange for cash or other property.
▪No Dividends on Unvested Awards. In no event will dividends or dividend equivalents be paid on unvested Awards (as defined below).

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▪No Liberal Share Recycling on Stock Options or SARs. Shares retained by or delivered to Arch Capital to pay the exercise price of a stock option or SAR or to satisfy tax withholding in connection with the exercise of such awards will count against the number of shares remaining available under the 2022 Plan.
▪No Tax Gross-Ups. The 2022 Plan does not provide tax gross-ups.
▪Awards Subject to Clawback Policy. Awards under the 2022 Plan will be subject to Arch Capital’s clawback policy as in effect from time to time.
Description of 2022 Plan
The following summary is qualified in its entirety by reference to the 2022 Plan, which is attached to this Proxy Statement as “Annex B—2022 Long-Term Incentive and Share Award Plan.”
General
The 2022 Plan will provide for the grant to eligible employees and directors of stock options, SARs, restricted shares, restricted share units payable in common shares or cash, dividend equivalents, performance shares and performance units and other share-based awards (the “Awards”). The number of common shares reserved for grants of Awards under the 2022 Plan, subject to anti-dilution adjustments in the event of certain changes in Arch Capital’s capital structure, will be 9,000,000; provided, that no more than 6,000,000 common shares may be issued as incentive stock options under Section 422 of the Code.
If any Awards are forfeited, reacquired, canceled, terminated, exchanged or surrendered or any such Award is settled in cash or otherwise terminates without a distribution of common shares to the participant, any common shares counted against the number of common shares reserved and available under the 2022 Plan with respect to such Award will, to the extent of any such forfeiture, reacquisition, settlement, termination, cancellation, exchange or surrender, again be available for Awards under the 2022 Plan.
Notwithstanding the foregoing, common shares subject to an Award under the 2022 Plan may not again be made available for issuance under the 2022 Plan if such common shares (x) were subject to a stock option or stock-settled SAR and were not issued upon the net settlement or net exercise of such stock option or SAR, or (y) were delivered to or withheld by Arch Capital to pay the exercise price or withholding taxes under stock options or SARs.
Eligibility and Administration
Officers, other employees and directors of Arch Capital and its subsidiaries and affiliates will be eligible for grants of Awards under the 2022 Plan. The 2022 Plan will be administered by the Compensation Committee or such other committee of the Board (or the entire Board) as may be designated by the Board (the “Committee”). The Committee will determine which eligible employees and directors receive Awards, the types of Awards to be received and the terms and conditions thereof, including performance or vesting conditions thereof. Approximately 825 employees and 11 non-employee directors are currently eligible to participate in the 2022 Plan.
The Committee will be permitted to delegate to officers of the Company the authority to perform administrative functions for the 2022 Plan and, with respect to Awards granted to persons not subject to Section 16 of the Exchange Act, to perform such other functions as the Committee may determine to the extent permitted under Rule 16b-3 of the Exchange Act and applicable law.
Award Vesting Limitations
Under the 2022 Plan, Awards will be granted with vesting periods of not less than one year following the grant date (other than in the case of death or disability). However, Awards that result in the issuance of an aggregate of up to 5% of the shares reserved for issuance under the 2022 Plan may be granted without regard to the minimum vesting provisions.
Awards
Stock Options
Incentive stock options, intended to qualify for special tax treatment in accordance with the Code, and non-qualified stock options, not intended to qualify for special tax treatment under the Code, may be granted for such number of common shares as the Committee determines. The Committee will be authorized to set the terms relating to a stock option, including exercise price and the time and method of exercise. The terms of incentive stock options will comply with the provisions of Section 422 of the Code. Awards may be granted alone, in tandem with or in exchange for any other Award.
SARs
A SAR will entitle the holder thereof to receive with respect to each share subject thereto, an amount equal to the excess of the fair market value of one common share on the date of exercise over the exercise price of the SAR

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set by the Committee. Payment with respect to SARs may be made in cash or common shares as determined by the Committee.
No Repricing/Maximum Term/Exercise Price
The 2022 Plan specifically provides that the exercise price per share of stock options and SARs will not be less than the fair market value per share on the date of grant of the Award. The 2022 Plan also specifically provides that, unless the approval of shareholders is obtained, (i) outstanding stock options and SARs cannot be amended to lower their exercise price or exchanged for other stock options or SARs with lower exercise prices; (ii) outstanding stock options and SARs issued under the Plan with an exercise price in excess of the fair market value of the underlying common shares will not be exchanged for cash or other property and (iii) no other action will be taken with respect to stock options or SARs that would be treated as a repricing under applicable stock exchange rules. In addition, the term of stock options and SARs may not exceed 10 years.
Restricted Shares
Awards of restricted shares will be subject to such restrictions on transferability and other restrictions, if any, as the Committee may impose. Such restrictions will lapse under circumstances as the Committee may determine, including upon the achievement of performance criteria. Except as otherwise determined by the Committee, eligible employees granted restricted shares will have rights of a shareholder, including the right to vote restricted shares, and unvested restricted shares will be forfeited and reacquired upon termination of employment during any applicable restriction period.
Restricted Share Units
A restricted share unit will entitle the holder thereof to receive common shares or cash at the end of a specified deferral period. Restricted share units also will be subject to such restrictions as the Committee may impose. Such restrictions will lapse under circumstances as the Committee may determine, including upon the achievement of performance criteria. Except as otherwise determined by the Committee, restricted share units subject to restriction will be forfeited upon termination of employment during any applicable restriction period.
Performance Shares/Performance Units
Performance shares and performance units will provide for future issuance of shares or payment of cash, respectively, to the recipient upon the attainment of corporate performance goals established by the Committee over specified performance periods. Except as otherwise determined by the Committee, performance shares and performance units will be forfeited and reacquired upon termination of employment during any applicable performance period.
Dividend Equivalents/Other Share-Based Awards
Dividend equivalents granted under the 2022 Plan will entitle the holder thereof to receive cash, common shares or other property equal in value to dividends paid with respect to a specified number of common shares. Dividend equivalents may be awarded on a free-standing basis or in connection with another Award, and may be paid currently or on a deferred basis. The Committee is also authorized, subject to limitations under applicable law, to grant such other Awards that may be denominated in, valued in, or otherwise based on, common shares, as deemed by the Committee to be consistent with the purposes of the 2022 Plan.
Dividend Equivalents Not Paid on Unvested Awards
Dividend equivalents and dividends will not be paid with respect to any unvested Awards prior to the time of vesting of the underlying Award with respect to which the dividend equivalent or dividend is accrued.
Nontransferability
Awards (except for vested shares) will generally not be transferable by the participant other than by will or the laws of descent and distribution and will be exercisable during the lifetime of the participant only by such participant or his or her guardian or legal representative, provided that, if the Committee expressly so provides, an Award (other than incentive stock options) may be transferred by a participant to members of his or her immediate family or to a trust established for the exclusive benefit of solely one or more members of the participant’s immediate family or to a partnership, limited liability company or other entity under which the only partners or equity holders are one or more members of the participant’s immediate family.
Change in Control
Unless otherwise provided in an applicable Award agreement, the following will apply to Awards in the event of a change in control of Arch Capital (as defined in the 2022 Plan).
Awards Assumed
Upon the occurrence of a change in control of Arch Capital in which Awards under the 2022 Plan are assumed

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by the surviving entity or otherwise equitably converted or substituted in connection with the change in control, if within two years after the effective date of the change in control, a participant’s employment is terminated without Cause or the participant resigns for Good Reason (as such terms are defined in the 2022 Plan), then: (i) all of that participant’s outstanding stock options and SARs will become fully vested and exercisable, and all time-based vesting restrictions on that participant’s outstanding Awards will lapse; and (ii) the payout level under performance-based awards outstanding at the time of the change in control will be determined and vest based on the greater of: (A) an assumed achievement of all relevant performance goals at the target level prorated based upon the number of days within the performance period that have elapsed prior to the termination of employment, or (B) the actual level of achievement of all relevant performance goals (measured as of the latest date immediately preceding the termination date for which performance can, as a practical matter, be determined). In either such case, there will be a payout to the participant within sixty (60) days following the termination date.
Awards Not Assumed
Upon the occurrence of a change in control of Arch Capital in which Awards under the 2022 Plan are not assumed by the surviving entity or otherwise equitably converted or substituted in connection with the change in control in a manner approved by the Committee or the Board: (i) all outstanding stock options and SARs will become fully vested and exercisable, and all time-based vesting restrictions on outstanding Awards will lapse; and (ii) the payout opportunities attainable under outstanding performance-based awards will vest based on the greater of: (A) an assumed achievement of all relevant performance goals at the target level prorated based upon the number of days within the performance period that have elapsed prior to the change in control or (B) the actual level of achievement of all relevant performance goals (measured as of the latest date immediately preceding the change in control for which performance can, as a practical matter, be determined). In either such case, there will be a payout to the participant within sixty (60) days following the change in control.
Capital Structure Changes
In the event that the Committee determines that any dividend in shares, recapitalization, share split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, extraordinary distribution or share exchange, or other similar change affects our common shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants under the 2022 Plan, then the Committee will make such equitable changes or adjustments as it deems appropriate to (i) the number and kind of shares which may thereafter be issued under the 2022 Plan, (ii) the number and kind of shares, other securities or other consideration issued or issuable in respect of outstanding Awards and (iii) the exercise price, grant price or purchase price relating to any Award. In such event, the Committee may also provide for a distribution of cash or property in respect of outstanding Awards.
Amendment and Termination
The 2022 Plan may be amended, altered, suspended, discontinued or terminated by the Board at any time, in whole or in part without the approval of shareholders, except that an amendment will be subject to shareholder approval (i) to the extent such shareholder approval is required under the rules of any stock exchange or automated quotation system on which the common shares may then be listed or quoted or (ii) as it applies to incentive stock options, to the extent such shareholder approval is required under Section 422 of the Code. In addition, no amendment, alteration, suspension, discontinuation or termination of the 2022 Plan may materially and adversely affect the rights of a participant under any Award theretofore granted to him or her without the consent of the affected participant. Unless earlier terminated, the 2022 Plan will expire on February 25, 2032, and no further Awards may be granted thereunder after such date.
Market Value
The per share closing price of our common shares on March 24, 2022 was $47.13.
Federal Income Tax Consequences
The following is a summary of the United States federal income tax consequences of the 2022 Plan, based upon current provisions of the Code, the treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, and does not address the consequences under any other applicable tax laws. The provisions of the Code, regulations thereunder and related interpretations are complicated and their impact in any one case may depend upon the particular circumstances relating thereto.
Stock Options
In general, the grant of a stock option will not be a taxable event to the recipient and it will not result in a deduction to Arch Capital or any of its subsidiaries. The

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tax consequences associated with the exercise of a stock option and the subsequent disposition of common shares acquired on the exercise of such stock option depend on whether the stock option is a non-qualified stock option or an incentive stock option.
Upon the exercise of a non-qualified stock option, the participant will recognize ordinary taxable income equal to the excess of the fair market value of the common shares received upon exercise over the exercise price. If the participant is employed by a United States subsidiary, the subsidiary will generally be able to claim a deduction in an equivalent amount. Any gain or loss upon a subsequent sale or exchange of the common shares will be capital gain or loss. If the holding period for the shares is not more than one year, the gain or loss will be short-term capital gain or loss. Short-term capital gain is taxable at the same rates as ordinary income. If the holding period is more than one year, the gain or loss will be long-term capital gain or loss. In general, long-term capital gain is subject to lower maximum federal income tax rates than ordinary income.
Generally, upon the exercise of an incentive stock option, a participant will not recognize ordinary taxable income and no deduction will be available to Arch Capital or any of its subsidiaries, provided the stock option is exercised while the participant is an employee or within three months following termination of employment (longer, in the case of termination of employment by reason of disability or death). If an incentive stock option granted under the 2022 Plan is exercised after these periods, the exercise will be treated for United States federal income tax purposes as the exercise of a non-qualified stock option. Also, an incentive stock option granted under the 2022 Plan will be treated as a non-qualified stock option to the extent it (together with any other incentive stock options granted under other plans of Arch Capital and its subsidiaries) first becomes exercisable in any calendar year for common shares having a fair market value, determined as of the date of grant, in excess of $100,000.
If common shares acquired upon exercise of an incentive stock option are sold or exchanged more than one year after the date of exercise and more than two years from the date of grant of the stock option, any gain or loss will be long-term capital gain or loss. If common shares acquired upon exercise of an incentive stock option are disposed of prior to the expiration of these one-year or two-year holding periods (a “Disqualifying Disposition”), the participant will recognize ordinary income at the time of disposition, and, if the participant is employed by a United States subsidiary, the subsidiary will generally be able to claim a deduction, in an amount equal to the excess of the fair market value of the common shares at the date of exercise over the exercise price (or, in certain circumstances, the gain on sale, if less). Any additional gain will be treated as capital gain, long-term or short-term, depending on how long the common shares have been held. Where common shares are sold or exchanged in a Disqualifying Disposition (other than certain related party transactions) for an amount less than their fair market value at the date of exercise, any ordinary income recognized in connection with the Disqualifying Disposition will be limited to the amount of gain, if any, recognized in the sale or exchange, and any loss will be a long-term or short-term capital loss, depending on how long the common shares have been held.
Although the exercise of an incentive stock option as described above would not produce ordinary taxable income to the participant, it would result in an increase in the participant’s alternative minimum taxable income and may result in an alternative minimum tax liability for the year of exercise.
Restricted Shares
A participant who receives restricted shares will generally recognize ordinary income at the time they vest. The amount of ordinary income so recognized will be the fair market value of the common shares at the time the income is recognized, determined without regard to any restrictions other than restrictions which by their terms will never lapse. If the participant is employed by a United States subsidiary, this amount will generally be deductible for United States federal income tax purposes by the subsidiary. Any gain or loss upon a subsequent sale or exchange of the common shares, measured by the difference between the sale price and the fair market value on the date the shares vest, will be capital gain or loss, long-term or short-term, depending on the holding period for the common shares. The holding period for this purpose will begin on the date following the date the shares vest.
In lieu of the treatment described above, a participant may elect immediate recognition of income under Section 83(b) of the Code. In such event, the participant will recognize as income the fair market value of the restricted shares at the time of grant (determined without regard to any restrictions other than restrictions which by their terms will never lapse), and if the participant is employed by a United States subsidiary, the subsidiary will generally be entitled to a corresponding deduction. If a Section 83(b) election is made and the restricted shares are subsequently forfeited and reacquired by the Company, the participant will not be entitled to any offsetting tax deduction.

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Performance Shares and Other Awards
With respect to SARs, restricted share units, performance shares, performance units, dividend equivalents and other Awards under the 2022 Plan not described above, generally, when a participant receives payment with respect to any such Award granted to him or her under the 2022 Plan, the amount of cash and the fair market value of any other property received will be ordinary income to such participant and will be allowed as a deduction for United States federal income tax purposes to an employer that is a United States subsidiary.
Payment of Withholding Taxes
Arch Capital may withhold, or require a participant to remit to Arch Capital or a subsidiary, an amount sufficient to satisfy any federal, state or local withholding tax requirements associated with Awards under the 2022 Plan.
Limitation on Deductibility
Section 162(m) of the Code generally limits the deductible amount of annual compensation paid (including compensation otherwise deductible in connection with Awards granted under the 2022 Plan) by a public company to a “covered employee” (i.e., the chief executive officer, chief financial officer and certain other current or former executive officers of Arch Capital) to no more than $1,000,000 each. Since Arch Capital will not generally be subject to United States income tax, the limitation on deductibility will not directly apply to it. However, the limitation would apply to a United States subsidiary of Arch Capital if it employs a covered employee. The Committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to Arch Capital’s success. Consequently, the Committee recognizes that the loss of a tax deduction could be necessary in some circumstances due to the restrictions of Section 162(m).
Compliance with Sections 409A and 457A
It is intended that the 2022 Plan and the Awards granted thereunder will either be exempt from or comply with Section 409A and 457A of the Code and any regulations and guidelines issued thereunder, and that the 2022 Plan and the Awards granted thereunder be interpreted on a basis consistent with such intent.
New Plan Benefits
No benefits have been received or allocated to any employee or non-employee director under the 2022 Plan and the Awards to be granted in the future are not currently determinable and, therefore, a “New Plan Benefits” table has not been included.
Securities Authorized for Issuance under Equity Compensation Plans
The following information is as of December 31, 2021:

	Column A	Column B	Column C
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Stock Options (1), Warrants and Rights	Weighted-Average Exercise Price of Outstanding Stock Options (1), Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)
Equity compensation plans approved by security holders	17,812,796	25.06	12,445,518
Equity compensation plans not approved by security holders	—	—	—
Total	17,812,796	25.06	12,445,518	(2)
(1)    Includes all vested and unvested stock options outstanding of 17,083,160 and restricted stock units outstanding of 729,636. The weighted average exercise price does not take into account restricted stock units. In addition, the weighted average remaining contractual life of Arch Capital’s outstanding exercisable stock options and SARs at December 31, 2021, was 4.4 years.
(2)    Includes 1,608,354 common shares remaining available for future issuance under our Employee Share Purchase Plan and 10,837,164 common shares remaining available for future issuance under our equity compensation plans. Shares available for future issuance under our equity compensation plans may be issued in the form of stock options, SARs, restricted shares, restricted share units payable in common shares or cash, share awards in lieu of cash awards, dividend equivalents, performance shares and performance units and other share based awards. In addition, 3,310,797 common shares, or 26.6% of the 12,445,518 common shares remaining available for future issuance may be issued in connection with full value awards (i.e., awards other than stock options or SARs).

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AUDIT MATTERS
Report of the Audit Committee of the Board
The Audit Committee assists the Board in monitoring (1) the integrity of our financial statements, (2) the qualifications and independence of the independent registered public accounting firm, (3) the performance of our internal audit function and independent registered public accounting firm and (4) the compliance by the Company with legal and regulatory requirements.
It is not the responsibility of the Audit Committee to plan or conduct audits or to determine that Arch Capital’s financial statements are in all material respects complete and accurate and in accordance with U.S. generally accepted accounting principles (“GAAP”). The financial statements are the responsibility of the Company’s management. The Company’s independent public registered accounting firm is responsible for expressing an opinion on these financial statements based on their audit. It is also not the responsibility of the Audit Committee to assure compliance with laws and regulations or with any codes or standards of conduct or related policies adopted by Arch Capital from time to time which seek to ensure that the business of Arch Capital is conducted in an ethical and legal manner.
The Audit Committee has reviewed and discussed the consolidated financial statements of Arch Capital and its subsidiaries set forth in Item 8 of our 2021 Annual Report, management’s annual assessment of the effectiveness of Arch Capital’s internal control over financial reporting and PricewaterhouseCoopers LLP’s opinion on the effectiveness of internal control over financial reporting, with management of Arch Capital and PricewaterhouseCoopers LLP, independent registered public accounting firm for Arch Capital.
The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board regarding communications with the Audit Committee. The Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP their independence.
Based on the review and discussions with management of Arch Capital and PricewaterhouseCoopers LLP referred to above, and other matters the Audit Committee deemed relevant and appropriate, the Audit Committee has recommended to the Board that Arch Capital publish the consolidated financial statements of Arch Capital and its subsidiaries for the year ended December 31, 2021, in our 2021 Annual Report.

AUDIT COMMITTEE Brian S. Posner (Chair) Laurie S. Goodman Eileen Mallesch Eugene S. Sunshine Thomas R. Watjen

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Principal Auditor Fees and Services
The following table summarizes professional services rendered to the Company and its majority-owned subsidiaries by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2021, and 2020.

	Year Ended December 31,
	2021	2020	Description
Audit Fees	$9,884,417	$9,012,788	Includes fees for the integrated audit of our annual financial statements and internal control over financial reporting, review of our financial statements included in our quarterly reports on Form 10-Q and statutory audits for our insurance subsidiaries. Audit fees for the year ended December 31, 2021 increased when compared to prior year primarily due to acquisitions resulting in increased reporting requirements in 2021.
Audit Related Fees	454,685	370,542	Includes fees for assurance and related services that are traditionally performed by independent accountants, including employee benefit plan audits, due diligence related to mergers and acquisitions, regulatory and compliance attestations and agreed-upon procedures not required by regulation. Audit related fees for the year ended December 31, 2021 increased when compared to prior year primarily due to assistance with state regulatory examinations.
Tax Fees	804,919	801,160	Fees for tax services consists primarily of fees for tax compliance, tax advice and tax planning.
All Other Fees	78,273	153,195	Fees for services that are not included in the above categories consisted primarily of software licenses and professional services rendered in connection with various consulting.
Total[1]	$11,222,294	$10,337,685
1    Both periods exclude fees related to audit work for Somers, which are subject to approval by Somers’ board of directors and its Audit Committee. See “Annex C - Non-GAAP Financial Measures” for additional information related to our interest in Somers.
The Audit Committee has considered whether the provision of these services is compatible with maintaining PricewaterhouseCoopers LLP’s independence. The Audit Committee approves all audit and permissible non-audit services performed for us by PricewaterhouseCoopers LLP, our independent registered public accounting firm. Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee requires the independent registered public accounting firm and management to report actual fees compared to the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm. The Audit Committee delegates pre-approval authority to one or more of its independent members. To the extent applicable, the member to whom such authority is delegated reports, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

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ITEM 4—APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board has the sole authority to appoint the independent registered public accounting firm. The Audit Committee of the Board and the Board believe that the retention of PricewaterhouseCoopers LLP to serve as independent registered public accounting firm for the fiscal year ending December 31, 2022, is in the best interests of the Company and its shareholders. The Audit Committee of the Board proposes and recommends that the shareholders appoint the firm of PricewaterhouseCoopers LLP to serve as independent registered public accounting firm of Arch Capital for the year ending December 31, 2022. Unless otherwise directed by the shareholders, proxies will be voted for the appointment of PricewaterhouseCoopers LLP to audit our consolidated financial statements for the year ending December 31, 2022. A representative of PricewaterhouseCoopers LLP will attend the Annual Meeting and will have an opportunity to make a statement and respond to appropriate questions.
Required Vote
The affirmative vote of a majority of the voting power of all of our issued and outstanding common shares represented at the Annual Meeting will be required for the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2022.
Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL.

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SUBSIDIARY DIRECTORS
Under our bye-law 75, the boards of directors of any of our subsidiaries that are incorporated in Bermuda, the Cayman Islands and any other subsidiary designated by our Board, must consist of persons who have been elected by our shareholders as designated company directors (“Designated Company Directors”).
ITEM 5—ELECTION OF SUBSIDIARY DIRECTORS
Nominees
The persons named below have been nominated to serve as Designated Company Directors of our non-U.S. subsidiaries indicated below. Unless authority to vote for a nominee is withheld, the enclosed proxy will be voted for the nominee, except that the persons designated as proxies reserve discretion to cast their votes for other persons in the unanticipated event that the nominee is unable or declines to serve.

Arch Capital Holdings Ltd.	Arch Investment Management Ltd.
François Morin; Chiara Nannini	François Morin; Christine Todd

Arch Credit Risk Services (Bermuda) Ltd.	Arch Global Services Holdings Ltd.
Seamus Fearon; H. Beau Franklin; James Haney	Chris Hovey; François Morin

Arch Investment Property Holdings Ltd.	Alternative Re Holdings Limited, Alternative Re Limited
Robert Appleby; W. Preston Hutchings; David J. Mulholland	François Morin; Chiara Nannini

Arch Reinsurance Ltd.	Arch Underwriters Ltd.
Matthew Dragonetti; Jerome Halgan; Pierre Jal; Maamoun Rajeh	Matthew Dragonetti; Jerome Halgan; Pierre Jal; Maamoun Rajeh

Arch Investment Holdings I Ltd., Arch Investment Holdings II Ltd., Arch Investment Holdings III Ltd., Arch Investment Holdings IV Ltd.	Other Non-U.S. Subsidiaries, as Required or Designated Under Bye-Law 75 (except as otherwise indicated herein)
François Morin; David J. Mulholland; Christine Todd	François Morin; Maamoun Rajeh

Robert Appleby, 60, has served as a director of Arch Investment Property Holdings Ltd. since November 2016. He is a co-founder of ADM Capital, and its Joint Chief Investment Officer, and the founder of Cibus Fund, a London-based private equity platform, which focuses on investment opportunities in the food and agricultural arena. Mr. Appleby is a director of the ADM Capital Foundation, a charitable organization established to promote environmental conservation. Prior to this, he served 13 years with Lehman Brothers. Mr. Appleby holds a B.A. in Zoology and Anthropology from Oxford University and an M.A. in Zoology.
Matthew Dragonetti, 52, is President and Head of Property for Arch Re Bermuda, a position he has held since November 2017. From 2012 to 2017, Mr. Dragonetti was the Head of Worldwide Property. He joined Arch Re Bermuda in November 2001 as a Senior Underwriter for U.S. Treaty Property, ultimately becoming Head of U.S. Property in 2005. Before joining Arch Re Bermuda, he served as Vice President at Odyssey Re and prior to that, he was a Vice President of Property Treaty for Terra Nova (Bermuda) Holdings Ltd. from 1998 to 2000. He started his reinsurance career at F&G Re as an Assistant Vice President international property from 1995 to 1998. Mr. Dragonetti has a B.S in Economics from Pennsylvania State University and an M.B.A. from Northeastern University.
Seamus Fearon, 41, serves as Executive Vice President, Credit Risk Transfer and European Markets for the Global Mortgage Group of Arch Capital. Mr. Fearon joined Arch Capital in September 2012 and previously served as the Chief Actuary of the Global Mortgage Group. Prior to joining Arch, Mr. Fearon was Associate Director and Actuary for KPMG Dublin from 2008 to 2012. From 2003 to 2008, he was Pricing Actuary for Aviva General Insurance Ltd. Mr. Fearon is a Fellow of the Institute and Faculty of Actuaries and holds a B.Sc. in Actuarial Mathematics from Dublin City University. He also completed the Program for Leadership Development from Harvard Business School.

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H. Beau Franklin, 52, is President and Chief Executive Officer, an Arch Capital position, for the International Mortgage Group. He joined Arch Capital in 2008 to assist in the development of the mortgage insurance segment and left in early 2010 to pursue personal interests. In 2012, Mr. Franklin consulted with Arch Capital to determine the feasibility of developing an Australian domiciled mortgage insurer. From May 2015 to September 2017, Mr. Franklin was appointed Chief Executive Officer of Arch LMI Pty Ltd. Prior to joining Arch, and for the period from 1998 to September 2008, Mr. Franklin was President and Chief Executive Officer of Financial Security Assurance International Ltd., and a director of XL Financial Assurance Ltd., which later became Syncora Capital Assurance Ltd. Mr. Franklin holds a B.A. from Bond University in Australia.
Jerome Halgan, 48, was appointed Chief Executive Officer of Arch Re Bermuda in January 2018. Mr. Halgan joined Arch in 2009 as Senior Underwriter with Arch Re Bermuda in Bermuda before being promoted to Chief Underwriting Officer in June 2012. He then took on the role of President of Arch Re (U.S.) in August 2014, a position he held until January 2016, when he was named Chairman, President and Chief Executive Officer of Arch Re (U.S.) before assuming his current role. Prior to Arch, Mr. Halgan worked with the Berkshire Hathaway Reinsurance Group as a Vice President from 2001 to 2009 and with Sorema N.A. Reinsurance Group from 1996 to 2001 with responsibilities within property underwriting and business analysis. Mr. Halgan holds an M.B.A. from the Stern School of Business and an engineering degree from the École Supérieure d’Électricité in France.
James Haney, 56, is Vice President and mortgage underwriter for Arch Re Bermuda. Mr. Haney joined Arch in January 2014 upon Arch Capital’s purchase of assets from PMI, where he spent eight years as PMI’s Director - Risk Transfer and Structured Transactions. Prior to PMI, Mr. Haney was the Director - Corporate Development, Acquisitions, and Finance for Irwin Home Equity Corporation from 1995 to 2006. From 1989 to 1994, he was an analyst in the mortgage trading group at Credit Suisse First Boston. Mr. Haney holds a B.S. in Operations Research from Columbia University School of Engineering and Applied Science and an M.B.A. from St. Mary’s College of California.
Chris Hovey, 55, is Chief Operations Officer of Arch Capital Services LLC. From July 2018 to January 2020, Mr. Hovey served as Executive Vice President and Chief Information Officer at Arch Capital Services LLC. Prior to that, he held the role of Chief Operating Officer of Arch Mortgage Insurance Company. Before joining Arch, Mr. Hovey acted as Chief Operating Officer for PMI since 2011. He also served as Senior Vice President of servicing operations and loss management for PMI, which he originally joined in 2002. Mr. Hovey holds a B.A. from San Francisco State University and an M.B.A. from Saint Mary’s College in Moraga, California.
W. Preston Hutchings, 65, is Senior Advisor of Arch Capital. He served as President of AIM from April 2006 to June 2021, Chief Investment Officer from July 2005 to June 2021 and Senior Vice President of Arch Capital from July 2005 to December 2021. Prior to joining Arch Capital, Mr. Hutchings was at RenaissanceRe Holdings Ltd. from 1998 to 2005, serving as Senior Vice President and Chief Investment Officer. Previously, he was Senior Vice President and Chief Investment Officer of Mid Ocean Reinsurance Company Ltd. from January 1995 until its acquisition by XL Group plc in 1998. Mr. Hutchings began his career as a fixed income trader at J.P. Morgan & Co., working for the firm in New York, London and Tokyo. He graduated in 1978 with a B.A. from Hamilton College and received an M.A. in Jurisprudence from Oxford University in 1981, where he studied as a Rhodes Scholar.
Pierre Jal, 44, was appointed Global Chief Underwriting Officer for Arch Re Bermuda in November 2017. Mr. Jal joined Arch Re Europe as an underwriter/actuary in July 2007. He was appointed to senior international casualty/specialty underwriter in 2011. In 2012, Mr. Jal was appointed Chief Underwriting Officer P&C for Arch Re Europe. He was promoted to Chief Underwriting Officer in 2014. Prior to joining Arch, Mr. Jal held various underwriting and actuarial positions. From 2005 to 2007, he served as Underwriter/Head of Actuarial Department, of Scor Global P&C in Switzerland. From 2004 to 2005, he was first pricing actuary in charge of Nordics and the Netherlands before being promoted to reinsurance underwriter in charge of the French Market at Alea in Switzerland. Prior to this, Mr. Jal was an actuarial consultant at GECALUX in Luxemburg from 2002 to 2004. He started his reinsurance career in 2001 as a reinsurance pricing actuary at Gerling Globale Re in France. Mr. Jal holds an M.Sc. in Actuarial Science and is a fully qualified Member of the French Institute of Actuaries.
François Morin, 54, is Executive Vice President, Chief Financial Officer and Treasurer of Arch Capital, a position he has held since May 2018. Prior to such position, Mr. Morin served as Senior Vice President, Chief Risk Officer and Chief Actuary of Arch Capital, a position he held since May 2015. He joined Arch Capital in October 2011 as Chief Actuary and Deputy Chief Risk Officer. From January 1990 through September 2011, Mr. Morin served in various roles for Towers Watson & Co. and its predecessor firm, Towers Perrin Forster & Crosby, including its actuarial division, Tillinghast. He holds a B.Sc. in Actuarial Science from Université Laval in Canada. He is a Fellow of the Casualty Actuarial Society, a Chartered

2022 PROXY STATEMENT |	84

Financial Analyst, a Chartered Enterprise Risk Analyst and a Member of the American Academy of Actuaries.
David J. Mulholland, 55, has served as Senior Vice President and Chief Administrative Officer of AIM since November 2011. Prior to November 2011, he served as Vice President at AIM, which he joined in January 2006. Prior to that time, he spent 11 years at STW Fixed Income Management where he held the title of Principal and Portfolio Manager. From 1990 to 1994, he worked as a money market and foreign exchange trader in the treasury department of the Bank of Butterfield in Bermuda. Mr. Mulholland holds a B.S. with a concentration in finance from Boston University.
Chiara Nannini, 42, has practiced law at Conyers since 2008, where she has been a director since 2017. Ms. Nannini obtained a B.A. in Politics and Italian from the University of Virginia in 2003 and received her law degree from the London School of Economics and Political Science in 2006. Since joining Conyers, Ms. Nannini was based in Conyers’ São Paulo, Brazil office from 2010 to 2013.
Maamoun Rajeh, 51, has served as Chairman and Chief Executive Officer of Arch Worldwide Reinsurance Group since October 2017. From July 2014 to September 2017, he was Chairman and Chief Executive Officer of Arch Re Bermuda. He joined Arch Re Bermuda in 2001 as an underwriter, ultimately becoming Chief Underwriting Officer in November 2005. Most recently, he was President and Chief Executive Officer of Arch Re Europe from October 2012 to July 2014. From 1999 to 2001, Mr. Rajeh served as Assistant Vice President at HartRe, a subsidiary of The Hartford Financial Services Group, Inc. Mr. Rajeh also served in several business analysis positions at the United States Fidelity and Guarantee Company between 1992 and 1996 and as an underwriter at F&G Re from 1996 to 1999. He has a B.S. from The Wharton School of Business of the University of Pennsylvania and he is a Chartered Property Casualty Underwriter.

Christine Todd, 55, is Senior Vice President, Chief Investment Officer of Arch Capital and President of AIM. She joined Arch in June 2021 and has responsibility for setting the firm’s investment strategy and managing the day-to-day operations of the investment portfolio. Prior to joining Arch, Ms. Todd was Head of Fixed Income, U.S., for Amundi US from February 2019 to May 2021. She has also held executive roles at Neighborly Investments, Standish Mellon Asset Management Company LLC and Gannett, Welsh & Kotler. She is a Chartered Financial Analyst and holds a B.A. from Georgetown University and an M.B.A. from Boston University.
Required Vote
The affirmative vote of a majority of the voting power of all of our issued and outstanding common shares represented at the Annual Meeting will be required for the election of Designated Company Directors.
Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL.

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ANNEX A—GENERAL INFORMATION

Internet Availability of Proxy Materials
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 4, 2022: For the convenience of our shareholders, this Proxy Statement and the 2021 Annual Report for the Annual Meeting to be held on May 4, 2022 are available at: proxyvote.com.
Notice and Access
We are furnishing proxy materials to our shareholders primarily via the internet under the SEC’s “Notice and Access” rules. On or about March 25, 2022, we expect to mail to our shareholders a Notice of Internet Availability containing instructions on how to access our proxy materials, including our Proxy Statement and 2021 Annual Report. The Notice of Internet Availability also will instruct you on how to access and submit your proxy through the internet, by phone or with your mobile device.
We are providing internet distribution of our proxy materials to expedite receipt by shareholders, reduce costs and conserve paper. However, if you would like to receive printed proxy materials, please follow the instructions on the Notice of Internet Availability.
Electronic Access to Proxy Materials
This Proxy Statement and our 2021 Annual Report are available at proxyvote.com or at the Company’s website,
archgroup.com. If you received paper copies of this year’s Proxy Statement and Annual Report by mail, you can elect to receive an e-mail message in the future that will provide a link to those documents on the internet. By opting to access your proxy materials via the internet, you will:
▪ gain faster access to your proxy materials;
▪ help reduce production and mailing costs;
▪ reduce the amount of mail you receive; and
▪ save paper.
If you have already enrolled in the electronic access service, you will continue to receive your proxy materials by e-mail, unless and until you change your delivery preference.
Registered and Beneficial Shareholders may enroll in the electronic proxy and annual report access service for future annual general meetings by registering at proxyvote.com. If you vote via the internet, simply follow the prompts that link you to that website.

Shareholders Entitled to Vote and Voting Standard
Our Board set March 8, 2022 as the record date for the Annual Meeting. This means that shareholders as of the close of business on that date are entitled to receive this notice of the Annual Meeting and vote at the Annual Meeting and any and all postponements or adjournments of the Annual Meeting.
On the record date, there were 378,556,205 common shares issued and outstanding and entitled to vote, subject to our bye-laws (described below). At that date, there were an estimated 1,005 holders of record and approximately 161,235 beneficial holders of the common shares. Each holder of record of shares on the record date is entitled to cast one vote per share, subject to the limitations described below. Only holders of the Company’s common shares may vote at the Annual Meeting. The Company’s outstanding preferred shares have no voting rights (except in very limited circumstances, which do not currently apply).
How to Vote
You are encouraged to vote in advance of the Annual Meeting, even if you are planning to attend.

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You can use any of the following methods listed to vote. Make sure you have your Notice, proxy card or Voting Instruction Form in hand and follow the instructions.
Registered Shareholders
Shareholders who hold their shares directly with our stock registrar, American Stock Transfer & Trust Company, can vote any one of several ways.
Via the Internet: Visit proxyvote.com and follow the instructions on the website.
If you vote via the internet or by phone, your voting instructions may be transmitted until 11:59 p.m. Eastern Daylight Time on May 3, 2022.
By Phone: Call 1-800-690-6903 and follow the voice prompts.
By Mail: Sign, date and return the proxy card.
By QR Code: Scan the QR Code on your proxy card, Notice or Voting Instruction Form to vote with your mobile device.
Attending the Meeting: Attend the Annual Meeting, or send a personal representative with an appropriate proxy, to vote by ballot at the meeting (see below “Annual Meeting Attendance”).
Beneficial Shareholders
Shareholders who hold their shares beneficially through an institutional holder of record such as a bank or broker (sometimes referred to as holding shares “in street name”), will receive voting instructions from that holder of record. If you wish to vote at the Annual Meeting, you must obtain a legal proxy from the holder of record of your shares and present it at the meeting.

Quorum; Votes Required for Approval
The presence of two or more persons representing, in person or by proxy, including proxies properly submitted by mail, telephone or internet, at least a majority of the voting power of our shares issued and outstanding and entitled to vote at the Annual Meeting is necessary to constitute a quorum. If a quorum is not present, the Annual Meeting may be adjourned until a quorum is obtained. The affirmative vote of a majority of the voting power of the shares represented at the Annual Meeting will be required for approval of each of the proposals, except for Item 1 as described below and Item 2, which is advisory and does not have a required vote.
With respect to Item 1, in any uncontested election of directors, the affirmative vote of a majority of the votes cast will be required to elect each director. In the event of a director election in which the number of director nominees exceeds the number of directors to be elected, the directors will be elected by a plurality of the votes cast for such directors. Our Corporate Governance Guidelines provide that in an uncontested election, any nominee for director who fails to receive a majority of the votes cast in such election will be obligated to tender his or her resignation to the Board. The Nominating and Governance Committee or other Committee designated by our Board will consider any such resignation and make a recommendation to the Board whether to accept or reject the resignation. The Board would then be required to accept or reject the resignation within 90 days following certification of the election results, taking into account all relevant facts and circumstances, and would publicly disclose its reasons if the resignation is not accepted.
An automated system administered by our distribution and tabulation agent will tabulate votes cast by proxy at the Annual Meeting, and our inspector will tabulate votes cast during the Annual Meeting. Abstentions and broker non-votes (i.e., shares held by a broker which are represented at the meeting but with respect to which such broker does not have discretionary authority to vote on a particular proposal) will be counted for purposes of determining whether or not a quorum exists. Abstentions will not be considered in determining the number of votes necessary for approval of Item 1 and will be considered in determining the number of votes necessary for approval of Items 3, 4 and 5.
Several of our officers and directors will be present at the Annual Meeting and available to respond to questions. Our independent auditors are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

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Effect of Your Proxy
Your proxy authorizes another person to vote your shares on your behalf at the Annual Meeting.
If your valid proxy is received by internet, telephone or mail before the deadline, the persons designated as proxies will vote your shares per your directions. We have designated two of our officers as proxies for the 2022 Annual Meeting—Marc Grandisson and François Morin.
Should any other matter not referred to in this Proxy Statement properly come before the meeting, the designated proxies will vote in their discretion. If any Director nominee should refuse or be unable to serve, an event that is not anticipated, your shares will be voted for the person designated by the Board to replace such nominee or, alternatively, the Board may reduce the number of Directors on the Board.

Effect of Not Casting Your Vote
Registered Shareholders
When a valid proxy is received, but specific choices are not indicated, the designated proxies will vote as recommended by the Board.
Beneficial Shareholders
It is critical that you cast your vote if you want it to count in the election of directors and most other items on the agenda. Under applicable regulations, if you hold your shares beneficially and do not instruct your bank, broker or other holder of record on how to vote your shares, the holder of record will only have discretion to vote your uninstructed shares on the appointment of our independent registered public accounting firm (Item 4). The holder of record will not have discretion to vote your uninstructed shares on the election of four Class III directors (Item 1), the advisory vote to approve named executive officer compensation (Item 2), the approval of the 2022 Arch Capital Group Ltd. Long-Term Incentive and Share Award Plan (Item 3) or the election of certain individuals as Designated Company Directors of certain of our non-U.S. subsidiaries, as required by our bye-laws (Item 5), resulting in “broker non-votes” on those items.

Revoking Your Proxy or Changing Your Vote
You may change your vote at any time before the proxy is exercised.
Registered Shareholders
If you voted by mail, you may revoke your proxy at any time before it is exercised by executing and delivering a timely and valid later-dated proxy, by voting by ballot at the meeting or by giving written notice to the Secretary. If you voted via the internet or by phone, you may change your vote with a timely and valid later internet or telephone vote, or by voting by ballot at the meeting.
Attendance at the meeting will not have the effect of revoking a proxy unless (1) you give proper written notice of revocation to the Secretary before the proxy is exercised, or (2) you vote by ballot at the meeting.
Beneficial Shareholders
Follow the specific directions provided by your bank, broker or other holder of record to change or revoke any voting instructions you have already provided. Alternatively, you may vote your shares by ballot at the meeting if you obtain a legal proxy from your holder of record and present it at the meeting.

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Annual Meeting Attendance
If you were a shareholder as of the record date, March 8, 2022, you are invited to attend our Annual Meeting.
Where: virtualshareholdermeeting.com/ACGL2022
To log in to the Annual Meeting as a shareholder, a control number will be required. For registered shareholders, the control number can be found on your proxy card, voting instruction form or notice to shareholders.
Submitting Questions in Advance:
Any questions for the Annual Meeting must be submitted in advance at shareholderinfo@archgroup.com by 11:59 p.m. Eastern Daylight Time on May 1, 2022.
Date:
Wednesday, May 4, 2022
Time:
12:00 p.m. Eastern Daylight Time

Limitation on Voting Under Our Bye-laws
Under our bye-laws, if the votes conferred by shares of the Company, directly or indirectly or constructively owned (within the meaning of Section 958 of the Internal Revenue Code of 1986, as amended (the “Code”)), by any U.S. person (as defined in Section 7701(a)(30) of the Code) would otherwise represent more than 9.9% of the voting power of all shares entitled to vote generally at an election of directors, the votes conferred by such shares or such U.S. person will be reduced, subject to certain exceptions, by whatever amount is necessary so that after any such reduction the votes conferred by the shares of such person will constitute 9.9% of the total voting power of all shares entitled to vote generally at an election of directors. There may be circumstances in which the votes conferred on a U.S. person are reduced to less than 9.9% as a result of the operation of our bye-laws because of shares that may be attributed to that person under the Code.
Notwithstanding the provisions of our bye-laws described above, after having applied such provisions as best as they consider reasonably practicable, the Board may make such final adjustments to the aggregate number of votes conferred by the shares of any U.S. person that they consider fair and reasonable in all the circumstances to ensure that such votes represent 9.9% of the aggregate voting power of the votes conferred by all shares of Arch Capital entitled to vote generally at an election of directors.
In order to implement our bye-laws, we will assume that all shareholders are U.S. persons unless we receive assurances satisfactory to us that they are not U.S. persons.

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Proxy Solicitation
Proxies are being solicited by and on behalf of the Board. In addition to the use of the mail, proxies may be solicited by personal interview, phone, telegram and facsimile, in each case by our directors, officers and employees.
We have retained MacKenzie Partners, Inc. to aid in the solicitation of proxies and verify records related to the solicitation for a fee of approximately $12,500 plus expenses. We will reimburse brokerage houses, nominees, fiduciaries and other custodians for their costs in forwarding proxy materials. We may request by phone, facsimile, mail, electronic mail or other means the return of the proxy cards. Please contact MacKenzie Partners at 1-800-322-2885 with any questions you may have regarding our proposals.

Corporate Governance Materials
Shareholders can see our Board Committee Charters; Code of Business Conduct; Corporate Governance Guidelines and other corporate governance materials at archgroup.com. Copies of these documents, as well as additional copies of this Proxy Statement, are available to shareholders, without charge, upon request to:
Arch Capital Group Ltd.
Waterloo House, Ground Floor
100 Pitts Bay Road
Pembroke HM 08, Bermuda
Attention: Secretary
E-Mail: shareholderinfo@archgroup.com

Reduce Duplicate Mailings
We have adopted a procedure approved by the SEC called “householding.” Under this procedure, registered shareholders, who have the same address and last name and who receive either Notices or paper copies of the proxy materials in the mail, will receive only one copy of our proxy materials, or a single envelope containing the Notices for all shareholders at that address. This consolidated method of delivery will continue unless one or more of these shareholders notifies us that they would like to receive individual copies of proxy materials. This procedure reduces our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards or Notices that include each shareholder’s unique control number for voting the shares held in each account.

Registered Shareholders who wish to discontinue householding and receive separate copies of proxy materials may notify Broadridge by calling 1-866-540-7095, or send a written request to the Company’s Secretary at the address of our principal office.
Beneficial Shareholders may request information about householding from your bank, broker or other holder of record.

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Shareholder Proposals for the 2023 Annual General Meeting
To be included in our Proxy Statement and form of proxy relating to the 2023 annual general meeting, all proposals of security holders intended to be presented at the 2023 annual general meeting must be received by the Company not later than November 25, 2022 and must comply with Rule 14a-8 of the Exchange Act.
For any proposal that is not submitted for inclusion in next year’s Proxy Statement (as described in the preceding paragraph) but is instead sought to be presented directly at next year’s annual general meeting, the rules of the SEC permit management to vote proxies in its discretion if we do not receive notice of the proposal on or before the deadline for advance notice set forth in our bye-laws as described below.
Our bye-laws provide that any shareholder desiring to make a proposal or nominate a director at an annual general meeting must provide written notice of such proposal or nomination to the Secretary of the Company at least 50 days prior to the date of the annual general meeting at which such proposal or nomination is proposed to be voted upon (or, if less than 55 days’ notice of an annual general meeting is given, shareholder proposals and nominations must be delivered no later than the close of business of the seventh day following the day notice was mailed). The date of our 2023 annual general meeting is expected to be held no earlier than May 2, 2023 and no later than May 4, 2023. As a result, any shareholder desiring to make a proposal or nominate a director at an annual general meeting must provide written notice of such proposal or nomination no later than March 13 through March 15, 2023, as applicable. Any such proposal or nomination must include the information required under our bye-laws with respect to each proposal or nomination and the shareholder making such proposal or nomination.
A shareholder proponent must be a shareholder of the Company who was a shareholder of record both at the time of giving of notice and at the time of the annual general meeting and who is entitled to vote at the annual general meeting.
Proposals and other items of business should be directed to the attention of:
Arch Capital Group Ltd.
Waterloo House, Ground Floor
100 Pitts Bay Road
Pembroke HM 08, Bermuda
Attention: Secretary
E-Mail: shareholderinfo@archgroup.com

Contacting Our Board, Individual Directors and Committees
You can contact any of our directors by writing to them care of:
Arch Capital Group Ltd.
Waterloo House, Ground Floor
100 Pitts Bay Road
Pembroke HM 08, Bermuda
Attention: Secretary
E-Mail: shareholderinfo@archgroup.com
Employees and others who wish to contact the Board or any member of the Audit Committee to report any complaint or concern with respect to accounting, internal accounting controls or auditing matters, may do so anonymously by using the above address.

Registered and Principal Executive Offices

Our registered office is located at:	Our principal executive offices are located at:
Clarendon House 2 Church Street Hamilton HM 11, Bermuda Phone: (441) 295-1422	Waterloo House, Ground Floor 100 Pitts Bay Road Pembroke HM 08, Bermuda Phone: (441) 278-9250

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ANNEX B—ARCH CAPITAL GROUP LTD. 2022 LONG-TERM INCENTIVE AND SHARE AWARD PLAN
1.Purposes. The purposes of the 2022 Long-Term Incentive and Share Award Plan are to advance the interests of Arch Capital Group Ltd. and its shareholders by providing a means to attract, retain, and motivate employees and directors of the Company its subsidiaries and affiliates, to provide for competitive compensation opportunities, to encourage long-term service, to recognize individual contributions and reward achievement of performance goals, and to promote the creation of long-term value for shareholders by aligning the interests of such persons with those of shareholders. In consideration for the Participant’s continuous service to the Company, any Shares that are issued under the Plan shall be issued fully paid.

2.Definitions. For purposes of the Plan, the following terms shall be defined as set forth below:
“Affiliate” means any entity other than the Company and its Subsidiaries that is designated by the Board or the Committee as a participating employer under the Plan, provided that the Company directly or indirectly owns at least 20% of the combined voting power of all classes of stock of such entity or at least 20% of the ownership interests in such entity.
“Award” means any Option, SAR, Restricted Share, Restricted Share Unit, Performance Share, Performance Unit, Dividend Equivalent or Other Share-Based Award granted to an Eligible Person under the Plan.
“Award Agreement” means any written agreement, contract, or other instrument or document evidencing an Award.
“Beneficiary” means the person, persons, trust or trusts which have been designated by an Eligible Person in his or her most recent written beneficiary designation filed with the Company to receive the benefits specified under this Plan upon the death of the Eligible Person, or, if there is no designated Beneficiary or surviving designated Beneficiary, then the person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive such benefits.
“Board” means the Board of Directors of the Company.
“Cause” means, with respect to an Eligible Person, (a) theft or embezzlement by the Eligible Person with respect to the Company, its Subsidiaries or Affiliates; (b) malfeasance or negligence in the performance of the Eligible Person’s duties; (c) the commission by the Eligible Person of any felony or any crime involving moral turpitude; (d) willful or prolonged absence from work by the Eligible Person (other than by reason of disability due to physical or mental illness); (e) failure, neglect or refusal by the Eligible Person to adequately perform his or her duties and responsibilities as determined by the Company; (f) continued and habitual use of alcohol by the Eligible Person to an extent which materially impairs the Eligible Person’s performance of his or her duties without the same being corrected within ten (10) days after being given written notice thereof; or (g) the Eligible Person’s use of illegal drugs without the same being corrected within ten (10) days after being given written notice thereof. Notwithstanding the foregoing, in the event that an Eligible Person is party to an employment or similar agreement with the Company or any of its Subsidiaries or Affiliates and such agreement contains a definition of “Cause,” the definition of “Cause” set forth above shall be deemed replaced and superseded, with respect to such Eligible Person, by the definition of “Cause” used in such employment or similar agreement.
“Change in Control”, unless otherwise defined in an applicable Award Agreement, shall mean:
(A)    any person (within the meaning of the Exchange Act), other than a Permitted Person, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of Voting Securities representing 50% or more of the total voting power or value of all the then outstanding Voting Securities; or

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(B)    the individuals who, as of the date hereof, constitute the Board together with those who become directors subsequent to such date and whose recommendation, election or nomination for election to the Board was approved by a vote of at least a majority of the directors then still in office who either were directors as of such date or whose recommendation, election or nomination for election was previously so approved, cease for any reason to constitute a majority of the members of the Board; or
(C)    the consummation of a merger, consolidation, recapitalization, liquidation, sale or disposition by the Company of all or substantially all of the Company's assets, or reorganization of the Company, other than any such transaction which would (x) result in more than 50% of the total voting power and value represented by the voting securities of the surviving entity outstanding immediately after such transaction being beneficially owned by the former shareholders of the Company and (y) not otherwise be deemed a Change in Control under subparagraphs (A) or (B) of this definition.
Notwithstanding the foregoing, to the extent necessary to comply with Section 409A of the Code with respect to the payment of “non-qualified deferred compensation” (as defined for purposes of Section 409A of the Code), “Change in Control” shall be limited to a “change in control event” as defined under Section 409A of the Code.
“Code” means the Internal Revenue Code of 1986, as amended from time to time. References to any provision of the Code shall be deemed to include successor provisions thereto and regulations thereunder.
“Committee” means the Compensation Committee of the Board, or such other Board committee or subcommittee (or the entire Board) as may be designated by the Board to administer the Plan.
“Company” means Arch Capital Group Ltd., a company organized under the laws of Bermuda, or any successor company.
“Director” means a member of the Board who is not an employee of the Company, a Subsidiary or an Affiliate.
“Dividend Equivalent” means a right, granted under the Plan, to receive cash, Shares, or other property equal in value to dividends paid with respect to a specified number of Shares. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award, and may be paid currently or on a deferred basis.
“Eligible Person” means (i) an employee of the Company, a Subsidiary or an Affiliate, including any director who is an employee, and (ii) any Director. Notwithstanding any provisions of this Plan to the contrary, an Award may be granted to an employee, in connection with his or her hiring or retention prior to the date the employee first performs services for the Company, a Subsidiary or an Affiliate; provided, however, that any such Award shall not become vested or exercisable prior to the date the employee first performs such services.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time. References to any provision of the Exchange Act shall be deemed to include successor provisions thereto and regulations thereunder.
“Fair Market Value” means, with respect to Shares or other property, the fair market value of such Shares or other property determined by such methods or procedures as shall be established from time to time by the Committee. Unless otherwise determined by the Committee in good faith, the Fair Market Value of Shares shall mean the closing price per Share on the date (or, if the Shares were not traded on that day, the next preceding day that the Shares were traded) on the principal exchange or market system on which the Shares are traded, as such prices are officially quoted thereon.
“ISO” means any Option intended to be and designated as an incentive stock option within the meaning of Section 422 of the Code.
“NQSO” means any Option that is not an ISO.
“Option” means a right, granted under Section 5(b), to purchase Shares.
“Other Share-Based Award” means a right, granted under Section 5(h), that relates to or is valued by reference to Shares.
“Participant” means an Eligible Person who has been granted an Award under the Plan.

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“Performance Share” means a performance share granted under Section 5(f).
“Performance Unit” means a performance unit granted under Section 5(f).
“Permitted Persons” means (A) the Company; (B) any Related Party; or (C) any group (as defined in Rule 13b-3 under the Exchange Act) comprised of any or all of the foregoing.
“Plan” means this 2022 Long-Term Incentive and Share Award Plan.
“Related Party” means (A) a majority-owned subsidiary of the Company; (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any majority-owned subsidiary of the Company; or (C) any entity, 50% or more of the voting power of which is owned directly or indirectly by the shareholders of the Company in substantially the same proportion as their ownership of Voting Securities immediately prior to the transaction.
“Restricted Shares” means an Award of Shares under Section 5(d) that may be subject to certain restrictions and to a risk of forfeiture or reacquisition for no further consideration.

“Restricted Share Unit” means a right, granted under Section 5(e), to receive Shares or cash at the end of a specified deferral period.
“Rule 16b‑3” means Rule 16b‑3, as from time to time in effect and applicable to the Plan and Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.
“SAR” or “Share Appreciation Right” means the right, granted under Section 5(c), to be paid an amount measured by the difference between the exercise price of the right and the Fair Market Value of Shares on the date of exercise of the right, with payment to be made in cash, Shares, or property as specified in the Award or determined by the Committee.
“Shares” means common shares, $.0033 par value per share, of the Company, and such other securities as may be substituted for Shares pursuant to Section 4(c) hereof.
“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns shares possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.
“Voting Security” means any security of the Company which carries the right to vote generally in the election of directors.
3.Administration.
(a)    Authority of the Committee. The Plan shall be administered by the Committee, and the Committee shall have full and final authority to take the following actions, in each case subject to and consistent with the provisions of the Plan:
(i)    to select Eligible Persons to whom Awards may be granted;
(ii)    to designate Affiliates;
(iii)    to determine the type or types of Awards to be granted to each Eligible Person;
(iv)    to determine the type and number of Awards to be granted, the number of Shares to which an     Award may relate, the terms and conditions of any Award granted under the Plan (including, but not limited to, any exercise price, grant price, or purchase price, any restriction or condition, any schedule for lapse of restrictions or conditions relating to transferability or forfeiture, reacquisition, exercisability, or settlement of an Award, and waivers of performance or vesting conditions relating to an Award, based in each case on such considerations as the Committee shall determine), and all other matters to be determined in connection with an Award;

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(v)    to determine whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Shares, other Awards, or other property, or an Award may be cancelled, forfeited, reacquired, exchanged, or surrendered;
(vi)    to determine whether, to what extent, and under what circumstances cash, Shares, other Awards, or other property payable with respect to an Award will be deferred either automatically, at the election of the Committee, or at the election of the Eligible Person; provided that such deferral shall be structured with the intent to be in compliance with Section 409A of the Code;
(vii)    to prescribe the form of each Award Agreement, which need not be identical for each Eligible Person;
(viii)    to adopt, amend, suspend, waive, and rescind such rules and regulations and appoint such agents as the Committee may deem necessary or advisable to administer the Plan;
(ix)    to correct any defect or supply any omission or reconcile any inconsistency in the Plan and to construe and interpret the Plan and any Award, rules and regulations, Award Agreement, or other instrument hereunder;
(x)    to extend the period during which an Award is exercisable; and
(xi)    to make all other decisions and determinations as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan.
(b)    Manner of Exercise of Committee Authority. The Committee shall have sole discretion in exercising its authority under the Plan. Any action of the Committee with respect to the Plan shall be final, conclusive, and binding on all persons, including the Company, Subsidiaries, Affiliates, Eligible Persons, any person claiming any rights under the Plan from or through any Eligible Person, and shareholders. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to officers or managers of the Company or any Subsidiary or Affiliate the authority, subject to such terms as the Committee shall determine, to perform administrative functions and, with respect to Awards granted to persons not subject to Section 16 of the Exchange Act, to perform such other functions as the Committee may determine, to the extent permitted under Rule 16b‑3 (if applicable) and applicable law. Notwithstanding any provision of this Plan to the contrary, the Committee may grant Awards which are subject to the approval of the Board; provided that an Award shall be subject to Board approval only if the Committee expressly so states.
(c)    Limitation of Liability. Each member of the Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or other employee of the Company or any Subsidiary or Affiliate, the Company’s independent certified public accountants, or other professional retained by the Company to assist in the administration of the Plan. No member of the Committee, and no officer or employee of the Company acting on behalf of the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Committee and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination, or interpretation.
(d)    No Option or SAR Repricing Without Shareholder Approval. Except as provided in the first sentence of Section 4(c) hereof relating to certain anti-dilution adjustments, unless the approval of shareholders of the Company is obtained, (i) Options and SARs issued under the Plan shall not be amended to lower their exercise price, (ii) Options and SARs issued under the Plan will not be exchanged for other Options or SARs with lower exercise prices, (iii) Options and SARs issued under the Plan with an exercise price in excess of the Fair Market Value of the underlying Shares will not be exchanged for cash or other property, and (iv) no other action shall be taken with respect to Options or SARs that would be treated as a repricing under the rules of the principal stock exchange or market system on which the Shares are listed.
(e)    Limitation on Committee’s Authority Under 409A. Anything in this Plan to the contrary notwithstanding, the Committee’s authority to modify outstanding Awards shall be limited to the extent necessary so that the existence of such authority does not (i) cause an Award that is not otherwise deferred compensation subject to Section 409A of the Code to become deferred compensation subject to Section 409A of the Code or (ii) cause an Award that is otherwise deferred compensation subject to Section 409A of the Code to fail to meet the requirements prescribed by Section 409A of the Code.

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(f)    Award Vesting Limitations. Notwithstanding any provision of the Plan to the contrary, the Awards will be granted with vesting periods of not less than one year following the date the applicable Award is granted (other than in the case of death or disability); provided, however, that, notwithstanding the foregoing, Awards that result in the issuance of an aggregate of up to 5% of the Shares reserved for issuance under Section 4(a) may be granted to Eligible Persons without regard to such minimum vesting provisions.
4.Shares Subject to the Plan.
(a)    Subject to adjustment as provided in Section 4(c) hereof, the total number of Shares reserved for issuance under the Plan shall be 9,000,000; provided, however, that, subject to adjustment as provided in Section 4(c) hereof, no more than 6,000,000 Shares may be issued as ISOs. No Award may be granted if the number of Shares to which such Award relates, when added to the number of Shares previously issued under the Plan, exceeds the number of Shares reserved under the applicable provisions of the preceding sentence. If any Awards are forfeited, reacquired, cancelled, terminated, exchanged or surrendered or such Award is settled in cash or otherwise terminates without a distribution of Shares to the Participant, any Shares counted against the number of Shares reserved and available under the applicable provisions of the Plan with respect to such Award shall, to the extent of any such forfeiture, reacquisition, settlement, termination, cancellation, exchange or surrender, again be available for Awards under the Plan; provided, however, that Shares subject to an Award under the Plan may not again be made available for issuance under the Plan if such Shares are (x) Shares that were subject to an Option or a stock-settled SAR and were not issued upon the net settlement or net exercise of such Option or SAR, or (y) Shares delivered to or withheld by the Company to pay the exercise price or the withholding taxes under Options or SARs. For the avoidance of doubt, Shares delivered to or withheld by the Company to pay the withholding taxes under Awards (other than Options or SARs) shall again be available for Awards under the Plan. Upon the exercise of any Award granted in tandem with any other Awards, such related Awards shall be cancelled to the extent of the number of Shares as to which the Award is exercised.
(b)    Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or treasury Shares including Shares acquired by purchase in the open market or in private transactions.
(c)    In the event that the Committee shall determine that any dividend in Shares, recapitalization, Share split, reverse split, reorganization, merger, amalgamation, consolidation, spin-off, combination, repurchase, share exchange, extraordinary distribution or other similar corporate transaction or event, affects the Shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Eligible Persons under the Plan, then the Committee shall make such equitable changes or adjustments as it deems appropriate and, in such manner as it may deem equitable, (i) adjust any or all of (x) the number and kind of shares which may thereafter be issued under the Plan, (y) the number and kind of shares, other securities or other consideration issued or issuable in respect of outstanding Awards, and (z) the exercise price, grant price, or purchase price relating to any Award, or (ii) provide for a distribution of cash or property in respect of any Award; provided, however, in each case that, with respect to ISOs, such adjustment shall be made in accordance with Section 424(a) of the Code, unless the Committee determines otherwise; provided further, however, that no adjustment shall be made pursuant to this Section 4(c) that causes any Award that is not otherwise deferred compensation subject to Section 409A of the Code to be treated as deferred compensation pursuant to Section 409A of the Code. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria and performance objectives, if any, included in, Awards in recognition of unusual or non-recurring events (including, without limitation, events described in the preceding sentence) affecting the Company or any Subsidiary or Affiliate or the financial statements of the Company or any Subsidiary or Affiliate, or in response to changes in applicable laws, regulations, or accounting principles.
5.Specific Terms of Awards.
(a)    General. Awards may be granted on the terms and conditions set forth in this Section 5. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 8(d)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms regarding forfeiture of Awards or continued exercisability of Awards in the event of termination of service by the Eligible Person.
(b)    Options. The Committee is authorized to grant Options, which may be NQSOs or ISOs, to Eligible Persons on the following terms and conditions:
(i)    Exercise Price. The exercise price per Share purchasable under an Option shall be determined by the Committee; provided, however, that the exercise price per Share of an Option shall not be less than the Fair

2022 PROXY STATEMENT |	B-5

Market Value of a Share on the date of grant of the Option. The Committee may, without limitation, set an exercise price that is based upon achievement of performance criteria if deemed appropriate by the Committee.
(ii)    Option Term. The term of each Option shall be determined by the Committee, but such term shall not exceed ten years from the date of grant of the Option.
(iii)    Time and Method of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part (including, without limitation, upon achievement of performance criteria if deemed appropriate by the Committee), the methods by which such exercise price may be paid or deemed to be paid (including, without limitation, broker-assisted exercise arrangements), the form of such payment (including, without limitation, cash, Shares or other property), and the methods by which Shares will be delivered or deemed to be delivered to Eligible Persons.
(iv)    ISOs. The terms of any ISO granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, including but not limited to the requirement that no ISO shall be granted more than ten years after the earlier of the date of adoption or shareholder approval of the Plan. ISOs may only be granted to employees of the Company or a Subsidiary.
(c)    SARs. The Committee is authorized to grant SARs (Share Appreciation Rights) to Eligible Persons on the following terms and conditions:
(i)    Right to Payment. A SAR shall confer on the Eligible Person to whom it is granted a right to receive with respect to each Share subject thereto, upon exercise thereof, the excess of (1) the Fair Market Value of one Share on the date of exercise over (2) the exercise price per Share of the SAR as determined by the Committee as of the date of grant of the SAR (which shall not be less than the Fair Market Value per Share on the date of grant of the SAR and, in the case of a SAR granted in tandem with an Option, shall be equal to the exercise price of the underlying Option).
(ii)    Other Terms. The Committee shall determine the time or times at which a SAR may be exercised in whole or in part (which shall not be more than ten years after the date of grant of the SAR), the method of exercise, method of settlement, form of consideration payable in settlement, method by which Shares will be delivered or deemed to be delivered to Eligible Persons, whether or not a SAR shall be in tandem with any other Award, and any other terms and conditions of any SAR. Unless the Committee determines otherwise, a SAR (1) granted in tandem with a NQSO may be granted at the time of grant of the related NQSO or at any time thereafter or (2) granted in tandem with an ISO may only be granted at the time of grant of the related ISO.
(d)    Restricted Shares. The Committee is authorized to grant Restricted Shares to Eligible Persons on the following terms and conditions:
(i)    Issuance and Restrictions. Restricted Shares shall be subject to such restrictions on transferability and other restrictions as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including, without limitation, upon achievement of performance criteria if deemed appropriate by the Committee), in such installments or otherwise, as the Committee may determine. Except to the extent restricted under the Award Agreement relating to the Restricted Shares, an Eligible Person granted Restricted Shares shall have all of the rights of a shareholder including, without limitation, the right to vote Restricted Shares and the right to receive dividends thereon.
(ii)    Forfeiture. Except as otherwise determined by the Committee, upon termination of service during any applicable restriction period, Restricted Shares and any accrued but unpaid dividends or Dividend Equivalents that are at that time subject to restrictions shall be forfeited and reacquired by the Company; provided, however, that the Committee may determine that restrictions or forfeiture conditions relating to Restricted Shares will be waived in whole or in part in the event of terminations resulting from specified causes.
(iii)    Certificates for Shares. Restricted Shares granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Shares are registered in the name of the Eligible Person, such certificates shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Shares, and, unless otherwise determined by the Committee, the Company shall retain physical possession of the certificate.

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(iv)    Dividends. Dividends paid on Restricted Shares shall be either paid at the dividend payment date, or deferred for payment to such date, and subject to such conditions, as determined by the Committee, in cash or in restricted or unrestricted Shares having a Fair Market Value equal to the amount of such dividends. Unless otherwise determined by the Committee, Shares distributed in connection with a Share split or dividend in Shares, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture and reacquisition to the same extent as the Restricted Shares with respect to which such Shares or other property has been distributed.
(e)    Restricted Share Units. The Committee is authorized to grant Restricted Share Units to Eligible Persons, subject to the following terms and conditions:
(i)    Award and Restrictions. Delivery of Shares or cash, as the case may be, will occur upon expiration of the deferral period specified for Restricted Share Units by the Committee (or, if permitted by the Committee, as elected by the Eligible Person). In addition, Restricted Share Units shall be subject to such restrictions as the Committee may impose (including, without limitation, the achievement of performance criteria if deemed appropriate by the Committee), which restrictions may lapse at the expiration of the deferral period or at earlier or later specified times, separately or in combination, in installments or otherwise, as the Committee may determine.
(ii)    Forfeiture. Except as otherwise determined by the Committee, upon termination of service (as determined under criteria established by the Committee) during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award Agreement evidencing the Restricted Share Units), or upon failure to satisfy any other conditions precedent to the delivery of Shares or cash to which such Restricted Share Units relate, all Restricted Share Units that are at that time subject to deferral or restriction shall be forfeited; provided, however, that the Committee may determine that restrictions or forfeiture conditions relating to Restricted Share Units will be waived in whole or in part in the event of termination resulting from specified causes.
(iii)    Dividend Equivalents. Unless otherwise determined by the Committee at the date of grant, Dividend Equivalents on the specified number of Shares covered by a Restricted Share Unit shall be either (A) paid with respect to such Restricted Share Unit at the dividend payment date in cash or in restricted or unrestricted Shares having a Fair Market Value equal to the amount of such dividends, or (B) deferred with respect to such Restricted Share Unit and the amount or value thereof automatically deemed reinvested in additional Restricted Share Units or other Awards, as the Committee shall determine.
(f)    Performance Shares and Performance Units. The Committee is authorized to grant Performance Shares or Performance Units or both to Eligible Persons on the following terms and conditions:
(i)    Performance Period. The Committee shall determine a performance period (the “Performance Period”) of one or more years or other periods and shall determine the performance objectives for grants of Performance Shares and Performance Units. Performance objectives may vary from Eligible Person to Eligible Person and shall be based upon the performance criteria as the Committee may deem appropriate. The performance objectives may be determined by reference to the performance of the Company, or of a Subsidiary or Affiliate, or of a division or unit of any of the foregoing. Performance Periods may overlap and Eligible Persons may participate simultaneously with respect to Awards for which different Performance Periods are prescribed.
(ii)    Award Value. The Committee shall determine for each Eligible Person or group of Eligible Persons with respect to that Performance Period the range of number of Shares, if any, in the case of Performance Shares, and the range of dollar values, if any, in the case of Performance Units, which may be fixed or may vary in accordance with such performance or other criteria specified by the Committee, which shall be paid to an Eligible Person as an Award if the relevant measure of Company performance for the Performance Period is met.
(iii)    Significant Events. If during the course of a Performance Period there shall occur significant events as determined by the Committee which the Committee expects to have a substantial effect on a performance objective during such period, the Committee may revise such objective.
(iv)    Forfeiture. Except as otherwise determined by the Committee, upon termination of service during the applicable Performance Period, Performance Shares and Performance Units for which the Performance Period was prescribed shall be forfeited; provided, however, that the Committee may determine

2022 PROXY STATEMENT |	B-7

that restrictions or forfeiture conditions relating to Performance Shares and Performance Units will be waived in whole or in part in the event of terminations resulting from specified causes.
(v)    Payment. Each Performance Share or Performance Unit may be paid in whole Shares, or cash, or a combination of Shares and cash either as a lump sum payment or in installments, all as the Committee shall determine, at the time of grant of the Performance Share or Performance Unit or otherwise, commencing at the time determined by the Committee.
(g)    Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to Eligible Persons. The Committee may provide, at the date of grant or thereafter, that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Shares, or other investment vehicles as the Committee may specify, provided that unless otherwise determined by the Committee, Dividend Equivalents (other than freestanding Dividend Equivalents) shall be subject to all conditions and restrictions of any underlying Awards to which they relate.
(h)    Other Share-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Eligible Persons such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares, as deemed by the Committee to be consistent with the purposes of the Plan, including, without limitation, other rights convertible or exchangeable into Shares, purchase rights for Shares, Awards with value and payment contingent upon performance of the Company or any other factors designated by the Committee, and Awards valued by reference to the performance of specified Subsidiaries or Affiliates. The Committee shall determine the terms and conditions of such Awards consistent with the provisions of this Plan. Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 5(h) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Shares or other property, as the Committee shall determine. Cash awards, as an element of or supplement to any other Award under the Plan, shall also be authorized pursuant to this Section 5(h).
6.Certain Provisions Applicable to Awards.
(a)    Stand-Alone, Additional, Tandem and Substitute Awards. Awards granted under the Plan may, in the discretion of the Committee, be granted to Eligible Persons either alone or in addition to, in tandem with, or in exchange or substitution for, any other Award granted under the Plan or any award granted under any other plan or agreement of the Company, any Subsidiary or Affiliate, or any business entity to be acquired by the Company or a Subsidiary or Affiliate, or any other right of an Eligible Person to receive payment from the Company or any Subsidiary or Affiliate. Awards may be granted in addition to or in tandem with such other Awards or awards, and may be granted either as of the same time as or a different time from the grant of such other Awards or awards. Subject to the provisions of Section 3(d) hereof prohibiting Option and SAR repricing without shareholder approval, the per Share exercise price of any Option, grant price of any SAR, or purchase price of any other Award conferring a right to purchase Shares which is granted, in connection with the substitution of awards granted under any other plan or agreement of the Company or any Subsidiary or Affiliate, or any business entity to be acquired by the Company or any Subsidiary or Affiliate, shall be determined by the Committee, in its discretion.
(b)    Term of Awards. The term of each Award granted to an Eligible Person shall be for such period as may be determined by the Committee; provided, however, that in no event shall the term of any Option or SAR exceed a period of ten years from the date of its grant (or, in the case of an ISO, such shorter period as may be applicable under Section 422 of the Code).
(c)    Form of Payment Under Awards. Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or a Subsidiary or Affiliate upon the grant, maturation, or exercise of an Award may be made in such forms as the Committee shall determine at the date of grant or thereafter, including, without limitation, cash, Shares, or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis; provided that any such deferral shall be intended to be in compliance with Section 409A of the Code. The Committee may make rules relating to installment or deferred payments with respect to Awards, including the rate of interest to be credited with respect to such payments, and the Committee may require deferral of payment under an Award if, in the sole judgment of the Committee, it may be necessary in order to avoid nondeductibility of the payment under Section 162(m) of the Code.
(d)    Nontransferability. Except as set forth below and except for vested Shares, Awards shall not be transferable by an Eligible Person except by will or the laws of descent and distribution (except pursuant to a Beneficiary

B-8	| 2022 PROXY STATEMENT

designation) and shall be exercisable during the lifetime of an Eligible Person only by such Eligible Person or his guardian or legal representative. Notwithstanding the foregoing, if the Committee expressly so provides in the applicable Award Agreement (at the time of grant or at any time thereafter), an Award (other than an ISO) granted hereunder may be transferred by a Participant to members of his or her “immediate family”, to a trust established for the exclusive benefit of solely one or more members of the Participant’s “immediate family”, or to a partnership, limited liability company or other entity under which the only partners, members or equity holders are one or more members of the Participant’s “immediate family.” Any Award held by the transferee will continue to be subject to the same terms and conditions that were applicable to the Award immediately prior to the transfer, except that the Award will be transferable by the transferee only by will or the laws of descent and distribution. For purposes hereof, “immediate family” means the Participant’s children, stepchildren, grandchildren, parents, stepparents, grandparents, spouse, siblings (including half brothers and sisters), in-laws, and relationships arising because of legal adoption. An Eligible Person’s rights under the Plan may not be pledged, mortgaged, hypothecated, or otherwise encumbered, and shall not be subject to claims of the Eligible Person’s creditors.
(e)    Restrictive Covenants. The Committee may, by way of the Award Agreements or otherwise, establish such other terms, conditions, restrictions and/or limitations, if any, of any Award, provided they are not inconsistent with the Plan, including, without limitation, the requirement that the Participant not engage in competition with, solicit customers or employees of, or disclose or use confidential information of, the Company or its Affiliates.
(f)    No Dividends or Dividend Equivalents on Unvested Awards. Notwithstanding any provision of this Plan to the contrary, dividends and Dividend Equivalents shall not be paid with respect to unvested Awards prior to the time of vesting of the underlying Award, or portion thereof, with respect to which the dividend or Dividend Equivalent is accrued.
7.Change in Control Provisions. Unless otherwise provided in the applicable Award Agreement, notwithstanding any other provision of this Plan to the contrary, upon a Change in Control:
(a)    Awards Assumed or Substituted by Surviving Entity. With respect to Awards assumed by the surviving entity or otherwise equitably converted or substituted in connection with a Change in Control: if within two years after the effective date of the Change in Control, a Participant’s employment is terminated without Cause or the Participant resigns for Good Reason, then (i) all of that Participant’s outstanding Options, SARs and other Awards in the nature of rights that may be exercised shall become fully vested and exercisable, (ii) all time-based vesting restrictions on his or her outstanding Awards shall lapse, and (iii) the payout level under all of that Participant’s performance-based Awards that were outstanding immediately prior to effective time of the Change in Control shall be determined and deemed to have been earned as of the date of termination based upon the greater of: (A) an assumed achievement of all relevant performance goals at the “target” level pro-rated based upon the number of days within the performance period that have elapsed prior to the termination of employment date, or (B) the actual level of achievement of all relevant performance goals (measured as of the latest date immediately preceding the date of termination for which performance can, as a practical matter, may be determined), and, in either such case, there shall be a payout to such Participant within sixty (60) days following the termination of employment date (unless a later date is required by Section 8(l) hereof). With regard to each Award, a Participant shall not be considered to have resigned for Good Reason unless either (i) the Award Agreement includes such provision (and Good Reason shall be as defined therein), or (ii) the Participant is party to an employment, severance or similar agreement with the Company or an Affiliate that includes provisions in which the Participant is permitted to resign for Good Reason (and Good Reason shall be as defined therein). Any Awards shall thereafter continue or lapse in accordance with the other provisions of the Plan and the Award Agreement. To the extent that this provision causes ISOs to exceed the dollar limitation set forth in Code Section 422(d), the excess Options shall be deemed to be NQSOs.
(b)    Awards not Assumed or Substituted by Surviving Entity. Upon the occurrence of a Change in Control, and except with respect to any Awards assumed by the surviving entity or otherwise equitably converted or substituted in connection with the Change in Control in a manner approved by the Committee or the Board: (i) outstanding Options, SARs, and other Awards in the nature of rights that may be exercised shall become fully vested and exercisable, (ii) time-based vesting restrictions on outstanding Awards shall immediately lapse and such Awards shall become vested in full, and (iii) the target payout opportunities attainable under outstanding performance-based Awards shall be deemed to have been fully earned as of the effective date of the Change in Control based upon the greater of: (A) an assumed achievement of all relevant performance goals at the “target” level pro-rated based upon the number of days within the performance period that have elapsed prior to the Change in Control, or (B) the actual level of achievement of all relevant performance goals (measured as of the latest date immediately preceding the Change in Control for which performance can, as a practical matter, be determined), and, in either such case, there shall be a payout to Participants within sixty

2022 PROXY STATEMENT |	B-9

(60) days following the Change in Control (unless a later date is required by Section 8(l) hereof). Any Awards shall thereafter continue or lapse in accordance with the other provisions of the Plan and the Award agreement. To the extent that this provision causes ISOs to exceed the dollar limitation set forth in Code Section 422(d), the excess Options shall be deemed to be NQSOs.
8.General Provisions.
(a)    Compliance with Legal and Trading Requirements. The Plan, the granting and exercising of Awards thereunder, and the other obligations of the Company under the Plan and any Award Agreement, shall be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any stock exchange, regulatory or governmental agency as may be required. The Company, in its discretion, may postpone the issuance or delivery of Shares under any Award until completion of such stock exchange or market system listing or registration or qualification of such Shares or any required action under any state, federal or foreign law, rule or regulation as the Company may consider appropriate, and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Shares in compliance with applicable laws, rules and regulations. No provisions of the Plan shall be interpreted or construed to obligate the Company to register any Shares under federal, state or foreign law. The Shares issued under this Plan may be subject to such other restrictions on transfer as determined by the Committee.
(b)    No Right to Continued Employment or Service. Neither the Plan nor any action taken thereunder shall be construed as giving any employee or director the right to be retained in the employ or service of the Company or any of its Subsidiaries or Affiliates, nor shall it interfere in any way with the right of the Company or any of its Subsidiaries or Affiliates to terminate any employee’s or director’s employment or service at any time.
(c)    Taxes. The Company or any Subsidiary or Affiliate is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Shares, or any payroll or other payment to an Eligible Person, amounts of withholding and other taxes due in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Eligible Persons to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority, in the discretion of the Committee, to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of an Eligible Person’s tax obligations; provided, however, that the amount of tax withholding to be satisfied by withholding Shares may not exceed the maximum individual tax rate applicable in the relevant jurisdiction.
(d)    Changes to the Plan and Awards. The Board may amend, alter, suspend, discontinue, or terminate the Plan or the Committee’s authority to grant Awards under the Plan without the consent of shareholders of the Company or Participants, except that any such amendment, alteration, suspension, discontinuation, or termination shall be subject to the approval of the Company’s shareholders (i) to the extent such shareholder approval is required under the rules of any stock exchange or automated quotation system on which the Shares may then be listed or quoted, or (ii) as it applies to ISOs, to the extent such shareholder approval is required under Section 422 of the Code; provided, however, that, without the consent of an affected Participant, no amendment, alteration, suspension, discontinuation, or termination of the Plan may materially and adversely affect the rights of such Participant under any Award theretofore granted to him or her. The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate, any Award theretofore granted, prospectively or retrospectively; provided, however, that, without the consent of a Participant, no amendment, alteration, suspension, discontinuation or termination of any Award may materially and adversely affect the rights of such Participant under any Award theretofore granted to him or her.
(e)    No Rights to Awards; No Shareholder Rights. No Eligible Person or employee shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Eligible Persons and employees. No Award shall confer on any Eligible Person any of the rights of a shareholder of the Company unless and until Shares are duly issued or transferred to the Eligible Person in accordance with the terms of the Award.
(f)    Unfunded Status of Awards. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided, however, that the Committee may authorize the creation of trusts or make other arrangements to meet the Company’s obligations under the Plan to deliver cash, Shares, other Awards, or other property pursuant to any Award, which trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.

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(g)    Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of options and other awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.
(h)    Not Compensation for Benefit Plans. No Award payable under this Plan shall be deemed salary or compensation for the purpose of computing benefits under any benefit plan or other arrangement of the Company for the benefit of its employees or directors unless the Company shall determine otherwise.
(i)    No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. In the case of Awards to Eligible Persons, the Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.
(j)    Governing Law. The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan, and any Award Agreement shall be determined in accordance with the laws of New York without giving effect to principles of conflict of laws.
(k)    Effective Date; Plan Termination. The Plan shall become effective as of May 4, 2022 (the “Effective Date”), subject to approval by the shareholders of the Company. The Plan shall terminate as to future awards on February 25, 2032.
(l)    Section 409A. Awards granted under the Plan are intended to comply with, or be exempt from, the applicable requirements of Section 409A and Section 457A of the Code and shall be limited, construed and interpreted in accordance with such intent. Although the Company does not guarantee any particular tax treatment, to the extent that any Award is subject to Section 409A of the Code, it shall be paid in a manner that is intended to comply with Section 409A of the Code, including regulations and any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. No payment that constitutes deferred compensation under Section 409A of the Code that would otherwise be made under the Plan or an Award Agreement upon a termination of service will be made or provided unless and until such termination is also a “separation from service,” as determined in accordance with Section 409A of the Code. Notwithstanding the foregoing or anything elsewhere in the Plan or an Award Agreement to the contrary, if a Participant is a “specified employee” as defined in Section 409A of the Code at the time of “separation from service” with respect to an Award, then with regard to any payment or benefit that is considered deferred compensation under Section 409A payable on account of a “separation from service” that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code (after taking into account any applicable exceptions to such requirement), the commencement of any payments or benefits under the Award shall be deferred until the expiration of the six (6)-month period measured from the date of the Participant’s “separation from service,” or, if earlier, the Participant’s death (or such other period as required to comply with Section 409A). In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on a Participant by Sections 409A or 457A of the Code or any damages for failing to comply with Sections 409A or 457A of the Code.
(m)    Titles and Headings. The titles and headings of the sections in the Plan are for convenience of reference only. In the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

2022 PROXY STATEMENT |	B-11

ANNEX C—NON-GAAP FINANCIAL MEASURES
In presenting our results for purposes of compensation determinations, we include and discuss certain non-GAAP financial measures as defined in Regulation G. We believe that these non-GAAP financial measures, which may be defined differently by other companies, are important for an understanding of our overall results of operations and financial condition. However, they should not be viewed as a substitute for measures determined in accordance with GAAP.
After-tax operating income available to Arch common shareholders is defined as net income available to Arch common shareholders, excluding net realized gains or losses (which includes changes in the allowance for credit losses on financial assets and net impairment losses recognized in earnings), equity in net income or loss of investment funds accounted for using the equity method, net foreign exchange gains or losses, transaction costs and other, income taxes and loss on redemption of preferred shares. The table below presents the reconciliation of net income available to Arch common shareholders to after-tax operating income available to Arch common shareholders.
Annualized operating return on average common equity represents after-tax operating income available to Arch common shareholders divided by average common shareholders’ equity during the period. Management uses Operating ROE as a key measure of the return generated to our common shareholders.
The following table summarizes our consolidated financial data, including a reconciliation of net income available to Arch common shareholders to after-tax operating income available to Arch common shareholders. Each line item reflects the impact of our percentage ownership of Somers’ common equity through June 30, 2021. In July 2021, the Company announced the completion of the previously disclosed acquisition of Somers by Greysbridge Holdings Ltd., (“Greysbridge”). Based on the governing documents of Greysbridge, the Company has concluded that, while it will retain significant influence over Somers, Somers no longer constitutes a variable interest entity. Accordingly, effective July 1, 2021, Arch no longer consolidates the results of Somers in its consolidated financial statements and footnotes.

	Year Ended
	December 31,	December 31,
(U.S. Dollars in thousands, except share data)	2021	2020
Net income available to Arch common shareholders (a)	$2,093,405	$1,363,909
Net realized (gains) losses	(307,466)	(814,808)
Equity in net (income) of investment funds accounted for using the equity method	(366,402)	(146,693)
Net foreign exchange losses (gains)	(42,743)	80,591
Transaction costs and other	1,199	9,964
Loss on redemption of preferred shares	15,101	—
Income tax expense (benefit)	41,836	64,145
After-tax operating income available to Arch common shareholders (b)	$1,434,930	$557,108

Beginning common shareholders’ equity	$12,325,886	$10,717,371
Ending common shareholders’ equity	12,715,896	12,325,886
Average common shareholders’ equity (c)	$12,520,891	$11,521,629

Annualized return on average common equity (a)/(c)	16.7%	11.8%
Annualized operating return on average common equity (b)/(c)	11.5%	4.8%

C-1	| 2022 PROXY STATEMENT

Tangible book value per common share represents common shareholders’ equity available to Arch less goodwill and intangible assets (excluding amounts attributable to non-controlling interests). We believe that tangible book value per common share is useful to investors because it provides a more accurate measure of the realizable value of shareholder returns, excluding the impact of goodwill and intangible assets. The following table provides a reconciliation of book value per common share to tangible book value per common share:

	Year Ended
	December 31,	December 31,
(U.S. Dollars in thousands, except share data)	2021	2020
Total shareholders’ equity available to Arch	$13,545,896	$13,105,886
Less preferred shareholders’ equity	830,000	780,000
Common shareholders’ equity available to Arch (a)	$12,715,896	$12,325,886
Less: goodwill and intangible assets	941,962	681,943
Common shareholders’ equity available to Arch less goodwill and intangible assets (b)	$11,773,934	$11,643,943

Common shares and common share equivalents outstanding, net of treasury shares (c)	378,923,894	406,720,642

Book value per common share (a)/(c)	$33.56	$30.31
Tangible book value per common share (b)/(c)	$31.07	$28.63
Underwriting income represents the pre-tax profitability of our underwriting operations and includes net premiums earned plus other underwriting income, less losses and loss adjustment expenses, acquisition expenses and other operating expenses. Other operating expenses include those operating expenses that are incremental and/or directly attributable to our individual underwriting operations. Underwriting income or loss does not incorporate items included in the corporate segment. Refer to note 4, “Segment Information,” on pages 107-113 to the consolidated financial statements in our 2021 Annual Report for reconciliation of underwriting income to net income.

2022 PROXY STATEMENT |	C-2

Arch

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **proxyvote.com** **or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time on May 3, 2022. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **virtualshareholdermeeting.com/ACGL2022**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time on May 3, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D70600-P67238

TO VOTE FOR ON ALL PROPOSALS OR AGAINST ON ALL PROPOSALS OR TO ABSTAIN ON ALL PROPOSALS, MARK THE APPROPRIATE BOX. NO OTHER VOTE IS NECESSARY NOR WILL IT BE RECOGNIZED.

For All	Against All	Abstain All
☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
1a. John L. Bunce, Jr.	☐	☐	☐
1b. Marc Grandisson	☐	☐	☐
1c. Moira Kilcoyne	☐	☐	☐
1d. Eugene S. Sunshine	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. Advisory vote to approve named executive officer compensation.	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
4. To appoint PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2022.	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

5. To elect the nominees listed as Designated Company Directors so that they may be elected directors of certain of our non-U.S. subsidiaries.

	For	Against	Abstain
5a. Robert Appleby	☐	☐	☐
5b. Matthew Dragonetti	☐	☐	☐
5c. Seamus Fearon	☐	☐	☐
5d. H. Beau Franklin	☐	☐	☐
5e. Jerome Halgan	☐	☐	☐
5f. James Haney	☐	☐	☐
5g. Chris Hovey	☐	☐	☐
5h. W. Preston Hutchings	☐	☐	☐
5i. Pierre Jal	☐	☐	☐
5j. François Morin	☐	☐	☐
5k. David J. Mulholland	☐	☐	☐
5l. Chiara Nannini	☐	☐	☐
5m. Maamoun Rajeh	☐	☐	☐
5n. Christine Todd	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature [PLEASE SIGN WITHIN BOX] Date

ANNUAL GENERAL MEETING OF SHAREHOLDERS OF

ARCH CAPITAL GROUP LTD.

May 4, 2022

Please mark, sign and date this proxy card on the reverse side and return promptly in the enclosed envelope.

D70601-P67238

ARCH CAPITAL GROUP LTD.

PROXY CARD FOR ANNUAL GENERAL MEETING OF SHAREHOLDERS ON MAY 4, 2022

This proxy is solicited by the board of directors of Arch Capital Group Ltd. (the "Company").
The undersigned hereby appoints Marc Grandisson and François Morin as proxies, each with full power of substitution, to represent the undersigned and to vote all common shares of the Company held of record by the undersigned on March 8, 2022, or which the undersigned would otherwise be entitled to vote at the Annual General Meeting to be held on May 4, 2022, and any adjournment thereof, upon all matters that may properly come before the Annual General Meeting. **All shares eligible to be voted by the undersigned will be voted by the proxies named above in the manner specified on the reverse side of this card, and such proxies are authorized to vote in their discretion on such other matters as may properly come before the Annual General Meeting.**

The undersigned hereby acknowledges receipt of the Notice and Proxy Statement and the Company's Annual Report on Form 10-K for the year ended December 31, 2021, and hereby revokes all previously granted proxies.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSALS SET FORTH ON THE REVERSE SIDE.

Continued and to be signed on reverse side